AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 12, 1998
                                           REGISTRATION STATEMENT NO. 333-65737

--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                                AMENDMENT NO. 1

                                      TO
                                   FORM SB-2
                             REGISTRATION STATEMENT

                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                        CATHETER TECHNOLOGY GROUP, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                              3845                   52-2123035
(STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL    (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)  IDENTIFICATION NUMBER)


                                                                                               ALAN J. RABIN
                                                                                 CHIEF EXECUTIVE OFFICER AND PRESIDENT
                                                                                    CATHETER TECHNOLOGY GROUP, INC.
                            3 COMMERCE BOULEVARD                                         3 COMMERCE BOULEVARD
                         PALM COAST, FLORIDA 32164                                     PALM COAST, FLORIDA 32164
                                (904) 445-5450                                             (904) 445-5450
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,                      (ADDRESS, AND TELEPHONE NUMBER OF
 INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)   PRINCIPAL EXECUTIVE OFFICES AND PRINCIPAL PLACE OF BUSINESS)

                                ---------------

                                   COPY TO:

                           RANDOLPH H. FIELDS, ESQ.
                            GREENBERG TRAURIG, P.A.
                      111 NORTH ORANGE AVENUE, 20TH FLOOR
                            ORLANDO, FLORIDA 32801
                           TELEPHONE: (407) 420-1000
                           FACSIMILE: (407) 420-5909

                                ---------------

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

  As soon as practicable after this Registration Statement becomes effective.

                                ---------------

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [x]

                                ---------------

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------
                                                      PROPOSED
       TITLE OF EACH CLASS         AMOUNT TO BE    OFFERING PRICE   PROPOSEDAGGREGATE      AMOUNT OF
 OF SECURITIES TO BE REGISTERED     REGISTERED        PER SHARE     OFFERING PRICE(1)   REGISTRATION FEE
--------------------------------------------------------------------------------------------------------
Common Stock, $.10 par value.... 650,000 shares        $6.125         $3,981,250.00        $1,174.47
--------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act.

                                ---------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH WILL SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED NOVEMBER 12, 1998


PUBLIC OFFERING PROSPECTUS


                        CATHETER TECHNOLOGY GROUP, INC.

                                 COMMON STOCK

                           MAXIMUM -- 650,000 SHARES
                           MINIMUM -- 390,245 SHARES

                               ----------------

     This is a public offering of shares of common stock of Catheter Technology Group, Inc. We were formed for the purpose of becoming a holding company by acquiring, through a restructuring and a merger, all of the common stock of two medical device manufacturers, one which designs, manufactures and sells implantable cardiac pacemakers and pacemaker leads, and the other which designs, manufactures and sells cardiac catheters and catheter-related products, used in connection with the diagnosis and treatment of illnesses of the heart and circulatory system. The contemplated restructuring and the merger will result in the two medical device manufacturers becoming our operating subsidiaries. We have not conducted any business other than matters related to our formation and initial organization.

     We are offering a minimum of 390,245 shares and a maximum of 650,000 shares on a "best efforts" basis. All funds received from sales of shares will be deposited in an escrow account and will not be released unless certain conditions have been met within 60 days of the date of this prospectus. If the minimim is not sold within 60 days from the date of this Prospectus, the escrow agent will return all funds received from purchasers without interest or deduction. It is expected that the price range per share of common stock will be between $5.125 and $6.125.


     We intend to file an application with the Philadelphia Stock Exchange or other regional exchange to list the common stock. There is currently no public market for the common stock. The market price of the shares after this offering may be higher or lower than the public offering price. We expect to engage the assistance of independent broker-dealers to sell the shares. Participating dealers will receive a sales commission of up to 10%, and a non-accountable expense allowance of 3%, of the gross proceeds of sales they make.

                               ----------------

     THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER BEFORE YOU INVEST IN THE COMMON STOCK BEING SOLD WITH THIS PROSPECTUS.


--------------------------------------------------------------------------------

                                          PRICE TO                     PROCEEDS
                                           PUBLIC      COMMISSIONS    TO COMPANY
--------------------------------------------------------------------------------
Per Share ..............................   $            $               $
--------------------------------------------------------------------------------
Total Minimum (390,245 shares) .........   $            $               $
--------------------------------------------------------------------------------
Total Maximum (650,000 shares) .........   $            $               $
--------------------------------------------------------------------------------


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                     , 1998


                               TABLE OF CONTENTS


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                                                                        PAGE
                                                                       -----
Special Note About Forward-Looking Statements ......................     2
Prospectus Summary .................................................     3
Risk Factors .......................................................     6
Use of Proceeds ....................................................    16
Dividend Policy ....................................................    18
Capitalization .....................................................    19
Dilution ...........................................................    20
Unaudited Pro Forma Condensed Consolidated Financial Data ..........    21
Management's Discussion and Analysis of Financial Condition
 and Results of Operations .........................................    26
Merger .............................................................    41
Restructuring Merger ...............................................    46
Business ...........................................................    47
Management .........................................................    70
Executive Compensation .............................................    73
Certain Transactions ...............................................    77
Principal Shareholders .............................................    79
Description of Securities ..........................................    81
Shares Eligible for Future Sale ....................................    83
Plan of Distribution ...............................................    85
Legal Matters ......................................................    87
Experts ............................................................    88
Available Information ..............................................    88
Index to Financial Statements ......................................    F-1


                               ----------------

                 SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

     Some of the information in this Prospectus may contain forward-looking statements. Such statements can be identified by the use of forward-looking terminology such as "may," "will," "expect," "anticipate," "estimate," "continue" or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other "forward-looking" information. When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this Prospectus. The factors contained in the "Risk Factors" section beginning on page 5 and other factors noted throughout this Prospectus, including certain risks and uncertainties, could cause our actual results to differ materially from those contained in any forward-looking statement.

                              PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this Prospectus. It is not complete and may not contain all the information that is important to you. You should read the entire Prospectus carefully, including the "Risk Factors" section and the financial statements. Unless stated otherwise, all information with respect to our common stock has been adjusted to reflect the reverse split discussed in the paragraph immediately below.

                                  THE COMPANY

     We were recently organized as a direct, wholly-owned subsidiary of Cardiac Control Systems, Inc., ("Cardiac"). Through a merger, Cardiac will become our direct subsidiary (the "Restructuring Merger"). Simultaneously, through a different merger of another subsidiary of Cardiac with Electro-Catheter Corporation ("Electro"), Electro will become our indirect subsidiary and Cardiac's direct subsidiary ("the Merger"). A condition to the Merger is that Cardiac must effect a one-for-five reverse stock split of its common stock. As a result of the Restructuring Merger and the Merger, we will be a holding company with two operating subsidiaries, Cardiac and Electro.

     This offering will occur at the same time, and is conditioned upon, the completion of the Restructuring Merger and the Merger. We have only conducted business related to our formation and initial organization. Before the Merger is completed, we will apply to list our shares for trading on the Philadelphia Stock Exchange or other regional exchange. This is our initial public offering and no public market currently exists for our common stock. We cannot assure you that we can list our shares on the Philadelphia Stock Exchange or other regional exchange, or that we can maintain any such listing. Cardiac and Electro both have operating histories and have been listed in the Nasdaq Small Cap Market prior to Cardiac's delisting in 1991 and Electro's delisting in 1997. The information contained in this Prospectus relates to Cardiac, Electro and our company.

     CARDIAC. Cardiac designs, developes, manufacturers, markets and sells implantable leads and cardiac pacing systems, as well as designs, develops and manufacturers leads for use as components in the products of other companies on an original equipment manufacturing basis. These systems consist of single-chamber, dual-chamber and single-lead atrial-controlled ventricular cardiac pacemakers together with connecting electrode leads and equipment for the external programming and monitoring of the pacemakers. Cardiac has received classification (clearance) from the United States Food and Drug Administration (the "FDA") to distribute commercially products consisting of a line of single-chamber and dual-chamber pacemaker systems and a single-lead atrial-controlled ventricular cardiac pacing system. The equipment used for the external programming and monitoring of Cardiac's pacemaker products is usually loaned without charge to physicians and other purchasers of Cardiac's products. Cardiac's products are "medical devices" as defined by the Federal Food, Drug and Costmetics Act, as amended (the "FDA Act"), and thus are subject to Federal regulations enforced by the FDA, including restrictions on the commercial introduction of products and clinical testing requirements.

     ELECTRO. Electro designs, develops, manufacturers, markets and sells catheters and related devices used in connection with heart and circulatory system illnesses. Catheters are hollow tubes that can be passed through veins, arteries and other anatomical passageways. Electro has targeted electrophysiology as its focal area for future growth, but intends to maintain and develop products for the emergency care, invasive and non-invasive cardiology and invasive radiology markets. Electro also seeks to expand its original equipment manufacturing business to capitalize on its catheter technology expertise and its manufacturing capabilities. Electro produces a wide range of catheter products intended to be used by doctors and other trained hospital personnel for diagnostic as well as therapeutic purposes. Like Cardiac, the products of Electro are "medical devices" and are subject to the Federal regulations enforced by the FDA, including restrictions on the commercial introduction of products and clinical testing requirements relative to their marketing. Electro has received FDA authorization to market its principal existing products or is exempt from authorization requirements, as provided by law, for certain devices already in existence prior to amendment of the FDA Act.

                                  THE STRATEGY


     We expect that the combination of Cardiac and Electro with their related product lines will:

    /bullet/ give us the opportunity to improve operations and performance through the realization of operating synergies and cost savings;



    /bullet/ facilitate the commercialization of electrophysiology and other rhythm-management products from their existing products and new products developed by them; and

    /bullet/ serve as a "platform" to acquire or consolidate additional related products or other companies with related products.


     The cardiac catheter market is comprised of a large number of specialty niche companies, each with existing revenues and proprietary technologies that allow them to compete in selected segments. However, these companies are hindered in their efforts to compete effectively in their market and to raise capital due to their size, market valuations and other factors. We believe that the Restructuring Merger and the Merger will provide a platform to consolidate several of these companies into a larger entity that could capitalize on our existing management and manufacturing capabilities, operating synergies, and a larger revenue and technology base.


                                 THE OFFERING


Common Stock Offered.................   650,000 shares (maximum)
                                        390,245 shares (minimum)

Shares Outstanding After
 the Offering.........................  2,457,926 shares (maximum)(1)
                                        2,198,171 shares (minimum)(1)

Use of Proceeds......................   We intend to use the offering proceeds
                                        for repayment of certain debt, deferred
                                        salaries to officers, expenses of the
                                        Restructuring Merger and the Merger,
                                        working capital and general corporate
                                        purposes.

Escrow Agent.........................   American Stock Transfer & Trust
                                        Company is acting as escrow agent for
                                        the purpose of receiving and disbursing
                                        to us the proceeds from this offering.

Offering Period and Terms of
Subscription, Sale and Escrow........   Pending the sale of the minimum
                                        390,245 shares offered on a "best
                                        efforts" basis, all subscription
                                        payments, which are irrevocable, will be deposited in a non-interest bearing account by the escrow agent. This offering will close on or before 30 days from the date of this Prospectus (which period may be extended for up to an additional 30 days at our discretion).
                                        Unless at least the minimum 390,245
                                        shares are sold within that offering
                                        period, this offering will be withdrawn
                                        and the proceeds will be returned to
                                        the subscribers without interest or
                                        deduction. If the minimum 390,245
                                        shares are sold within the offering
                                        period, the remaining 259,755 shares
                                        will be offered for sale on a "best
                                        efforts" basis until the offering
                                        period ends. The escrow agent will not
                                        release the escrowed funds to us
                                        unless, before the end of the offering
                                        period, (1) we have received
                                        subscriptions for the minimum 390,245
                                        shares, (2) the Merger, the
                                        Restructuring Merger and the reverse
                                        stock split have all been approved,
                                        adopted and completed, (3) we have
                                        secured at least $4.0 million in
                                        financing through a combination of this
                                        offering and a loan, and (4) all other
                                        conditions to the Merger and the
                                        Restructuring Merger have been
                                        satisfied.

Subscription Procedures..............   Subscribers purchasing our common
                                        stock directly from us should make
                                        checks payable to "American Stock
                                        Transfer & Trust Company, as Escrow
                                        Agent for Catheter Technology Group,
                                        Inc." Subscribers purchasing our common
                                        stock through selected broker/dealers
                                        should pay for their shares in the
                                        normal and customary manner prescribed
                                        by their broker/dealer. In either case,
                                        all subscribers must provide a completed subscription agreement along with their payment.


Risk Factors.........................   You should read the "Risk Factors"
                                        section beginning on page 6, as well as
                                        other cautionary statements throughout
                                        the entire prospectus, to ensure you
                                        understand the risks associated with an
                                        investment in our stock.

Proposed Philadelphia Stock Exchange
(or other regional exchange) Symbol...  To be announced.
----------------

(1) Excludes (i) 419,997 shares issuable upon the exercise of stock options and warrants outstanding and exercisable as of the date of this Prospectus,
    (ii) 13,953 shares accrued but unissued for director fees, (iii) 150,000 shares issuable upon conversion of debentures outstanding and convertible upon completion of the Merger; and (iv) 151,515 shares issuable upon conversion of 1,000 shares of Series A Preferred Stock of Electro at a conversion rate of $1,000,000 divided by 120% of the per share offering price (120% would be $6.60 per share assuming an offering price of $5.50 per share).

                                 RISK FACTORS

     INVESTING IN OUR COMMON STOCK IS HIGHLY RISKY. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, TOGETHER WITH ALL OF THE OTHER INFORMATION IN THIS PROSPECTUS, BEFORE YOU DECIDE TO INVEST IN SHARES OF OUR COMMON STOCK.

HISTORY OF OPERATING LOSSES; GOING CONCERN QUALIFICATION

     Cardiac and Electro, the operating companies we will hold after the Merger, have had a history of net losses, have experienced cash flow deficiencies, and have, at times, been unable to pay many of their obligations as they became due.

     Cardiac incurred net losses of $1,239,710 and $881,240 for the fiscal years ended March 31, 1998, and 1997, respectively. At March 31, 1998, Cardiac had an accumulated deficit of $21,901,927. At times, Cardiac's cash shortages have caused it to be delinquent in paying its suppliers, and have impaired its ability to purchase components, causing production delays that resulted in backorders and lost sales. Cash shortages also prevented Cardiac from enlarging its sales organization and conducting aggressive marketing and advertising campaigns. As a result, Cardiac's auditors have noted in their report that Cardiac has experienced significant operating losses and has an accumulated deficit which raise substantial doubt about Cardiac's ability to continue as a going concern.


     Similarly, Electro incurred net losses of $1,077,317, $1,354,942 and $892,940 for the fiscal years ended August 31, 1998 and 1997 and 1996, respectively. At August 31, 1998, Electro had an accumulated deficit of $12,533,976. At times, Electro has been unable to timely pay its vendors, resulting in delays in the delivery of certain product components. The delivery delays caused backorders, delayed shipments to customers and could ultimately result in the loss of sales should customers turn to Electro's competitors. Electro believes that significant sales have not been lost to date, but we cannot assure you that future sales will not be adversely affected. Electro's auditors have reported that recurring losses from operations, net capital deficiency and limited working capital resources raise substantial doubt about Electro's ability to continue as a going concern. Electro's financial statements do not include any adjustments which might result from the outcome of this uncertainty.


     If we do not obtain sufficient financing from a combination of this offering and other sources to fund the operations of Cardiac and Electro post-Merger, the Merger will not occur. There are many events and factors in connection with the development, manufacture and sale of Cardiac's and Electro's products over which they have little or no control. These include, vendor and production delays, marketing difficulties, lack of market acceptance and superior competitive products. Therefore, we cannot assure you that, even with the proceeds from this offering and other financing, we will be able to make the combined companies profitable or will be able to generate sufficient revenues to satisfy the cash flow requirements of the operations of Cardiac and Electro. Further, the Merger may result in the recording of a patent on our financial statements, the amortization of which would reduce reported earnings in subsequent years. See "Management's Discussion and and Analysis of Financial Condition and Results of Operations--Results of Operations--Cardiac," and "--Electro".

RISKS ASSOCIATED WITH INTEGRATION OF OPERATIONS


     Realization of the anticipated benefits of the Merger will partly depend upon the efficient and effective integration of the operations of Cardiac and Electro. The inability to successfully combine each company's senior management or the loss of the services of one or more key persons could materially adversely affect our company. We (and our subsidiaries) also must continue to attract and retain qualified management level employees and continue to motivate employees in light of organizational changes resulting from the Merger. The integration of Cardiac and Electro will require the dedication of management resources which may distract attention from our day-to-day operations. This distraction, as well as any other difficulties which may be encountered in the transition and integration process, such as unforeseen capital and operating expenses or other difficulties and complications and unanticipated delays frequently encountered in connection with the expansion and integration of acquired operations, could adversely affect our revenues and operating results. See "Business" and "Management."


UNCERTAINTY OF SUCCESS OF OUR INITIATIVES

     We anticipate pursuing many strategic initiatives that either have not been pursued or have not been fully commercialized by either Cardiac or Electro to date. These include, among others, a single-lead DDD system, a single-pass pace monitor and defibrillation lead, an atrial fibrillation ablation system and a temporary cardioversion lead. Such initiatives will involve the risks associated with new businesses generally. These risks include, but are not limited to, risks associated with marketing medical devices and implementing such initiatives and engineering, design and construction risks in constructing and operating new facilities. See "Business" and "Management."

DEBT OBLIGATIONS AND CONSEQUENCES OF DEFAULT


     Upon completion of the Restructuring Merger and the Merger, we will have substantial debt obligations. As of October 31, 1998, Cardiac owed an aggregate of approximately $3,040,503 (excluding accrued interest) to various lenders. The terms of the loans vary and include the requirements of (1) lender's consent to sell or encumber any of Cardiac's property having a total value exceeding $25,000, (2) lender's consent to incur in any year additional indebtedness exceeding $200,000, (3) various recurring fees, and (4) lender's consent prior to merger, consolidation or change in ownership of 20% or more of the outstanding stock. We cannot assure you that we will meet these debt obligations. In addition, we will incur additional debt concurrently with this offering. We plan to borrow approximately $1,500,000. However, in any event, we will be required to borrow at least $700,000 to satisfy the $4.0 million financing contingency for the Merger if the maximum offering is sold and up to $2,000,000 to satisfy the $4.0 million financing contingency if less than the maximum offering is sold. Failure to meet these debt obligations, or others, will materially adversely affect our operations. The terms of these debt obligations could impair our ability to raise additional funds through stock offerings or additional loans, which could materially adversely affect our business and results of operations. See "Business--Business of Cardiac--Debt Obligations."


POSSIBLE NEED FOR ADDITIONAL OPERATING CAPITAL; INCREASED LEVERAGE AND LESS WORKING CAPITAL IF MAXIMUM OFFERING NOT ACHIEVED


     Both Cardiac and Electro have a history of operating losses and have essentially exhausted current capital resources. Cardiac's and Electro's capital requirements in connection with carrying inventory and designing, developing and marketing products have been significant. Consequently, our capital requirements will be significant going forward. Although the closing of the Merger is contingent upon the obtaining of additional financing from this offering and through loans, we cannot assure you that these funds will be sufficient to fund operations. If additional funds are needed, (i.e., if we cannot achieve sufficient cost savings or if additional funds are required for marketing or other operational efforts), we could be required to seek additional financing through loan transactions and/ or the sale of securities. However, existing obligations of Cardiac and Electro could make finding additional financing difficult. All of Cardiac's properties are encumbered under existing debt obligations. Further, the terms of some of Cardiac's loans impose substantial restrictions on Cardiac's business activities. We cannot assure you that further financing will be available on acceptable terms, or at all. See "Business--Business of Cardiac--Debt Obligations."


     The borrowings required to satisfy the 4.0 million financing contingency for the Merger will increase our debt obligations and we will have less working capital available. Such increased leverage could impair our ability to raise additional funds through stock offerings or additional loans.

LOSS OF ROYALTY INCOME

     Cardiac granted a license to Sulzer Intermedics, Inc. ("Intermedics") to manufacture and sell certain pacemaker products described by United States patents (Patent Nos. 4,962,767 and 5,127,403) owned by Cardiac. Under the license agreement, Cardiac recorded $2,063,250 and $2,394,250 in royalty income during the fiscal years ended March 31, 1998 and 1997, which represented approximately 35% and 36% of revenues in such years. Intermedics' obligation to pay royalties ended on January 22, 1998. The loss of such royalty income adversely impacts Cardiac's working capital and revenue. See "Business--Business of Cardiac--Sales, Marketing and Distribution Methods."

LIMITATIONS ON THE USE OF NET OPERATING LOSS CARRYFORWARDS ("NOLS")

     Cardiac's NOLs ($18.9 million as of March 31, 1998) can be used against future taxable income through the fiscal year ending March 2012. The use of the NOLs will be significantly limited under Section 382 of the Internal Revenue Code of 1986, as amended, as a result of the Merger with Electro, as the Merger will create a more than 50% aggregate change in ownership of Cardiac. Accordingly, the Cardiac NOL limitation is approximately $50,000 per year if the Merger occurs on November 16, 1998. Furthermore, since Electro would become the parent for tax purposes (because the Merger is considered a reverse acquisition by Electro stockholders of Cardiac), Cardiac's NOLs will be further limited under the provisions of Treasury Regulation Section 1.1502-21T regarding Separate Return Limitation Years ("SRLYs"). Unless Cardiac contributes to consolidated taxable income (before any NOL deduction), the SRLY rules will apply and Cardiac's NOLs may not be available to offset consolidated taxable income. As a result of these limitations, it is possible that Cardiac's NOLs will expire prior to their use.


     As of August 31, 1998, Electro had NOLs of approximately $15.0 million which may be used against future taxable income through the fiscal year ending August 31, 2013. If Electro is not the post-merger parent for tax purposes, the SRLY rules mentioned above may apply.


RISKS ASSOCIATED WITH ACQUISITION STRATEGY

     As part of our growth strategy, we intend to acquire companies with cardiology and electrophysiology catheter products and/or complementary products and technologies. We cannot assure you that we can identify, acquire or profitably integrate and manage additional companies or complementary products or technologies into our operations or that such could be done without substantial costs, delays or other operational or financial problems. Further, acquisitions involve a number of special risks, including possible adverse effects on our operating results, diversion of management's attention, failure to retain key personnel of the acquired companies, amortization of acquired intangible assets and risks associated with unanticipated events or liabilities. Some or all of these risks could materially adversely affect results of operations, financial condition or business. Customer dissatisfaction or performance problems at a single acquired company could adversely affect our reputation. In addition, we cannot assure you that the other companies or complementary products or technologies acquired in the future will achieve anticipated revenues and earnings. See "Business" and "Management."

POSSIBLE NEED FOR FUTURE ACQUISITION FINANCING

     We intend to finance future acquisitions using cash (which may include some of this offering's proceeds), incremental debt financing and/or by issuing additional shares of our common stock for all or a substantial portion of the consideration to be paid in such future acquisitions. If our common stock does not maintain a sufficient market value or potential acquisition candidates are otherwise unwilling to accept our common stock as part of the consideration for the sale of their businesses, we may have to use more of our cash resources to initiate and maintain our acquisition program. If we do not have sufficient cash resources, our growth could be limited unless we are able to obtain additional capital through loans or sales of our securities. We cannot assure you that we can obtain the needed financing on acceptable terms, or at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity--Cardiac" and "--Electro."

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS; POSSIBLE DILUTION OF COMMON STOCK FROM EXERCISE OF OPTIONS AND WARRANTS; POSSIBLE ADVERSE EFFECT ON MARKET PRICE

     The market price of our common stock could drop because of sales of a large number of shares of common stock in the market after the offering, or the perception that such sales could occur. These factors could also make it harder for us to raise funds through future offerings of our common stock. In addition, the holders of our outstanding derivative securities may be able to purchase shares of our common stock at prices substantially below the then-current market price with a resultant dilution in the interests of the existing stockholders.


     Upon the closing of this offering, assuming all 650,000 shares are sold, there will be 2,457,926 shares of our common stock outstanding. All of these shares will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except for any shares held or purchased by our "affiliates," as defined under Rule 144 of the Securities Act. Of the 2,457,926 shares that will be outstanding immediately after the offering, approximately 391,098 shares will be "restricted securities" as defined under Rule 144 since they will be held by affiliates. The affiliates will be subject to certain lock-up agreements with us. We intend to enter into lock-up agreements with our officers and directors under which they may not sell any shares of our common stock without our consent for 180 days after the date of this Prospectus. After the expiration of the lock-up agreements, the shares may be sold subject to certain volume and other limitations prescribed by Rule 144. See "Shares Eligible for Future Sale."

     Upon completion of the Merger, there will be outstanding options and warrants to purchase shares of our common stock exercisable at various prices from $.05 to $25.00, subject to adjustment per share, pursuant to which an aggregate of 419,997 shares of our common stock (subject to adjustment) may be issued. Further, there will be outstanding $300,000 in debentures convertible upon completion of the Merger into 150,000 shares of our common stock. There will also be outstanding 1,000 shares of Electro preferred stock convertible into 151,515 shares of our common stock, derived by dividing $1,000,000 by an assumed conversion rate of $6.60. The warrants, debentures and Electro preferred stock provide for various registration rights to register an aggregate of 598,384 shares of our common stock (subject to adjustment) underlying the respective derivative securities. The subsequent registration of these securities could materially adversely affect the market price of our common stock. See "Description of Securities," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources-Cardiac," and "Shares Eligible for Future Sale."


IMMEDIATE AND SUBSTANTIAL DILUTION


     The public offering price per share of our common stock exceeds the net tangible book value per share. Accordingly, the purchasers of shares sold in this offering will experience immediate and substantial dilution of approximately $5.31 per share in their investment if the minimum offering is sold and approximately $4.83 share in their investment if the maximum offering is sold. The exercise of outstanding options and warrants, some of which may be exercised at prices substantially below the offering price per share, will result in further dilution to the public investors. Further, additional sales of our common stock or other securities, in connection with acquisitions or otherwise, may involve substantial dilution to the interests of our then existing stockholders. See "Dilution."


ARBITRARY DETERMINATION OF PUBLIC OFFERING PRICE; LACK OF PUBLIC MARKET FOR COMMON STOCK

     We arbitrarily determined the public offering price for our common stock and there is no relationship between the public offering price and the earnings, book value or other recognized criteria of valuation.

     There has not been a public market for our common stock. We will apply to list our common stock for trading on the Philadelphia Stock Exchange or other regional stock exchange. We cannot assure you that we will meet the criteria to obtain or maintain any such listing. For a company's securities to be listed and maintained on any exchange, it must meet certain minimum thresholds regarding net tangible assets, market value of its publicly-traded stock, market price of its common stock, and in some cases, net income. If we do not satisfy the listing criteria, trading would be conducted in the over-the-counter market known as the OTC Bulletin Board. As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of our common stock. However, notwithstanding the listing of our common stock on any exchange, we cannot assure you that an active trading market for our common stock will develop.

PENNY STOCK REGULATION

     If our common stock is not listed on the Philadelphia Stock Exchange or other regional exchange, it will be traded on the OTC Bulletin Board. Trading in the OTC Bulletin Board allows market makers to enter quotes and trade securities that do not meet listing requirements of the Nasdaq SmallCap Market or any regional exchange. In such case, sales of our common stock will be subject to the "penny stock" rules promulgated by the Securities and Exchange Commission (the "SEC"). The SEC's regulations generally define a "penny stock" as any equity security that has a market price (as defined) of less than $5.00 per share. The rules impose various sales practice requirements on broker-dealers who sell securities governed by the rules to persons other than established customers and certain accredited investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The rules further require the delivery by the broker-dealer of a disclosure schedule prescribed by the SEC relating to the penny stock market. Disclosure must also be made about all commissions and about current quotations for the securities. Finally, monthly statements must be furnished to the SEC disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

     Although the regulations provide several exceptions to, or exemptions from, the penny stock rules based on, for example, specified minimum revenues or asset-value, we may not fall within any of the stated exceptions. Thus, a transaction in our securities would subject the broker-dealer to sales practice and disclosure requirements that make trading of the stock more cumbersome which could materially adversely affect the marketability of the stock.

POSSIBLE VOLATILITY OF COMMON STOCK PRICE

     The market price of our securities may be highly volatile, as has been the case with the securities of other companies engaged in high technology research and development. Any announcements we or our competitors make concerning technological innovations, new commercial products or procedures, proposed government regulations and developments, disputes relating to patents or proprietary rights, operating results, market conditions and economic factors may have a significant impact on the market price of our common stock. Further, the Merger may result in the recording of significant goodwill on our financial statements, the amortization of which would reduce reported earnings in subsequent years. Such an effect on reported earnings could materially adversely affect the market price of our common stock.

NO UNDERWRITER

     Our common stock is being offered without the involvement of an underwriter acting on either a firm commitment or best efforts basis. Consequently, no person has an obligation to purchase any of the shares offered. See "Plan of Distribution." In reviewing the information set forth under the heading "Capitalization," potential purchasers of our common stock should note that there is a minimum sale requirement and that the offering will not close unless the minimum is subscribed for. Consequently, we cannot assure you that any shares will be sold and, to the extent the minimum is sold but the maximum is not, our ability to implement our initiatives will be diminished. If we are unable to sell the minimum number of shares of our common stock offered, we will refund your subscription payments to you without interest or deduction.

ADVERSE EFFECT OF COMPETITION

     The medical device industry is highly competitive. There are a number of established companies engaged in the design, manufacture, marketing and sale of cardiac pacemaker systems which have greater financial resources, research and development facilities, manufacturing capabilities and marketing organizations than Cardiac. Intermedics and Medtronics, Inc. have developed a single-lead atrial-controlled ventricular cardiac pacing system. Intermedics received FDA clearance for such a pacing system and commenced marketing its system in March 1995. A successful introduction of any such new system could dramatically impact Cardiac's competitive position and its ability to become a viable entity in the cardiac pacemaker industry. See "Business--Business of Cardiac--Competition in the Industry."

     In Electro's experience, competitors who market steerable catheters for which they have FDA approval for both diagnostic and therapeutic use have a significant competitive advantage over Electro, whose steerable catheter products are approved for diagnostic use only. Also, regarding gaining market acceptance, Electro has had some difficulty in successfully introducing products where competitors already had similar products on the market, since physicians' acceptance of and comfort level with the competing products was already established. In such circumstances, Electro's ability to gain acceptance was limited. See "Business--Business of Electro--Competition."

DEPENDENCE ON PATENTS AND PROPRIETARY TECHNOLOGY; RISK OF INFRINGEMENT OF THIRD-PARTY PATENTS

     Our future success will partly depend on our ability to maintain protection for the products and manufacturing processes of its operating entities, Cardiac and Electro, under United States and foreign patent laws, to preserve its trade secrets and to operate without infringing the proprietary rights of third parties. Cardiac and Electro hold patents and trademark registrations for various products and plan to continue to establish and protect their proprietary rights with respect to new products they develop. Cardiac, in particular, also relies on trade secrets and proprietary know-how, which it seeks to protect, in part, by confidentiality agreements with its university research partners, employees, consultants, advisors and others. However, actions taken to establish and protect proprietary rights may be inadequate to prevent imitation of such products by others or to prevent others from claiming violations of their proprietary rights by our company. In addition, others may assert rights in our company's proprietary products and processes and other proprietary rights. See "Business--Business of Cardiac--Certain Patents, Trademarks and Licenses," "--Business of Electro--Certain Patents, Trademarks and Licenses."

TECHNOLOGICAL AND PRODUCT OBSOLESCENCE

     The medical device industry is characterized by extensive research and development and rapid technological change. Development by competitors of new or improved products, processes or technologies may make our current or future products obsolete or less competitive. We must devote continued resources to enhance our current products and develop new products for the marketplace. There are many events and factors in connection with the development, production and sale of our products over which we have no control. It is not possible to provide any assurance that our business will be successful.

ADVERSE EFFECT OF GOVERNMENT REGULATION

     Cardiac's and Electro's products are classified as medical devices and are subject to extensive regulation by the FDA in the United States and the regulatory bodies in other countries. A medical device must be approved of by the FDA and the regulatory bodies of other countries through an extensive application processes before it can be commercially marketed in each country. Any delay of approval or rejection of an application could materially adversely affect our business and results of operations. See "Business--Business of Cardiac--Government Regulation," "--Business of Electro--
Government Regulation."

PRODUCT RECALLS

     If problems arise with Cardiac's or Electro's products after commercial introduction, a recall of the defective products might be required. In any such event, the costs and potential liability to our company could be significant and would materially adversely affect our business and operations. Cardiac recalled products in September 1990, August 1991, March 1994 and December 1996. The 1996 recall involved two pacemakers removed from hospital shelves. Such recalls have never involved removal of a product from a patient. See "Business--Business of Cardiac--Government Regulation," "--Business of Electro--Government Regulation."

FDA WARNING LETTER


     Electro's products, like those of Cardiac, are classified as medical devices under the FDA Act and, as such, are subject to extensive regulatory compliance requirements. In February, 1997, the FDA conducted an inspection and audit of Electro's facilities and practices as a result of which the FDA issued a warning letter regarding noncompliance by Electro with certain regulations regarding current good manufacturing practices in the manufacture of its products. The areas of noncompliance include Electro's methods of investigation of device complaints, methods of validation of device sterilization, environmental monitoring procedures, methods of validation of extrusion processes which are used in the manufacture of certain of Electro's catheters and other quality assurance and record keeping requirements. Electro communicated with the FDA its intentions to remedy the noncompliance, established a plan and timetable to effectuate such remediation and diligently worked to take the necessary corrective actions. A subsequent FDA inspection in September 1997 indicated that, while substantial progress had been made, not all corrective actions had been completed. Electro is continuing in its efforts to complete such actions and it is our intention to inform the FDA, before the end of 1998, that such actions have been completed and that we are ready for reinspection. We cannot assure you however, that Electro will be ready for such reinspection before the end of 1998 nor that Electro will pass any such reinspection when it occurs. While Electro is currently under no restrictions by the FDA regarding the manufacture or sale of its products, Electro is unable to determine precisely the short-term economic impact of instituting the required corrective actions and we cannot assure you that the FDA will not take further action, including seizure of products, injunction and/or civil penalties, if the necessary corrective actions are not completed on a timely basis. The voluntary discontinuation of manufacturing of certain products and the delay in the sale of other products has adversely affected sales by an estimated 10%. Until all corrective actions required under the FDA warning letter have been taken, the FDA will not consider new products for approval. However, Electro's insufficient financing for research and development efforts over the last few years have limited its ability to produce new products and, consequently, no FDA approvals are currently sought. We believe that it will have completed the corrective actions by the time a product for which FDA approval would be required is produced. See "Business--Business of Electro--Government Regulation."


EXPOSURE TO CLAIMS AND LITIGATION

     The nature of the medical device industry subjects companies in such industry to the risk of litigation in several areas, including claims for personal injuries resulting from the use of the products as well as for patent, licensing or trademark infringement. The products of Cardiac and Electro can be used in high risk medical situations where the risk of serious injury and/or death is great. We will maintain product liability coverage in limits of coverage which we believe is customary in the industry. We cannot assure you, however, that such insurance coverage will be adequate to address all costs, expenses and losses which may be incurred in litigation proceedings.

     In accordance with practice in the pacemaker industry, Cardiac has attempted to limit its product warranty obligations (associated with defective pacemakers) to replacement of any defective pacemakers and some patient out-of-pocket expenses up to $500. We will continue to provide the same warranty policy as currently exists on Cardiac's pacemaker products. We cannot assure you, however, that such pacemaker warranty policy will be adequate to address all expenses and losses.

     Electro is currently a party to certain litigation incident to the normal conduct of its business. See "Business--Business of Electro--Legal Proceedings."

PROHIBITION ON SALES OF ELECTRO PRODUCTS TO EUROPEAN ECONOMIC COMMUNITY WITHOUT ISO CERTIFICATION


     Continued sale of certain of Electro's products in the member nations of the European Economic Community (the "EEC") beyond June 14, 1998 required receipt of CE Mark certification from the International Organization for Standardization (the "ISO"). Since CE Mark certification was not received by Electro by June 14, 1998, Electro has suffered a loss of sales in the EEC. Several months ago, Electro and Cardiac submitted an application requesting CE Mark certification for Cardiac to sell Electro's steerable line of catheters, as manufacturer, with Electro acting as vendor to Cardiac in such regard. CE Mark certification was granted on October 26, 1998, and issued in the name of Cardiac. Cardiac and Electro anticipate having product with CE Mark certification available for shipment in early 1999. Electro has also recently submitted applications for CE Mark certification for many of its additional products. However, we cannot assure you that CE Mark certification for the additional products will be obtained or that the pre-June 1998 sales levels will be recaptured. See "Business--Business of Electro--Government Regulation."


SINGLE SOURCES OF SUPPLIES AND PRODUCTION RISKS


     Single sources are relied upon by Cardiac for certain critical materials used in Cardiac's pacemaker products, including medical adhesives, integrated circuits, hybrid microelectronic circuitry, lithium batteries and a material used to produce Surethane/trademark/, a substance utilized in the manufacture of Cardiac's leads. A delay in delivery of such critical materials or the loss of one of the suppliers of such materials could materially adversely affect Cardiac's business. Two of Cardiac's principal suppliers of materials used primarily in electrode lead production have indicated that they will no longer supply their materials to the medical device industry presumably because such suppliers perceive these and other implantable medical products to be unacceptable risks as a result of possible product liability claims from patients. These companies have reportedly stopped allowing the use of any of their materials in products to be implanted in humans for medical use. Cardiac does not believe that the material that it has used for leads has been alleged to have caused any bodily harm in the past or that there is any present litigation. Cardiac believes it has an adequate supply of one such material to meet demand for the next several years and has identified alternate sources for both materials, which Cardiac may use unless the FDA reviews and withdraws approval for those alternate materials. See "Business--Business of Cardiac--Raw Materials and Production," "--Sources of Supply."

     Electro uses outside suppliers for certain components and Electro contracts with third parties for the performance of sterilization. Although most components and processes are available from more than one vendor, certain components and processes are manufactured or provided by single vendors, some involving molds owned by Electro. Significant components for which Electro has only one source include tubing for catheters, connector pins used in pacing catheters, latex used in balloons, needles and certain packaging. Electro attempts to maintain an adequate supply of the components on hand in order to minimize any supply interruption from single source vendors to allow for time to locate and qualify a new vendor or to find a substitute for a single source. As such, we cannot assure you that Electro's ability to manufacture certain products will not be materially affected by single source vendors. See "Business--Business of Electro--Raw Materials and Production," and "--Sources of Supply."

DEPENDENCE ON PROPER INVENTORY MANAGEMENT

     Cardiac's operations require substantial operating capital. Cardiac is required to carry significant amounts of inventory in order to meet rapid delivery requirements of customers and assure itself a continuous supply of key components and parts from its suppliers. There is also a several-month lead time between the time that Cardiac acquires parts until such time that a product is completed and available for sale. In addition, Cardiac's domestic business is consignment in nature insofar as Cardiac provides customers with the right to return products that are not implanted or sold. Accordingly, inventory management is an important business concern with respect to Cardiac's liquidity (i.e, the amount of working capital available at any time). The amount of product returned to Cardiac is negligible, typically less than 1 unit every 2 years from all units sold in the U.S. and approximately 1 unit per year from all units sold to distributors internationally. See "Business--Business of Cardiac--Inventory and Backlog."

RELIANCE ON THIRD-PARTY REIMBURSEMENT

     Hospitals, physicians and other health care providers that purchase medical devices for use in furnishing care to their patients typically rely on third-party payers, principally Medicare, Medicaid, and private health insurance plans, to reimburse all or part of the costs or fees associated with the medical procedures performed with those devices, and of the costs of acquiring those devices. Medicare pays the hospital/physician between $13,000 and $15,000 per pacemaker implant. The precise amount is determined in accordance with state regulatory provisions which vary from state to state. This reimbursement is intended to cover the total cost of the procedure (including all physicians, nursing personnel, etc.), cost of the patient stay in the hospital and cost of all materials used. The most expensive materials used are the pacemaker and lead. Depending upon the hospital (prices to hospitals vary based on bids and contracts) the price of a pacemaker and lead can vary from $3,000 to $6,000.

     Medicare reimbursement for pacemakers is not made to Cardiac. Cardiac is paid by the hospitals based on negotiated contracts. The hospitals are reimbursed by Medicare based on a fixed price per clinical procedure. It is from this reimbursement that all procedural costs are deducted. Reimbursement is not dependent on the manufacturer of the pacemaker used, i.e.: all brands of pacemakers are reimbursed at the same rate. Cost control measures adopted by third-party payers in recent years have had and may continue to have a significant effect on the purchasing practices of many providers, generally causing them to be more selective in the purchase of medical devices. Limitations may be imposed upon the conditions for which procedures may be performed or on the cost of procedures for which third-party reimbursement is available, which could adversely affect the market for Cardiac's current or future products.

RISKS INHERENT IN INTERNATIONAL OPERATIONS

     We intend that the operating companies, Cardiac and Electro, will endeavor to market their products and services internationally, either independently or through joint ventures or other collaborative arrangements with strategic partners. To date, sales of Cardiac's and Electro's products have been made to approximately 50 distributors in foreign markets. If operations overseas and/or sales of products in foreign markets take place, such will be subject to all of the risks inherent in international operations and transactions. Those risks include the burdens of complying with a wide variety of foreign laws and regulations, exposure to fluctuations in currency exchange rates and tariff regulations, potential economic instability and export license requirements. The political, economic and regulatory environments of the countries in which we determine to do business will significantly affect our operations in such countries. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Operating Trends and Uncertainties."

DEPENDENCE ON KEY EMPLOYEES

     Our future success partly depends upon key managerial, technical and marketing personnel and upon our ability to continue to attract and retain such highly talented individuals. Competition for qualified personnel is intense in the medical device industry. We cannot assure you that we will retain the key employees of Cardiac and Electro or that we will attract and assimilate such employees in the future. Further, as is the case in many acquisition transactions, the Merger may result in the loss of key personnel through attrition or restructuring. Such a loss of key personnel could adversely affect operations. To mitigate this risk, we expect to enter into employment agreements with certain executive officers. Any of the employment agreements could be terminated prematurely in the event of the resignation, disability or death of such employees. We have applied for policies of key-man life insurance on the lives of three of our key management personnel, Messrs. Bart C. Gutekunst ($1.0 million) , Alan J. Rabin ($2.0 million) and Jonathan S. Lee ($250,000). We expect to hire a Chief Financial Officer and an Acquisition Officer with experience in the consolidation of companies after the Merger. We cannot assure you that such individuals will be identified and hired in a timely manner.

RELIANCE ON INDEPENDENT SALES REPRESENTATIVES

     Cardiac's operations, sales and ability to attain a profitable level of operations are dependent upon maintaining its relationships with its principal sales representatives and upon ongoing expansion of its business volume. These representatives have entered into contracts with Cardiac. Termination of any of these contractual agreements between Cardiac and its key independent sales representatives could materially adversely affect its sales volume and operations. Furthermore, Cardiac's ability to achieve a profitable level of operations would be adversely affected if Cardiac's sales representatives were unable to expand the volume of their business. See "Business--Business of Cardiac--Sales, Marketing and Distribution Methods."

UNDERSIZED SALES FORCE

     Historically, Cardiac's and Electro's cash flow deficiencies prevented the companies from hiring executive marketing personnel and increasing the size of their sales force. Cardiac's and Electro's marketing success in the future will partly depend on their ability to recruit and retain additional sales representatives, which is critical to market acceptance and sales growth. We expect to hire a Vice President of Marketing with experience in marketing and use of cardiology products after the Merger. We cannot assure you that such an individual will be identified and hired in a timely manner. See "Business--Business of Electro--" "Sales, Marketing, and Distribution Methods," and "--Business of Electro--Sales, Marketing and Distribution Methods."

YEAR 2000 ISSUE

     Many existing computer programs use only a two digit suffix to identify a year in the date field with an assumed prefix of "19". Consequently, this limits those systems to dates between 1900 and 1999. If not corrected, many computer systems and applications could fail or create erroneous results at or in connection with applications after the year 2000.

     Both Cardiac and Electro have assessed the potential impact of the Year 2000 issue to each company's internal operations. Such assessment included a review of the impact of the issue in primarily four areas: products, manufacturing systems, business systems and miscellaneous/other areas. Based on the results of that initial review, we do not anticipate that the Year 2000 issue will impact operations or operating results. We cannot assure you, however, that our review efforts, when completed, will not result in a different conclusion or that the inability of third parties on which we rely (such as suppliers) to implement corrective actions would not materially adversely affect our operations or operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Operating Trends and Uncertainties."

DIVIDENDS

     We do not plan to pay dividends in the foreseeable future. See "Dividend Policy."

                                USE OF PROCEEDS


     We anticipate selling a minimum of $2.0 million to a maximum of $3.3 million of our common stock. The offering price range is estimated to be $5.125 to $6.125 per share. Assuming a $5.125 per share offering price, the net proceeds from this offering will be approximately $2.69 million if all of the shares are sold, or approximately $1.54 million if only the minimum number of shares are sold, assuming all shares are sold by brokers and after deduction of brokers' commissions and non-accountable expense allowances and other expenses of the offering, estimated to be $660,000 for the maximum offering and $460,000 for the minimum offering. To complete the Merger, we must obtain an aggregate of $4.0 million in financing through a combination of this offering and a loan. To satisfy the $4.0 million financing condition to allow completion of the Merger, we must obtain a loan commitment in the minimum amount equal to the difference between $4.0 million and the gross proceeds received from this offering. In any event, we anticipate borrowing at least $1.5 million. Although we are discussing loan transactions with two prospective lenders, we do not yet have a loan commitment.


     The following is a description of sources and estimated uses of proceeds from the minimum and maximum offering and a loan in the approximate amounts indicated, assuming an offering price of $5.125 per share:


                                                                  MINIMUM         MAXIMUM
                                                               -------------   -------------
   SOURCES:
    Common Stock offering
      (net of offering expenses and commissions) ...........    $1,540,000      $2,690,000
    Loan proceeds(1) .......................................     2,000,000       1,500,000
                                                                ----------      ----------
                                                                $3,540,000      $4,190,000
   USES:
    Repayment of debt(2) ...................................       698,500         698,500
    Deferred salaries(3) ...................................       142,500         142,500
    Consulting Fee(4) ......................................       100,000         100,000
    Litigation Settlement(5) ...............................       200,000         200,000
    Legal, accounting and other expenses(6) ................     1,255,000       1,255,000
    Working capital; general corporate purposes(7) .........     1,144,000       1,794,000
                                                                ----------      ----------
                                                                $3,540,000      $4,190,000
                                                                ==========      ==========

----------------

(1) As a condition to completing the Merger, we must obtain $4.0 million in gross proceeds through a combination of this offering and a loan. Therefore, we will borrow at least $2.0 million if only the minimum offering of $2.0 million is achieved. However, even if the maximum offering of $3.3 million is achieved, we anticipate borrowing a minimum of $1.5 million. See "--Proposed Loan Financing," below for a discussion of the proposed financing.

(2) Represents the following loan, interest and related fee payments; interest and fee payments assume a Merger closing date of November 30, 1998 and are subject to adjustment if closing occurs earlier or later:

    (a) A Payment of $210,658 to The T Partnership, LLP, a New Jersey limited liability partnership (the "T Partnership"), and stockholder and creditor of Electro which holds a total of approximately 30% of the common stock of Electro (the "Electro Common Stock") representing repayment of loans plus accrued interest. The loans were made in May and July 1998, bear interest at 12% per annum and are due on the earlier to occur of the closing of the Merger, or September 1999. Loan proceeds were used by Electro for working capital. The payment represents outstanding principal of $200,000 and $10,658 of interest accrued and unpaid as of November 30, 1998.

    (b) A payment of $235,000 to International Holdings, Inc. ("IHI") representing payment of $165,000 and $25,000 in fees to be accrued as of November 12, 1998; plus $45,000 in additional fees of $2,500 per day after November 12, 1998 until November 30, 1998. The $2,500 will continue to accrue daily until the loan and all fees are repaid. The loan from IHI was made in August 1998 and used by Cardiac for working capital.

    (c) A payment of $252,812 to Coast Business Credit, a division of Southern Pacific Bank ("Coast") representing repayment in full of a loan in the principal amount of $250,000 under a bridge loan which matures on November 30, 1998 and interest of $2,812 accrued and unpaid to November 30, 1998. The loan was made in June 1998 and was used by Cardiac for working capital. Interest at the prime rate plus 5% per annum is paid monthly.

(3) As of October 31, 1998, represents approximately $130,400 in deferred salaries owed Bart C. Gutekunst, Alan J. Rabin, directors and officers of Cardiac, and W. Alan Walton, Jonathan Lee and Kirk Kamsler, officers of Cardiac; and approximately $12,100 owed Ervin Schoenblum, an officer and director of Electro.

(4) Consulting fees owed Tracey E. Young, a director of Cardiac.

(5) Settlement of claim by Japan Crescent, Inc. against Cardiac.

(6) Includes $1,075,000 of estimated expenses payable by Cardiac and Electro in connection with the Restructuring Merger and the Merger, including legal, accounting, printing and other expenses. The balance represents fees and costs owed in connection with past services rendered.

(7) The remaining net proceeds will be applied toward accounts payable and for operations. Portions of these funds may also be used for future acquisitions, if any. We are not a party to any definitive acquisition agreement, (other than in connection with the Restructuring Merger and the Merger). Pending such uses, we intend to invest net proceeds of the offering in money market funds or other interest-bearing obligations.

PROPOSED LOAN FINANCING

     We anticipate entering into a loan agreement with one of two lenders who have submitted proposals to us, described below. Both lenders are currently involved in due diligence relating to our company and appraisals. We expect to finalize the loan terms and loan documents just prior to closing the Merger. We do not anticipate that the loan terms will differ materially from those described below, and that such differences, if any, will be in our favor.

     Proposal from Coast: A credit facility of $4,000,000 comprised of the following lines: (a) advances up to 80% to 85% of eligible accounts receivable; accounts of domestic distributors are eligible up to 90 days past the invoice date, and accounts of hospitals are eligible up to 120 days past the invoice date; (b) $750,000 subline on foreign accounts receivable that meet certain criteria; (c) $1,000,000 subline for inventory, subject to certain criteria;
(d) $400,000 term loan amortized over 48 months; and (e) $250,000 capital expenditure subline, subject to the company meeting certain minimum cash flow and debt service ratios. The credit facility would mature two years from the closing date and all loans would bear interest at the prime rate plus 1.50% per annum, with a minimum charge based on assumed minimum borrowings of $1,500,000. We have deposited $25,000 with Coast to defray its audit, due diligence, appraisal expenses and legal expenses. The loan terms require a facility fee of $3,500 per quarter for the term of the loan and a restructuring fee of $25,000 due upon the closing of the loan. In addition, we will issue common stock purchase warrants to Coast exercisable in the aggregate for $25,000 (the per share exercise price to be the market price of the company's common stock at the closing of the Merger). Coast, one of Cardiac's current lenders, would retain its secured position with respect to the company's assets.

     Proposal from Finova Capital Corporation ("Finova"): A revolving credit facility of $4,500,000 comprised of the following lines: (a) advances up to 85% on eligible accounts receivable (i.e., no older than 90 days from invoice date); and (b) a $1,500,000 revolving inventory subline. The credit facility would mature two years from the closing date and all loans would bear interest at the prime rate plus 1.50% per annum. The minimum interest would be $12,500 per month. The loan terms also require us to pay a fee of 0.5% of the unused portion of the credit facility, payable quarterly. The loan terms require us to pay Finova a field examination and collateral monitoring fee of $600 per day per auditor plus expenses for each day of auditing incurred by Finova. Audits are to be performed at least quarterly. At closing, we will pay Finova a facility fee of 1.25% of the total credit facility ($56,250 assuming a $4.5 million credit facility). There is a prepayment penalty of 3% of the total credit facility during the first year and 2% of the total credit facility during the second year of the term. We have paid Finova a $15,000 application fee to defray its costs in connection with the loan. If we enter into a loan agreement with Finova, we plan to retire in full our current loan with Coast from a draw on the Finova revolving credit facility and grant to Finova a first lien on our real and personal property, subject to an intercreditor and subordination agreement similar to the terms of Cardiac's existing intercreditor and subordination agreement between Sirrom Capital Corporation ("Sirrom") and Coast.

     The loan agreement for whichever loan is selected will contain standard default provisions for loans of that type and certain financial covenants to be maintained by the company. A default under the financial covenants or failure to make timely payments could accelerate the maturity date of the loan.


                                DIVIDEND POLICY

     We do not anticipate paying any dividends on our common stock in the foreseeable future. We will retain any earnings we may realize in the foreseeable future to finance growth. Our future dividend policy will depend upon our earnings, operations, capital requirements, financial condition, restrictions under loan arrangements and other factors considered relevant by our Board of Directors (the "CTG Board"). See "Description of Securities."

                                CAPITALIZATION


     The following table sets forth, as of August 31, 1998, (i) the actual capitalization of our company, (ii) the capitalization of our company on a pro forma basis as if the Merger and Restructuring Merger had occurred at that date, and (iii) the capitalization of our company on a pro forma as adjusted basis to give effect to the sale of the minimum and maximum number of shares at an assumed offering price of $5.125 per share after deducting brokers' commissions and non-accountable expense allowances and the other estimated expenses of the offering, and the application of the estimated net proceeds as described in "Use of Proceeds."



                                                                                  AUGUST 31, 1998
                                                         ------------------------------------------------------------------
                                                                                              PRO FORMA AS ADJUSTED
                                                                                       ------------------------------------
                                                          ACTUAL      PRO FORMA(3)          MINIMUM             MAXIMUM
                                                         --------   ----------------   -----------------   ----------------
Long-term debt, including current portion(4) .........     $ --      $   6,711,361       $   6,012,861      $   5,512,861
Stockholders' equity:
 Preferred stock, no par value; 1,000 shares
   authorized, 0 shares outstanding (actual),
   1,000 shares outstanding (pro forma,
   pro forma as adjusted minimum
   and maximum)(1) ...................................       --          1,000,000           1,000,000          1,000,000
 Common stock, $.10 par value; 30,000,000
   shares authorized, 100 shares outstanding
   (actual), 1,807,926 shares outstanding
   (pro forma), 2,198,171 (pro froma
   as adjusted minimum), 2,457,926
   (pro forma as adjusted maximum)(2) ................       10            180,793             219,817            245,793
 Additional paid-in capital ..........................       --         12,323,207          13,824,183         14,928,207
 Accumulated deficit .................................       --        (12,533,976)      $ (12,533,976)       (12,533,976)
                                                           ----      -------------       -------------      -------------
   Total stockholders' equity ........................       10            970,024           2,510,024          3,640,024
                                                           ----      -------------       -------------      -------------
Total capitalization .................................     $ 10      $   7,681,385       $   8,522,885      $   9,152,885
                                                           ====      =============       =============      =============

----------------

(1) Shares of preferred stock in Electro are convertible into our common stock to be issued to The T Partnership upon completion of the Merger.

(2) Excludes (i) 419,997 shares issuable upon the exercise of stock options and warrants outstanding and exercisable as of the date of this Prospectus,
    (ii) 13,953 shares accrued but unissued for director fees, (iii) 150,000 shares issuable upon conversion of debentures outstanding and convertible upon completion of the Merger, and (iv) 151,515 shares issuable upon conversion of 1,000 shares of Series A 9% preferred stock of Electro (the "Series A Preferred Stock") at a conversion rate of $1,000,000 divided by 120% of the per share offering price (120% would be $6.60 per share assuming an offering price of $5.50 per share).

(3) The Merger has been accounted for on the purchase basis in the pro forma financial statements. Based upon the controlling interest in Cardiac to be obtained by Electro stockholders as a result of the Merger, the Merger will be accounted for as an acquisition of Cardiac by Electro (a reverse acquisition in which Electro is considered the acquirer for accounting purposes.)

(4) As a condition to completion of the Merger, we must obtain $4.0 million in gross proceeds through a combination of this offering and a loan. Therefore, we will borrow at least $2.0 million if only the minimum offering is achieved and at least $1.5 million if the maximum offering is achieved. See "USE OF PROCEEDS." The pro forma financial statements reflect the sale of the minimum number of shares and, therefore, the borrowing of $2.0 million.

                                   DILUTION


     At August 31, 1998, assuming completion of the Restructuring Merger and the Merger, our pro forma net tangible book value (deficit) was $(1,935,259), or $(1.07) per share of our common stock. The following table illustrates the per share dilution which will be realized by the investors if only the minimum number of shares are sold, and if the maximum number shares are sold at an assumed offering price of $5.125 per share.



                                                                              MINIMUM      MAXIMUM
                                                                             ---------   ----------
   Assumed offering price per share ......................................    $ 5.125     $ 5.125
   Net tangible book value (deficit) per share
    before the offering ..................................................      (1.07)      (1.07)
   Increase per share attributable to investors in the offering ..........        .89        1.37
   Pro forma as adjusted net tangible book value per share(1) ............       (.18)        .30
   Dilution per share to investors in the offering (1) ...................    $  5.31        4.83

----------------

(1) Excludes (i) 419,997 shares issuable upon the exercise of stock options and warrants outstanding and exercisable as of the date of this Prospectus,
    (ii) 13,953 shares accrued but unissued for director fees, (iii) 150,000 shares issuable upon conversion of the convertible debentures outstanding and convertible upon completion of the Merger, and (iv) 151,515 shares issuable upon conversion of 1,000 shares of Series A Preferred Stock of Electro at a conversion rate of $1,000,000 divided by 120% of the per share offering price (120% would be $6.60 per share assuming an offering price of $5.50 per share).

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA


     The following unaudited pro forma condensed consolidated balance sheet includes Cardiac's consolidated balance sheet as of August 31, 1998 and Electro's balance sheet as of that same date, giving effect to the acquisition of the Electro Common Stock in exchange for approximately 1,278,000 shares of common stock of Cardiac (the "Cardiac Common Stock") and approximately $1,075,000 in anticipated direct acquisition and registration costs, as if such acquisition had occurred on August 31, 1998. The pro forma financial statements also give effect to the conversion of $1.0 million of debt due to The T Partnership into convertible preferred stock, the issuance of $2.0 million in debt and the one-for-five reverse stock split of Common Stock (the "Reverse Split") expected to occur before the Merger. The pro forma financial statements give effect to the sale of the minimum number of shares in the offering at an assumed offering price of $5.125 per share for net proceeds of $1.54 million. The pro forma financial statements do not give effect to any future cost savings expected by us as a result of the Merger. The unaudited pro forma condensed consolidated statement of operations includes Cardiac's consolidated statements of operations for the fiscal year ended September 30, 1998 and Electro's statements of operations for the fiscal year ended August 31, 1998 giving effect to the Merger and Restructuring Merger as if they had occurred on September 1, 1997. The Merger has been accounted for on the purchase basis in such pro forma statements. Based upon the controlling interest in Cardiac to be obtained by Electro stockholders as a result of the Merger, the Merger will be accounted for as an acquisition of Cardiac by Electro (a reverse acquisition in which Electro is considered the acquirer for accounting purposes). The historical information of Cardiac has been derived from the unaudited consolidated financial statements for the year ended September 30, 1998 which were derived from the audited consolidated financial statements of Cardiac for the fiscal year ended March 31, 1998 and the unaudited consolidated financial statements for the six months ended September 30, 1998 and 1997. Cardiac's auditors have reported that recurring losses from operations, net capital deficiency and limited working capital resources raise substantial doubt about Cardiac's ability to continue as a going concern. The historical information of Electro has been derived from the audited financial statements for the fiscal year ended August 31, 1998 (which are included herein and should be read in conjunction with such financial statements and the notes thereto). Electro's auditors have reported that recurring losses from operations, net capital deficiency and limited working capital resources raise substantial doubt about Electro's ability to continue as a going concern. In the opinion of the management of Cardiac and Electro, the above-mentioned unaudited pro forma condensed consolidated financial statements of the respective companies include all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the results for unaudited interim periods. The unaudited pro forma information is presented for illustrative purposes only and is not necessarily indicative of the consolidated financial position or operating results that would have occurred had the Merger and Restructuring Merger been completed on the date specified, nor is it indicative of future operating results or financial position. In the opinion of the managements of Cardiac and Electro, all adjustments necessary to present fairly this unaudited pro forma information have been made.

                                      CTG

                  UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

                                 BALANCE SHEET

                                                                             AUGUST 31, 1998
                                              -----------------------------------------------------------------------------
                                                        HISTORICAL                               PRO FORMA
                                              -------------------------------   -------------------------------------------
                                                 CARDIAC          ELECTRO               ADJUSTMENTS            AS ADJUSTED
                                              -------------   ---------------   --------------------------   --------------
                 ASSETS
Current assets
 Cash .....................................    $  132,230      $    168,762         $    3,540,000(1)         $ 3,840,992
 Marketable securities ....................           799                --                                           799
 Accounts receivable, net .................       466,232           723,753                                     1,189,985
 Inventories ..............................     1,289,725         1,253,456                                     2,543,181
 Prepaid expenses and other
   current assets .........................       226,332            68,538                                       294,870
                                               ----------      ------------                                   -----------
   Total current assets ...................     2,115,318         2,214,509              3,540,000              7,869,827
Property, plant and equipment, net ........     1,880,649           653,452                                     2,534,101
Patent ....................................            --                --              2,603,566 (3)          2,603,566
Other assets ..............................      1217,984           314,986               (792,000)(2)            740,970
                                               ----------      ------------         ----------------          -----------
                                               $5,213,951      $  3,182,947         $    5,351,566            $13,748,464
                                               ==========      ============         ================          ===========
               LIABILITIES AND
           STOCKHOLDERS' EQUITY
Current liabilities
 Accounts payable and accrued expenses.....    $1,953,588      $  1,590,929         $      283,000(2)         $ 3,827,517
 Deposits payable .........................       347,962                --                                       347,962
 Accrued litigation expenses ..............            --           265,134                                       265,134
 Current portion of long-term debt ........     1,384,340            73,279                                     1,457,619
                                               ----------      ------------                                   -----------
   Total current liabilities ..............     3,685,890         1,929,342                283,000              5,898,232
Long-term debt, less current portion ......     1,810,003         2,443,739              1,000,000 (1)          5,253,742
Other liabilities .........................        86,476                --                                        86,476
Stockholders' equity (deficit) ............      (368,418)       (1,190,134)             4,068,566 (1)(3)       2,510,014
                                               ----------      ------------         ----------------          -----------
                                               $5,213,951      $  3,182,947         $    5,351,566            $13,748,464
                                               ==========      ============         ================          ===========

----------------

(1) Represents the addition of $2.0 million in debt at an assumed interest rate of 11% per annum to be issued in connection with the merger, the conversion of $1.0 million of The T Partnership debt into 9% convertible preferred stock and the sale of the minimum number of shares in the offering for net proceeds of $1.54 million.

(2) Represents $1,075,000 of costs of completing the Merger, of which $792,000 had been incurred at August 31, 1998 and $283,000 is a pro forma accrual.

(3) The acquisition of Electro by Cardiac will be accounted for as an acquisition of Cardiac by Electro (a reverse acquisition in which Electro is considered the acquirer for accounting purposes). The purchase price for Cardiac is computed by valuing the outstanding common shares of Cardiac before the acquisition (529,748 as adjusted for the Reverse Split) at $2.19 or $1,160,148 plus costs of completing the Merger estimated at $1,075,000 and will be allocated to the fair value of assets acquired and liabilities assumed. The purchase price for Cardiac is anticipated to be allocated as follows:



    Fair value of assets acquired, including $2,603,566
    assigned to a pending patent ..........................  $7,817,517
    Fair value of liabilities assumed .....................   5,582,369
                                                             ----------
       Total purchase price ...............................  $2,235,148
                                                             ==========



    The purchase price was allocated to assets and liabilities based on management's current estimate of their value. The final allocation of the purchase price when the Merger is completed may vary from the estimated allocation above.

                                      CTG

                  UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

                            STATEMENT OF OPERATIONS

                                                                                   YEAR ENDED
                                                --------------------------------------------------------------------------------
                                                             HISTORICAL                                PRO FORMA
                                                -------------------------------------   ----------------------------------------
                                                   SEPTEMBER 30,         AUGUST 31
                                                        1998                1998
                                                -------------------   ---------------
                                                      CARDIAC             ELECTRO           ADJUSTMENTS          AS ADJUSTED
                                                -------------------   ---------------   ------------------   -------------------
Revenues ....................................      $  4,082,645(5)     $  5,347,042        $       --            $9,429,687
Cost and expenses:
 Cost of goods sold .........................         1,965,732           3,608,923                --             5,574,655
 Selling, general and administrative
   expenses .................................         2,064,206           1,974,468           260,357 (1)         4,299,031
 Engineering, research & development
   expenses .................................         1,549,642             527,007                --             2,076,649
                                                   --------------      ------------        ----------            ----------
                                                      5,579,580           6,110,398           260,357            11,950,335
                                                   --------------      ------------        ----------            ----------
Loss from operations ........................        (1,496,935)           (763,356)         (260,357)           (2,520,548)
Other income (expense):
 Interest expense ...........................          (611,649)           (313,961)          (45,000)(2)          (970,610)
 Other income ...............................             2,538                  --                --                 2,538
                                                   --------------      ------------        ----------            ----------
                                                       (609,111)           (313,961)          (45,000)             (968,072)
                                                   --------------      ------------        ----------            ----------
Net loss ....................................        (2,106,046)         (1,077,317)         (305,357)           (3,488,720)
Preferred stock dividends ...................                --                  --           (90,000)(4)           (90,000)
                                                   --------------      ------------        ----------            ----------
Net loss applicable to common stock .........      $ (2,106,046)       $ (1,077,317)       $ (395,357)           $(3,578,720)
                                                   ==============      ============        ==========            ===========
Net loss per common share ...................      $      (0.80)       $      (0.17)
                                                   ==============      ============
Pro forma net loss per
  common share ..............................                                                                    $    (1.63)(3)
                                                                                                                 ===========
Weighted average common
  shares outstanding ........................         2,648,740           6,388,000                               2,197,593
                                                   ==============      ============                              ===========

----------------

(1) Represents amortization of $260,357 a pending patent over 10 years, which represents the expected life of the product underlying the patent.

(2) Represents (a) reduction in interest expense of $120,000 related to the conversion of $1.0 million of the 12% T Partnership debt into 9% convertible preferred stock, and (b) the addition of interest expense of $165,000 related to $1.5 million debt issued in connection with the Merger at an assumed interest rate of 11%.

(3) Calculated using pro forma weighted average shares for Electro of 1,277,600 for the year ended August 31, 1998, plus 529,748 outstanding Cardiac shares as adjusted for the Reverse Split and the sale of the minimum number of shares in the offering of 390,245.

(4) Represents dividends on $1.0 million of The T Partnership debt converted into 9% convertible preferred stock.

(5) Includes approximately $768,000 royalty income from Intermedics which ceased in January 1998.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with ours, Cardiac's and Electro's financial statements and notes thereto included elsewhere in this Prospectus. This discussion contains forward looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward looking statements. Factors that might cause such a difference include but are not limited to those discussed in "Risk Factors."

RESULTS OF OPERATIONS

CARDIAC


FISCAL QUARTER ENDED SEPTEMBER 30, 1998 COMPARED TO FISCAL QUARTER ENDED SEPTEMBER 30, 1997

     OVERVIEW. Cardiac's total revenues for the second quarter of fiscal year 1999 decreased by 53.4% to approximately $765,000 as compared to approximately $1.6 million for the second quarter of fiscal year 1998. Sales decreased from approximately $1.0 million in the second quarter of fiscal year 1998 by 26.6% to approximately $765,000 in the second quarter of fiscal year 1999. Royalty income, which was $598,500 in the second quarter of fiscal year 1998, was zero in the second quarter of fiscal year 1999. Royalty income represents royalty fees from Intermedics pursuant to a license agreement between Cardiac and Intermedics, whereby Cardiac licensed the technology relating to its single-pass atrial-controlled ventricular pacing system. Royalty fees under this agreement terminated on January 22, 1998. Total operating costs in the second quarter of fiscal year 1999 were $458,064 lower than those incurred during the second quarter of fiscal year 1998, which, combined with the decrease in total revenues, resulted in an operating loss of $458,690 in the second quarter of fiscal year 1999 as compared to an operating loss of $41,727 in the second quarter of fiscal year 1998.

     SALES. Total sales decreased from $1,041,490 in the second quarter of fiscal year 1998 by 26.6% to $764,963 in the second quarter of fiscal year 1999. Pacemaker unit sales decreased by 66% and pacemaker dollar sales decreased by 66%. This decline reflects sales worldwide, and is due to loss of sales to competition because of Cardiac's lack of a pacemaker generator with rate response and other diagnostic features. Sales of pacing leads decreased in the domestic market by $274,304, but this was largely offset by increased sales of defibrillator leads to a new original equipment manufacturer ("OEM") customer and by increased sales of single-pass atrial-controlled pacing leads used in conjunction with competitive pacing systems. The decline in pacing lead sales was the result of a 66% decline in units reflecting a sllight reduction both in complete systems sold (pacemakers with leads), as well as in leads sold to Intermedics. The reduction in sales to Intermedics is perceived to be due to the reduction of internal inventories maintained by Intermedics, as well as a reduction of sales of this product by Intermedics through its customers. Sales of pacing leads in the international market remained stable.

     Sales by geographic area for the second quarter of fiscal year 1999 and 1998 are as follows:



GEOGRAPHIC AREA                   1999           1998
---------------------------   -----------   -------------
   United States ..........    $549,817      $  732,400
   International ..........     215,146         309,090
                               --------      ----------
                               $764,963      $1,041,490
                               ========      ==========

     Sales by product line for the second quarter of fiscal year 1999 and 1998 are as follows:



PRODUCT LINES                       1999           1998
-----------------------------   -----------   -------------
   Pacemakers ...............    $280,424      $  601,022
   Electrode Leads ..........     415,223         436,970
   Other ....................      69,316           3,498
                                 --------      ----------
                                 $764,963      $1,041,490
                                 ========      ==========



     ROYALTY INCOME. Royalty income represents royalty fees from Intermedics pursuant to a license agreement between Cardiac and Intermedics, whereby Cardiac licensed the technology relating to its single-pass atrial-controlled ventricular pacing system. Royalty fees under this agreement terminated on January 22, 1998.

     COSTS OF PRODUCTS SOLD. The cost of products sold in the second quarter of fiscal year 1999 was $451,730, compared to $648,245 in the second quarter of fiscal year 1998, representing a decrease of 30% as compared with a decrease of 26.6% in sales, which increased the rate of gross margin from 37.8% to 40.9%. This improvement was due to the substitution in the product mix of defibrillator leads for pacing leads.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses were $454,421 in the second quarter of fiscal year 1999, representing a decrease of 26% from $613,053 in the second quarter of fiscal year 1998. Selling expenses were $152,778 in the second quarter of fiscal year 1999 compared to $254,926 in the second quarter of fiscal year 1998 as a result of reduced costs in respect of commissions and royalties. General and administrative expenses were $301,643 in the second quarter of fiscal year 1999 compared to $358,127 in the second quarter of fiscal year 1998 representing a decrease of 16% as a result of reduced costs in respect of salaries, outside services and professional fees.

     ENGINEERING, RESEARCH AND DEVELOPMENT EXPENSES. Engineering, research and development costs were $317,502 in the second quarter of fiscal year 1999, which was a decrease of 24% from $420,419 in the second quarter of fiscal year 1998 due to reduced salaries, external costs and travel costs.

     OTHER INCOME AND EXPENSES. Interest income was $475 during the second quarter of fiscal year 1999 compared to $1,969 during the second quarter of fiscal year 1998. Total interest expense increased from $128,421 in the second quarter of fiscal year 1998 to $142,411 in the second quarter of fiscal year 1999 due to increased borrowings to meet working capital requirements.

SIX MONTHS ENDED SEPTEMBER 30, 1998 COMPARED TO SIX MONTHS ENDED SEPTEMBER 30, 1997.

     OVERVIEW. Cardiac's total revenues for the first half of fiscal year 1999 decreased by 57% to $1,385,740 as compared to $3,189,404 for the first half of fiscal year 1998. Sales decreased from $1,893,779 in the first half of fiscal year 1998 to $1,385,740 in the first half of fiscal year 1999. Royalty income decreased from $1,295,625 in the first half of fiscal year 1998 to zero in the first half of fiscal year 1999. Royalty income represents royalty fees from Intermedics pursuant to a license agreement between Cardiac and Intermedics, whereby Cardiac licensed the technology relating to its single-pass atrial-controlled ventricular pacing system. Royalty fees under this agreement terminated on January 22, 1998. Total operating costs in the first half of fiscal year 1999 were $1,033,128 lower than those incurred during the first half of fiscal year 1998, which, combined with the decrease in total revenues, resulted in an operating loss of $968,009 in the first half of fiscal year 1999 compared to an operating loss of $197,473 in the first half of fiscal year 1998.

     SALES. Total sales during the first half of fiscal year 1999 decreased from $1,893,779 in the first half of fiscal year 1998 by $508,039 or 27% to $1,385,740. Pacemaker unit sales decreased by 57% and pacemaker dollar sales decreased by 57%. This decline reflects sales worldwide, and is due to loss of sales to competition because of Cardiac's lack of a pacemaker generator with rate response and other diagnostic features. Sales of pacing leads decreased in the domestic market by $481,119, but this was largely offset by increased sales of defibrillator leads to a new OEM customer and by increased sales of single-pass atrial-controlled pacing leads used in conjunction with competitive pacing systems. The decline in pacing lead sales was the result of a 70% decline in units reflecting a slight reduction both in complete systems sold (pacemaker with leads), as well as in leads sold to Intermedics. The reduction in sales to Intermedics is perceived to be due to the reduction of internal inventories maintained by Intermedics, as well as a reduction of sales of this product by Intermedics through its customers. Sales of pacing leads in the international market remained stable.

     Sales by geographic area for the first half of fiscal year 1999 and 1998 are as follows:



GEOGRAPHIC AREA                    1999            1998
---------------------------   -------------   -------------
   United States ..........    $1,115,138      $1,513,410
   International ..........       270,602         380,369
                               ----------      ----------
                               $1,385,740      $1,893,779
                               ==========      ==========



     Sales by product line for the first half of fiscal year 1999 and 1998 are as follows:



PRODUCT LINES                        1999            1998
-----------------------------   -------------   -------------
   Pacemakers ...............    $  524,486      $1,050,534
   Electrode Leads ..........       759,247         822,599
   Other ....................       102,007          20,646
                                 ----------      ----------
                                 $1,385,740      $1,893,779
                                 ==========      ==========



     ROYALTY INCOME. Royalty income represents royalty fees from Intermedics pursuant to a license agreement between Cardiac and Intermedics, whereby Cardiac licensed the technology relating to its single-pass atrial-controlled ventricular pacing system. Royalty fees under this agreement terminated on January 22, 1998.

     COSTS OF PRODUCTS SOLD. The cost of products sold during the first half of fiscal year 1999 was $777,819 compared to $1,152,060 in the first half of fiscal year 1998, representing a decrease of 32% as compared to a decrease of 27% in sales, which increased the rate of gross margin from 39% in the first half of fiscal year 1998 to 44% in the first half of fiscal year 1999. This improvement was due to the substitution in the product mix of defibrillator leads for pacing leads.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses were $923,513 in the first half of fiscal year 1999, representing a decrease of $432,612 or 32% from $1,356,125 incurred in the first half of fiscal year 1998. Selling expenses decreased from $601,303 in the first half of fiscal year 1998 by $289,754 or 48% to $311,549 in the first half of fiscal year 1999 as a result of reduced costs in respect of commissions and royalties. General and administrative expenses decreased from $754,822 in the first half of fiscal year 1998 by $142,858 or 19% to $611,964 in the first half of fiscal year 1999 as a result of reduced costs in respect of salaries, outside services and professional fees.

     ENGINEERING, RESEARCH AND DEVELOPMENT EXPENSES. Engineering, research and development costs were $652,417 during the first half of fiscal year 1999 compared to $878,692 during the first half of fiscal year 1998 due to reduced salaries, external costs and travel costs.

     OTHER INCOME AND EXPENSES. Interest income was $792 during the first half of fiscal year 1999 compared to $7,952 during the first half of fiscal year 1998. Total interest expense increased from $211,006 in the first half of fiscal year 1998 to $298,706 in the first half of fiscal year 1999 due to increased borrowings to meet working capital requirements.


FISCAL YEAR ENDED MARCH 31, 1998 COMPARED TO FISCAL YEAR ENDED MARCH 31, 1997


     OVERVIEW. Cardiac's total revenues for fiscal year 1998 decreased 11% to approximately $5.9 million from approximately $6.6 million for fiscal year 1997. Sales decreased from approximately $4.2 million to approximately $3.8 million and royalties decreased from approximately $2.4 million to approximately $2.1 million. Royalty income represented royalties from Intermedics pursuant to a license agreement between Cardiac and Intermedics; royalty income under this agreement ceased on January 22, 1998. The decrease in revenue, partially offset by a 8% decrease in costs and expenses to approximately $6.6 million as compared to approximately $7.2 million in fiscal year 1997, resulted in an operating loss of $726,399 as compared to an operating loss of $575,464 in fiscal year 1997. Interest expense in fiscal year 1998 increased to $523,949 as compared to $490,508 in fiscal year 1997 due to an increase in the amount borrowed under a loan from Coast. Other Income decreased to $941 in fiscal year 1998 from $167,300 in fiscal year 1997. The net loss in fiscal year 1998 increased to $1,239,710 from $881,240 in fiscal year 1997.

     SALES. Total Sales in the fiscal year ended March 31, 1998 decreased by $377,988 or 9% to $3,823,059 from the level of $4,201,047 achieved in the prior year. Pacemaker unit sales decreased by 1.6% and pacemaker dollar sales decreased by 3.8%, as pacemaker average selling prices declined by 2.2% due to competitive pressures. The average selling prices of pacing electrode leads improved by 6%, but their unit sales declined by 40%, due to reduced demand from an established OEM customer, resulting in a net revenue reduction of $808,421, which was largely offset by initial sales of $503,500 for Cardiac's newly introduced defibrillation electrode leads to a new OEM customer. Penetration of the Japanese market has, so far, been below expectations, but management believes that the long-term potential of the Japanese and Asian markets and the more effective marketing and distribution process intended to result from the proposed Merger warrant continued perseverance in this area.


     Sales by geographic area for fiscal years 1998 and 1997 are as follows:

GEOGRAPHIC AREA                    1998            1997
---------------------------   -------------   -------------
   United States ..........    $3,067,963      $3,486,511
   International ..........       755,096         714,536
                               ----------      ----------
                               $3,823,059      $4,201,047
                               ==========      ==========

     Sales by product line (including product assemblies) for fiscal years 1998 and 1997 are as follows:

PRODUCT LINE                         1998            1997
-----------------------------   -------------   -------------
   Pacemakers ...............    $1,678,905      $1,744,528
   Hybrid Circuits ..........       258,250         222,303
   Electrode Leads ..........     1,866,721       2,171,641
   Other ....................        19,183          62,575
                                 ----------      ----------
                                 $3,823,059      $4,201,047
                                 ==========      ==========


     ROYALTY INCOME. Royalty income represented royalty fees from Intermedics pursuant to a license agreement between Cardiac and Intermedics, whereby Cardiac licensed the technology relating to its single-pass atrial-controlled ventricular pacing system. Royalty fees under this agreement terminated on January 22, 1998.

     COST OF PRODUCTS SOLD. Cost of products sold in fiscal year 1998 was $2,339,973, compared to $2,378,743 in fiscal year 1997, representing a decrease of 1.6% as compared with the sales decrease of 9%, which reduced the gross margin from 43% to 39%. This reduction was largely due to lower selling prices for pacers and pacer assemblies in the European markets due to competitive pressures and increased rates of manufacturing overhead cost arising from reduced production volumes.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses were $2,496,818 in fiscal year 1998, representing a decrease of 17% from $3,013,724 in fiscal year 1997. Selling expenses were $1,052,038 in fiscal year 1998 compared to $1,591,807 in fiscal year 1997, representing a decrease of 34%, largely due to a decrease of $312,327 in volume dependent sales commission and royalty expenses, employment costs reductions of $141,944, and additional cost reductions. General and administrative expenses were $1,444,780 in fiscal year 1998 compared to

$1,421,917 in fiscal year 1997, representing an increase of 1.6%, despite increases totaling $74,000 in bank and finance charges, insurance costs and overseas taxes.


     ENGINEERING, RESEARCH AND DEVELOPMENT EXPENSES. Engineering, research and development expenses were $1,775,917 in fiscal year 1998, representing no significant change from $1,778,294 in fiscal year 1997 due to the continued development activities in the areas of single pass electrode leads, bipolar dual-chamber operation, light weight pulse generator, rate responsive pacing and the PacePro/trademark/ programmer.

     OTHER INCOME AND EXPENSES. Interest income was $9,697 during fiscal year 1998, compared to $17,432 during fiscal year 1997. Interest expense increased in fiscal year 1998 to $523,949 from $490,508 in fiscal year 1997 due largely to additional interest arising in fiscal year 1998 since June 13, 1997 on the loan from Coast.


ELECTRO


FISCAL YEAR ENDED AUGUST 31, 1998 COMPARED TO FISCAL YEAR ENDED AUGUST 31, 1997


     OVERVIEW. Net revenues declined $1,301,396 (19.6%) for the fiscal year ended August 31, 1998 as compared to the prior fiscal year. Product revenues declined $751,390 (12.8%) for the fiscal year ended August 31, 1998 as compared to the fiscal year ended August 31, 1997. Contract research and development declined $544,293 (100%) for the year. Licensing fees and royalty income also decreased $22,670 (20.7%) for the same period. For the fiscal year ended August 31, 1998 sales to an OEM customer increased $16,957 (14.0%) as compared to the fiscal year ended August 31, 1997.

     SALES. Domestic sales decreased $462,741 (11.5%) for the twelve months ended August 31, 1998 as compared to the same periods in the prior year. This decrease is primarily due to Electro not having an approved electrophysiology ablation catheter, lack of new products, a continued decline in demand for Electro's older products in pacing and monitoring, backorders, as well as the impact of not replacing sales representatives who have left Electro. International sales decreased $268,651 (14.7%) in fiscal year 1998 as compared to the same prior period. The decline in international sales is attributed to the lack of new products, lower demand for Electro's electrophysiology products, product redesign problems, and lower prices due to competition and backorders. Additionally, sales in the fourth quarter were negatively affected by the inability to obtain CE Mark certification. International sales will continue to be adversely affected in Europe (approximately 21%, 17% and 14% of total revenues for fiscal years 1996, 1997 and 1998, respectively) until early 1999 as Electro was not able to obtain CE Mark certification on its products in a timely manner in order to continue to sell into this market. Several months ago, Electro and Cardiac submitted an application requesting CE Mark certification for Cardiac to sell Electro's steerable line of catheters, as manufacturer, with Electro acting as vendor to Cardiac in such regard. CE Mark certification was granted on October 26, 1998, and issued in the name of Cardiac. Cardiac and Electro anticipate having products with CE Mark certification available for shipment in early 1999. Electro has also recently submitted applications for CE Mark certification for many of ts additional products. However, we cannot assure you that CE Mark certification for the additional products will be obtained or that the pre-June 1998 sales levels will be recaptured. Electro's lack of financing has severely hampered its ability to introduce new products to market and correct the re-design issue, in order to maintain sales.

     GROSS PROFITS. Gross profit dollars decreased $868,833 (33.3%) for the fiscal year ended August 31, 1998 as compared to the fiscal year ended August 31, 1997. This decrease is primarily attributed to decreased production levels related to the lower sales volume in addition to write-offs of certain inventories which were scrapped for sterilization samples, evaluation and testing failures and the increased cost associated with regulatory compliance. The lower volume continues to negatively impact gross profit.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses decreased $409,659 (17.2%) for the fiscal year ended August 31, 1998 as compared to the previous fiscal year. The decrease primarily reflects lower domestic and international selling expenses substantially attributable to the departure of field sales personnel that have not yet been replaced and to cutbacks in international activities.

     ENGINEERING, RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses decreased $354,721 (40.2%) for the twelve months ended August 31, 1998 as compared to the same period in the prior fiscal year. This decrease reflects the lower level of research and development efforts. The decrease is primarily attributed to the decreased personnel and lower material, supply, consulting and recruiting expenses. In the prior fiscal year, costs associated with billable research and development activities were charged to cost of revenues.

     OTHER INCOME AND EXPENSES. Interest expense increased as a result of the increased borrowings from The T Partnership and interest on capitalized lease obligations relative to equipment.

     Fiscal year 1997 included expenses in connection with an age discrimination litigation against Electro. All costs associated with this litigation were recorded in the financial statements for the fiscal year ended August 31, 1997. No costs were recorded in fiscal year 1998.


FISCAL YEAR ENDED AUGUST 31, 1997 COMPARED TO FISCAL YEAR ENDED AUGUST 31, 1996


     OVERVIEW. Net revenues declined $713,998 (9.7%) for the fiscal year ended August 31, 1997 as compared to the fiscal year ended August 31, 1996. Product revenues declined $1,148,149 (16.4%) for the fiscal year ended August 31, 1997 in addition to a decline in revenues from an OEM customer of $64,133. These declines were partially offset by an increase in contract research and development revenues of $388,586, which included a $100,000 termination fee from a contract research and development effort and $109,698 received from licensing certain of Electro's technology. Gross profit dollars decreased $675,982 (20.6%) for the fiscal year ended August 31, 1997 as compared to the fiscal year ended August 31, 1996. This decrease is primarily attributed to decreased production levels related to the lower sales volume as well as the write-off of certain inventories. The gross profit percentage for the fiscal year ended August 31, 1997 was 39.2% as compared to 44.6% for the fiscal year ended August 31, 1996. The lower volume continues to adversely impact gross profit. The net loss for the fiscal year ended August 31, 1997 was $1,354,942 or $0.21 per share as compared to a net loss of $892,940 or $0.14 per share for the fiscal year ended August 31, 1996.

     During the past eighteen month period ended August 31, 1997, Electro has devoted much of its engineering efforts to its contract research and development customer and OEM business. In May 1997, the agreement-in-principle to perform contract research and development work for a medical device company, which work commenced in June 1996, was terminated at the request of the other company. The terms of the agreement-in-principle called for the other company to pay Electro a monthly fee of $150,000 for a period of one year. A definitive agreement was never executed. Electro received $600,000 for the work it had performed and also received a $100,000 termination fee. As a result of the termination, Electro's revenues were adversely affected in the short-term. Electro's OEM business may partially offset the lost revenues from the termination.

     SALES. Direct domestic sales decreased $678,405 (14.4%) for the fiscal year ended August 31, 1997 as compared to the fiscal year ended August 31, 1996. This decrease is primarily due to Electro not having an approved electrophysiology ablation catheter, lack of new products as Electro had focused its attention on the contract research and development and OEM business, a continued decline in demand for Electro's older products in pacing and monitoring, backorders, as well as the impact of not replacing sales representatives who have left Electro. International revenues decreased $496,254 (21.4%) for 1997 as compared to 1996. The decline in international revenues is attributed to the insufficiency of new products as Electro had focused its attention on the contract research and development and OEM business, lower demand for Electro's electrophysiology products, product redesign requirements, lower prices due to competition and backorders.

     GROSS PROFITS. Gross profit dollars decreased $675,982 (20.6%) for the year ended August 31, 1997 as compared to the prior year. This decrease is primarily attributed to decrease production levels related to the lower sales volume as well as the write-off of certain inventories. The decreased production levels caused the cost of goods sold of the catheters to increase due to less efficient labor utilization and a greater amount of fixed overhead allocated to each catheter produced. The gross profit percentage for the year ended August 31, 1997 was 39.2% as compared to 44.6% for the year ended August 31, 1996. The lower volume continues to adversely impact gross profit.


     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses decreased $570,864 (19.3%) for the fiscal year ended August 31, 1997 as compared to the fiscal year ended August 31, 1996. This decrease primarily reflects lower domestic marketing and selling expenses of $641,690 (32.5%), mostly attributed to the departure of field sales personnel that have not yet been replaced. This decrease was partially offset by an increase in the provision for bad debt which resulted from non-payments by an international distributor experiencing cash flow problems.

     ENGINEERING, RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses decreased $128,345 (12.7%) for the fiscal year ended August 31, 1997 as compared to the fiscal year ended August 31, 1996. The decrease is primarily attributed to the transfer of expenses to costs of revenues associated with billable research and development activities in addition to lower material purchases and consulting fees. These decreases were partially offset by higher expenses for new personnel.

     OTHER INCOME AND EXPENSES. Interest expense increased primarily as a result of the increased borrowings from The T Partnership and interest associated with capitalized leases for equipment. Litigation expense for 1997 represents the jury award to a terminated employee as a result of an age discrimination suit and Electro's legal costs from September 1996 to defend this action.


LIQUIDITY AND CAPITAL RESOURCES

CARDIAC


     Cardiac's liquidity benefited from its $3.5 million credit facility with Coast, whereby Coast agreed to lend Cardiac an amount not to exceed $3.5 million, subject to limitations relating to the value of receivables and inventories and including a capital expenditure sub-line up to $500,000 and a term loan in the sum of $300,000, of which the latter two are repayable over a forty-eight month period (the "Coast Loan"). On June 6, 1997, as consideration for Sirrom, another lender to Cardiac, subordinating its interests to Coast, Cardiac issued to Sirrom a warrant to purchase 10,000 shares of our common stock exercisable commencing immediately and expiring June 6, 2002 at an exercise price of $25.00 per share. In connection with the Coast Loan, on June 13, 1997, Cardiac issued to Coast a warrant to purchase 7,500 shares of our common stock exercisable commencing immediately and expiring June 30, 2002 at an exercise price of $20.00 per share. On June 11, 1998, Cardiac and Coast amended their loan agreement executed in connection with the Coast Loan (the "Coast Loan Agreement") to provide for a term loan in the amount of $250,000 (the "Bridge Loan"). In connection with the Bridge Loan, Cardiac issued to Coast a warrant to purchase 5,000 shares of our common stock exercisable commencing immediately and expiring June 30, 2002 at an exercise price of $2.00 per share and the exercise price per share of the warrant issued to Coast in connection with the Coast Loan was reduced from $20.00 per share to $2.00 per share. As of October 31, 1998, Cardiac had outstanding indebtedness of approximately $1,140,000 under the Coast Loan.

     From April 22 through May 4, 1998, Cardiac obtained $300,000 in interim financing from select investors through the issuance of an 8% convertible debenture, convertible at then current market price of $2.00 per share. In consideration for this investment Cardiac lowered the exercise price of previously issued options to purchase 715 shares of our common stock from $17.50 per share to $.40 per share and lowered the exercise price of certain warrants to purchase 3,363 shares of our common stock from $25.00 per share, to $2.00 per share. Cardiac is also attempting to obtain an additional $250,000 on similar terms. We cannot assure you that Cardiac's attempts to obtain financing will be successful.

     On July 30, 1998, and August 13, 1998, Cardiac executed promissory notes in favor of Minrad, Inc. ("Minrad") in the amount of $75,000 and $125,000, respectively (collectively, the "Minrad Notes"). The Minrad Notes bear interest at the rate of 15% annually, and the principal amount and all interest due thereunder is due and payable, after September 29, 1998, within ten days after written demand from Minrad.

     On August 26, 1998, Cardiac received $134,000 from IHI and executed a promissory note in the amount of $165,000 (the "IHI Note") in favor of IHI. Concurrently with execution of the IHI Note, Cardiac paid Goodbody International, Inc., a related company of IHI ("Goodbody"), a $34,000 consulting fee for services relating to the obtaining of additional debt financing. Pursuant to the terms of the IHI Note, Cardiac has agreed to repay the IHI Note on October 25, 1998. If Cardiac does not repay the IHI Note on or before October 25, 1998, but does so on or before November 12, 1998, in addition to repayment of the IHI Note, Cardiac has agreed to pay Goodbody a $25,000 fee (the "Goodbody Fee"). If repayment of the IHI Note and the Goodbody Fee have not been received by IHI on or before November 12, 1998, an immediate penalty fee of $2,500 shall be incurred at 12:01 a.m. on November 13, 1998, and an additional $2,500 fee will accrue and be imposed at 12:01 a.m. every 24 hours, until the IHI Note, the Goodbody Fee and all penalty fees have been paid in full.

     In connection with the IHI Note, Cardiac has agreed to issue up to four warrants to IHI under certain conditions, each giving IHI the right to purchase 10,000 shares of our common stock at an exercise price of $.05 per share. If repayment of the IHI Note and the Goodbody Fee have not been received by IHI on or before November 12, 1998, at 12:01 a.m. on November 13, 1998, the first of the four warrants will be deemed issued to and earned by IHI. At 12:01 a.m. on the 13th day of each month thereafter for up to three months, one additional warrant shall be issued and deemed earned, if the IHI Note, the Goodbody Fee and all penalty fees have not been paid in full. Furthermore, if the IHI Note, the Goodbody Fee and all penalty fees have not been paid in full by January 1, 1999, IHI will have the option to convert any or all of the amounts due into our common stock at an exercise price of $.05 per share. As additional consideration for the IHI Note, IHI received a warrant to purchase 66,000 shares of our common stock at an exercise price of $0.64 per share, exercisable at any time on or before 5:00 p.m. Eastern Standard Time on August 26, 2003.


     The interest and warrant provisions and other inducements which Cardiac is required to offer to obtain capital are becoming increasingly more burdensome. Interim financing of Cardiac pending completion of the Merger and the Restructuring Merger is extremely difficult to obtain. If Cardiac is unable to obtain additional interim financing it might not be able to survive until the end of November, the expected time of completion of the Merger, the Restructuring Merger and public offering.

     As of October 31, 1998, Cardiac had no commitments for the acquisition of capital assets. As of that date, it did have material commitments pursuant to certain inventory procurement contracts of $859,397. Cardiac does not anticipate any significant capital expenditures during the next twelve months.


     Cash used by operations during fiscal year 1998 approximated $49,000. Capital expenditures and repayment of long-term debt obligations additionally utilized approximated $472,000 and $330,000, respectively. Proceeds under the line of credit and long-term borrowings approximated $1,239,000. Deferred financing and Merger costs absorbed approximately $575,000. Overall, negative cash flow for fiscal year 1998 approximated $164,000.

     Cash generated by operations during fiscal year 1997 approximated $57,000. Capital expenditures and repayment of debt obligations during fiscal year 1997 approximated $545,000 and $875,000 respectively. Net proceeds from the issue of common stock and stock warrants during fiscal year 1997 approximated $301,000. Proceeds from notes and debt obligations approximated $163,000. Overall, negative cash flow for fiscal year 1997 approximated $982,000.

     As indicated by the independent public accountants in the report and as shown in the financial statements, Cardiac has experienced significant operating losses which have resulted in an accumulated deficit of $21,901,927, as of March 31, 1998. In addition, as discussed below, royalty payments from Intermedics/trademark/ ceased in January 1998. These conditions raise substantial doubt about Cardiac's ability to continue as a going concern.

     Intermedic's obligation to pay royalties under its license agreement with Cardiac terminated on January 22, 1998, however, the license agreement which grants Intermedics the right to manufacture and sell the technology does not terminate until the expiration of Cardiac's patent in July 2009. During the fiscal years ended March 31, 1998 and 1997, Cardiac recorded $2,063,250 and $2,394,250 in royalty income, respectively, from Intermedics. The termination of those royalty obligations has had and will have a material adverse effect on Cardiac's working capital.


     The financing proposed to satisfy the financing condition to the Merger is intended to enable the combined companies to meet their obligations for at least the first 24 months post closing of the Merger. The business plan anticipates that the combined companies will, within 12 to 18 months after completion of the Merger, be able to achieve a positive operational cash flow at least sufficient to support normal operating and research and development activity. See "Use of Proceeds--Proposed Loan Financing."


     Relative to its current operations and the loss of royalty income from Intermedics, Cardiac has taken the following actions to increase cash availability:


     /bullet/ Reduced its staff and operating expenses;

     /bullet/ Expanded its revenue base by adding additional OEM customers and providing leads to a new implantable defibrillator customer and to a new manufacturer of otologic implants; and

    /bullet/ Obtained $915,000 in additional cash through the Bridge Loan, the issuance of 8% convertible debentures and the execution of both the Minrad Notes and the IHI Note.


     These steps should be adequate to address liquidity needs until closing of the Merger. If the Merger is not completed, however, then additional cash will have to be raised and significant additional staff and operating expense cuts will have to be made to conserve cash. Cardiac would attempt to acquire another entity or to be acquired itself by another entity. If another merger did not occur, then without an additional infusion of cash, a significant increase in revenue and a substantial reduction in operating expenses, Cardiac could not survive.

ELECTRO


     At August 31, 1998, working capital decreased $673,007 to $285,167 from the fiscal year ended August 31, 1997. The current ratio was 1.1 to 1 at August 31, 1998 as compared to 1.6 to 1 at August 31, 1997. Net cash used in operating activities was $377,173 for the fiscal year ended August 31, 1998 as compared to $37,025 for the fiscal year ended August 31, 1997. This increase in cash required for operations is primarily attributed to the increase in Electro's operating loss for the fiscal year and an increase in deferred merger costs. Electro was able to satisfy its cash requirements with borrowings from The T Partnership, cost saving measures (especially in the sales and marketing area, where field departed sales personnel have not been replaced), cash on hand and extension of its accounts payable.

     In April 1998, rather than await a decision of its appeal, Electro settled a certain age-discrimination lawsuit to which it was a party and under which judgment, at the trial level, had been entered against it in the amount of approximately $330,990. Under the key terms of the Settlement Agreement, the matter was settled for the sum of $305,000 payable as follows: (i) by a lump sum payment of $65,000 within five business days of the date of the Settlement Agreement; and (ii) the balance, bearing interest at the rate of 6% per annum, payable in monthly installments of $10,000, plus interest, commencing on July 1, 1998. The Settlement Agreement provides that a default in any monthly payment which remains unpaid for a period of ten days allows the plaintiff to declare a default and accelerate the payment of the entire outstanding balance with interest. Electro has made the payments due to date on a timely basis.

     The rate of interest on the debt to The T Partnership is 12% per annum on any outstanding balance and is payable monthly. As of August 31, 1998 Electro owed The T Partnership $293,764 for monthly interest payments dating back to July 1997. Electro has sent the required interest payments to The T Partnership. The T Partnership has chosen not to tender such checks for payment. Therefore, Electro has considered the interest payments unpaid at August 31, 1998 and has reflected the amount as a liability on the accompanying 1998 balance sheet. The T Partnership has waived the debt agreements provision for monthly interest payments to be made, until September 1, 1999 and has agreed not to request acceleration of payment for fiscal 1998 interest payments or, further, for any fiscal 1999 interest payments. Principal payments of $25,000 scheduled to begin on September 1, 1996 have, pursuant to several waivers, with the latest received in October 1998, been deferred to September 1, 1999. The loan is secured by Electro's property, building, accounts receivable, inventories and machinery and equipment. Electro is to prepay the outstanding balance in the event Electro is merged into or consolidated with another corporation or Electro sells all or substantially all of its assets, unless The T Partnership and Electro agree otherwise. The Merger Agreement contemplates that the total indebtedness outstanding and due to The T Partnership plus interest accrued thereon (totaling approximately $2.5 million) shall be redeemed at the Merger effective time by: (a) the issuance by the surviving subsidiary corporation in the merger (the "Surviving Subsidiary") to The T Partnership of an aggregate of 1,000 shares of the Series A Preferred Stock of the surviving subsidiary, which shares shall have a liquidation value equal to, and shall be issued in redemption of, $1.0 million of the indebtedness and shall be convertible into shares of the new combined company's common stock; (b) the delivery to The T Partnership of the new combined company's 9% conditional promissory note in the amount of $1.0 million pursuant to which the new combined company is obligated to pay only those amounts which are due but not paid to the holders of the Series A Preferred Stock, or in the event of certain other non-monetary defaults; and (c) the delivery to The T Partnership of a secured promissory note made by the new combined company in an amount not to exceed $1.3 million (which amount shall be the approximately remaining amount of Electro's secured indebtedness to The T Partnership exclusive of the amount redeemed under (a) above), bearing interest at the rate of 12% per annum payable quarterly, the principal amount of which shall be due and payable three years from the date of execution of such note (the terms of the security for the note have yet to be agreed upon). As a result of the issuance of Series A Preferred Stock, The T Partnership shall be entitled to receive dividends. In addition, pursuant to the terms of the Merger Agreement, The T Partnership shall be entitled to reimbursement for cash advances provided to Electro in the amount of $200,000, or any greater amount as may be agreed to by Electro and Cardiac, in writing, which may have been extended by The T Partnership between May 1, 1998 and the completion of the Merger for the purpose of operating capital.

     Under the provisions of the agreement with The T Partnership, Electro is obligated to comply with certain covenants, to be tested on a monthly basis. Non-compliance by Electro shall allow The T Partnership to declare an Event of Default and accelerate repayment of indebtedness. As of August 31, 1998, Electro was not in compliance with certain covenants. However, in October 1998, The T Partnership agreed not to exercise its right to accelerate the repayment of indebtedness through September 1, 1999 as a result of non-compliance with the aforementioned covenants and agreed to defer the principal and interest payments due in the 1998 and 1999 fiscal years. The T Partnership has also agreed to a modification to one of the financial covenants. Electro is currently in compliance with such revised covenant.

     The report of Electro's independent auditors on Electro's financial statements includes an explanatory paragraph which states that Electro's recurring losses from operations, its net capital deficiency and limited working capital raise substantial doubt about Electro's ability to continue as a going concern. The financial statements and financial statement schedule do not include any adjustments that might result from the outcome of this uncertainty. Electro's ability to continue with its plans is contingent upon its ability to obtain sufficient cash flow from operations or to obtain additional financing from external sources. Electro has had difficulty in paying its obligations and, as a result, has delayed payments to vendors and certain others providing services to Electro, such as legal expenses. Electro continues to evaluate its plans and adopt certain cost-saving measures, where appropriate. The contemplated Merger is contingent upon both companies raising sufficient capital to support each company's product development efforts. The Board of Directors believes that this Merger can offer advantages to both companies by, among other benefits, providing economies of scale and elimination of redundancies. However, there can be no assurance that the Merger will occur or that Electro will be able to generate the funding required. Further, there can be no assurance that consummation of the Merger will yield positive operating results in the future.


OPERATING TRENDS AND UNCERTAINTIES

     SALES OF CARDIAC. The ability of Cardiac to attain a profitable level of operations is dependent upon expansion of sales volume, both domestically and internationally, and continued development of new, advanced products. Cardiac believes that with the continued release of new products, its worldwide market expansion, and the addition of new OEM corporate customers, it will have the potential to increase sales.

     EEC nations have adopted universal standards as developed by the ISO to provide simplified trade among the member nations and to assure free access to trade while maintaining quality standards for products sold. All companies doing business in these nations must be certified to these standards set forth by the EEC which is evidenced by being granted CE Mark certification. Standards for active implantable medical products were implemented January 1, 1993 with a transition period ending December 31, 1994. Cardiac Quality System received certification to the ISO 9002 on November 19, 1996. CE Mark certification was issued by the Notified Body, TUV Product Services, of Munich, Germany, during the second quarter of fiscal 1996 for Cardiac's products intended for sale in Europe. Cardiac was audited in July 1997 by TUV Product Services as part of the annual review of the certified Quality System. As a result of the TUV Product Services audit the Quality System certificate was renewed. After renewal of the ISO 9002 certificate, Cardiac developed design control processes for its Quality System and received certification to the ISO 9001 on September 15, 1998. ISO 9001 certification means Cardiac meets the highest and most stringent international product quality standards.

     Until March 1995, Cardiac was the only manufacturer commercially marketing single-lead atrial-controlled ventricular pacemakers. However, Intermedics, a competitor of Cardiac, received FDA clearance to commercially market a single-lead atrial-controlled ventricular pacemaker that it developed utilizing Cardiac's technology pursuant to license and supply agreements with Cardiac. Intermedics commenced marketing its new pacemakers in March 1995. In addition, other competitors have also commenced marketing competitive single-lead products.

     Although the introduction of the new single-lead pacemakers poses competition for Cardiac, management believes that Cardiac will benefit from such competition since the new competition will increase the visibility of single-lead, atrial-controlled ventricular pacemakers in the marketplace and thereby increase market acceptance of the product. Further, management believes that there is a sufficient market to accommodate both Cardiac's and other competitive pacemakers. Cardiac estimates its market share of pacing products to be about 0.25% of an estimated worldwide pacing systems market of $2.0 billion.

     Various factors impact on a firm's ability to increase market share including, but not limited to, the financial strength of the firm, the ability of the firm and its competitors, and the time involved in obtaining FDA clearance for new or improved products. Therefore, although management believes that Cardiac is well poised for viable growth, management cannot predict the degree of market share Cardiac can obtain. Factors beyond Cardiac's control may impede its progress and consequently, adversely impact its business and operations.

     Cardiac's ability to successfully compete with Intermedics and other pacemaker manufacturers will depend on Cardiac's ability to supply product, recruit and increase a quality sales force and to continue to develop and release new advanced products. Cardiac historically has been restricted in its marketing capabilities due to financial constraints impeding its ability to supply products and recruit and train a sales force. However, Cardiac believes that the resources and products available with the Merger, and the associated funding to be obtained in connection with the Merger, will position the combined companies to be able to develop effective sales and marketing, and research and development programs.


     As discussed above, the manufacture for and sale of leads to Intermedics produces income for Cardiac. However, the supply agreement under which Cardiac sold electrode leads to Intermedics for its new systems expired on August 1, 1998. Nonetheless, although Cardiac cannot guarantee that it will continue to supply Intermedics with products, Cardiac anticipates providing Intermedics with existing or new leads for the next few years without a supply agreement on the same or similar terms and conditions that Cardiac sells to other similar customers.

     It is anticipated that Intermedics will eventually develop its own manufacturing capability for electrode leads necessary for its new pacemakers. However, any such development will take time. Although Cardiac does not know how long it will take Intermedics to develop its own manufacturing capability, added to any such development period would be the time necessary to obtain FDA clearance of its manufacturing process. However, in the event Intermedics receives FDA approval in a shorter time-frame than anticipated, or other events occur which causes a decrease in Intermedics' orders, Cardiac's business and operating results would be adversely affected.

     SALES OF ELECTRO. The ability of Electro to attain a profitable level of operations is dependant upon expansion of sales volume, both domestically and internationally, and continued development of new and advanced products. Many countries in which Electro markets its products regulate the manufacture, marketing and use of medical devices. Electro intends to pursue product approval or registration procedures in countries where it is marketing its products. The international registration and approval process is normally accomplished in coordination with its international distributors. In order for Electro to continue to sell certain of its products in the nations of the EEC, Electro must obtain CE Mark certification from the ISO. Since Electro has not yet obtained CE Mark certification and is now unable to sell its products in the nations of the EEC, international sales have and should continue to be adversely affected in Europe (which account for approximately 14% of total revenues in fiscal year 1998). Several months ago, Electro and Cardiac submitted an application requesting CE Mark certification for Cardiac to sell Electro's steerable line of catheters, as manufacturer, with Electro acting as vendor to Cardiac in such regard. CE Mark certification was granted on October 26, 1998, and issued in the name of Cardiac. Cardiac and Electro anticipate having product with CE Mark certification available for shipment in early 1999. Electro has also recently submitted applications for CE Mark certification for many of its additional products. However, we cannot assure you that CE Mark certification for the additional products will be obtained or that the pre-June 1998 sales levels will be recaptured.

     SOURCES OF SUPPLY. Two of Cardiac's principal suppliers of materials used primarily in electrode lead production, Dow Corning Enterprises, Inc. ("Dow Corning") and E.I. DuPont de Nemours & Co. ("DuPont"), indicated that they will no longer supply their materials to the medical device industry for use in implantable devices.


     The availability of materials suitable for use in implantable medical devices is an industry-wide problem and is not unique to Cardiac or to the cardiovascular device segment of the industry. The Polymer Technology Group produces a product that meets manufacturing requirements and has been identified as a tentative replacement for the DuPont supplied material. FDA approval of this replacement material is anticipated to be forthcoming based upon a satisfactory outcome of testing performed on the product. Cardiac believes, however, that it has a sufficient supply of the DuPont material to meet Cardiac's anticipated demand for the next several years. See "Business--Business of Cardiac--Sources of Supply."

     Suppliers of custom Application Specific Integrated Circuits ("ASICs") have advised that the technology used to produce these ASICs will no longer be supported. As such, Cardiac placed one last bulk order to ensure the availability of sufficient ASICs to satisfy projected demands for product. The new pacing system under development will utilize appropriate ASICs for the new system obviating the need for perpetual supply of the currently used ASICs.


     YEAR 2000 ISSUE. Many existing computer programs use only a two digit suffix to identify a year in the date field with an assumed prefix of "19". Consequently, this limits those systems to dates between 1900 and 1999. If not corrected, many computer systems and applications could fail or create erroneous results at or in connection with applications after the year 2000.


     Cardiac has undertaken to review the potential impact of the Year 2000 issue to its internal operations. Such assessment has included a review of the impact of the issue in primarily four areas: products, manufacturing systems, business systems and miscellaneous/other areas. Based on the results of its initial review, Cardiac does not anticipate that the Year 2000 issue will impact operations or operating results. Cardiac is in the process of testing its systems which may be affected by the Year 2000 issue and estimates that all affected systems can be tested, upgraded and replaced before they cause any operational problems. This upgrading is estimated to take less than four man-months of effort. In order to insure Year 2000 compliance, Cardiac has created a task force to periodically review their areas of concern. This task force is to meet on a quarterly basis through the middle of year 2000. Management believes that the incremental costs associated with achieving Year 2000 compliance will not be material to Cardiac's operating results.


     Cardiac relies on its customers, suppliers, utility service providers, financial institutions and other partners in order to continue normal business operations. At this time, it is impossible to assess the impact of the Year 2000 issue on each of these organizations. There can be no guarantee that the systems of other unrelated entities on which Cardiac relies will be corrected on a timely basis and will not have a material adverse effect on Cardiac. Cardiac's task force has identified the other organizations which are critical to Cardiac's continued operations. Cardiac intends to survey these organizations to determine the impact of the Year 2000 on their operations and their plans for addressing any potential concerns. Cardiac expects that this assessment will be completed in the fourth calendar quarter of 1998 and expects that any issues will be resolved by the end of the second calendar quarter of 1999.

     Electro is reviewing its computer programs and systems to ensure that the programs and systems will function properly and be Year 2000 compliant. Management of Electro presently believes that the Year 2000 issue will not pose significant operational problems for Electro's computer systems. However, as a result of its initial assessment, Electro has recently determined that it wil be required to modify or replace certain information and operational systems so they will be Year 2000 compliant. These modifications and replacements are being, and will continue to be, made in conjunction with Electro's overall systems initiatives. The total cost of these Year 2000 compliance activities is not anticipated to be material to Electro's financial position or its results of operations. Furthermore, the estimated cost of Electro's review and assessment efforts is not anticipated to be material to Electro's financial position or its results of operations, although there can be no assurance of this result. In addition, the Year 2000 issue may impact other entities with which Electro transacts business, and Electro cannot predict the effect of the Year 2000 issue on such entities. Electro is contacting its major vendors to ascertain if any potential problems exist.


INFLATION AND CHANGING PRICES


     In the opinion of Cardiac's management, the rate of inflation during the past two fiscal years has not had any material impact on Cardiac's operations. In the opinion of Electro's management, the rate of inflation during the past three fiscal years ended August 31, 1998 has not had any material impact on Electro's operations. Because of the implementation of cost containment and new Medicare regulations, any increase in sales revenues is expected to result from an increase in the volume of business rather than from an increase in selling prices. Both Cardiac's and Electro's respective pricing structures may not reflect inflation rates, due to constraints of Medicare regulations, market conditions and competition.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income" ("FAS 130") and No. 131, "Disclosure about Segments of an Enterprise and Related Information" ("FAS 131"). FAS 130 establishes standards for reporting and displaying comprehensive income, its components and accumulated balances. FAS 131 establishes standards for the way that public companies report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. Both FAS 130 and FAS 131 are effective for periods beginning after December 15, 1997. Because of the recent issuance of the standards, management has been unable to fully evaluate the impact, if any, they may have on future financial statement disclosures.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133"). FAS 133 requires companies to recognize ALL derivative contracts as either assets or liabilities in the balance sheet and to measure them at fair value. If certain conditions are met, a derivative may specifically be designated as a hedge, the objective of which is to match the timing of gain or loss recognition of: (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk; or (ii) the earnings effect of the hedged transaction. For a derivative NOT designated as a hedging instrument, the gain or loss is recognized as income in the period of change. FAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999.

                                    MERGER

GENERAL

     We were organized as a direct, wholly-owned subsidiary of Cardiac, for the purpose of restructuring into a holding company which will acquire through the Restructuring Merger and the Merger both Cardiac and Electro as operating companies.

     Completion of the Merger is conditioned upon, among other things: (i) approval and adoption of the Merger and the merger agreement (the "Merger Agreement") by the Electro stockholders; (ii) approval of the Reverse Split, ratification, approval and adoption of the Merger and the Merger Agreement, and approval and adoption of the Restructuring Merger and the restructuring merger agreement (the "Restructuring Merger Agreement") by the Cardiac stockholders;
(iii) a capital infusion into our company of a minimum of $4.0 million from a combination of this offering and a loan; (iv) consents of certain lenders; and
(iv) no litigation. Prior to the completion of the Merger, Cardiac will effectuate the Reverse Split on a one-for-five basis. Cardiac will become our wholly-owned subsidiary, Electro will become a wholly-owned subsidiary of Cardiac, and all of the stockholders of Cardiac and Electro will become stockholders of our company. The Merger will be accounted for as a purchase for accounting and financial reporting purposes. Based upon the controlling interest in Cardiac to be obtained by Electro stockholders as a result of the Merger, the Merger will be accounted for as an acquisition of Cardiac by Electro (a reverse acquisition in which Electro is considered the acquirer for accounting purposes).

     We expect that the consolidation of Cardiac and Electro with their related product lines will (i) afford us the opportunity to improve operations and performance through the realization of operating synergies and cost savings,
(ii) facilitate the commercialization of electrophysiology and other rhythm-management products from their existing products and new products developed by them, and (iii) serve as a "platform" to acquire or consolidate additional related products or other companies with related products. The cardiac catheter market is comprised of a large number of specialty niche companies, each with existing revenues and proprietary technologies that allow them to compete in selected segments. However, these companies are hindered due to their size, market valuations and other factors, in their efforts to compete effectively in their market and to raise capital. We believe that the Merger will provide a platform to consolidate several of these companies into a larger entity that could capitalize on our existing management and the manufacturing capabilities of our operating entities, operating synergies, and a larger revenue and technology base.

MERGER EXCHANGE RATIO

     Each outstanding share of Electro Common Stock will be deemed cancelled and converted into one-fifth of a share of our common stock (the "Merger Exchange Ratio") after giving effect to the Reverse Split. The Merger Exchange Ratio is the result of arm's-length negotiations between the parties, and was reflective of the market price of the common stock of each of Cardiac and Electro, as well as the current status and future prospects of the companies. The Merger Exchange Ratio may only be adjusted by amendment to the Merger Agreement.

CONDITIONS TO THE MERGER


     The obligations of Cardiac and Electro to complete the Merger are subject to the satisfaction of certain conditions, including: (i) the approval and adoption of the Merger Agreement and the Merger by the stockholders of Electro and the approval of the Reverse Split, ratification, approval and adoption of the Merger Agreement and the Merger and approval and adoption of the Restructuring Merger Agreement and the Restructuring Merger by the stockholders of Cardiac; (ii) the receipt of all authorizations, permits, consents and approvals of securities or "Blue Sky" commissions or agencies of any jurisdiction and of other governmental bodies or agencies that may reasonably be deemed necessary so that the completion of the Merger and the other transactions contemplated by the Merger Agreement will comply with applicable laws; (iii) the effectiveness under the Securities Act of our Registration Statement on Form S-4, File No. 333-65603 (the "S-4"), and the absence of any stop order suspending the effectiveness of the S-4 or proceedings seeking a stop order; (iv) no temporary restraining order, preliminary or permanent injunction, or other order preventing the completion of the Merger, shall have been issued, nor shall any statute, rule or regulation have been enacted which prohibits, restricts or delays completion of the Merger; (v) a minimum of $4.0 million in financing, in addition to any existing debt obligations of both Cardiac and Electro, on terms acceptable to both Cardiac and Electro shall have been secured; (vi) Cardiac shall have completed the Reverse Split; and (vii) Cardiac shall have executed and done all things possible to cause a Certificate of Merger to be filed with the Secretary of State of the State of Delaware, whereby the Restructuring Merger shall be effectuated, at the same time as the effective time of the Merger (the "Merger Effective Time").

     Additional conditions to the obligations of Cardiac to complete the Merger include: (i) the accuracy in all material respects of the representations and warranties of Electro; (ii) the performance, in all material respects, of all of the obligations required to be performed by Electro under the Merger Agreement before the completion of the Merger; (iii) all action necessary to authorize the execution, delivery and performance of the Merger Agreement and the completion of the transactions contemplated thereby will have been duly and validly taken by Electro, and Electro shall have the full power and right to effect the Merger; (iv) the receipt by Cardiac of an opinion of Saiber Schlesinger Satz & Goldstein, LLC ("Saiber"), counsel for Electro, reasonably satisfactory in form and substance to Cardiac; (v) the form and substance of all legal matters contemplated by the merger and all papers delivered thereunder shall be reasonably acceptable to Greenberg Traurig, P.A. ("Greenberg"), counsel for Cardiac; (vi) Cardiac shall have received duly executed copies of all consents and approvals contemplated by the Merger; (vii) all consents, authorizations, orders or approvals of, and filings of registrations with, any governmental authority which are required for or in connection with the execution and delivery by Electro of the Merger Agreement and all related agreements and the completion by Electro of the transaction contemplated thereby shall have been attained or made; (viii) the voting agreement and company affiliate agreements, which are to be executed in connection with the Merger Agreement (collectively, the "Related Agreements"), shall each be in full force and effect as of the Merger Effective Time in accordance with their terms, and each person or entity who or which are required or contemplated by the parties to the Merger Agreement to be a party to any Related Agreement who or which did not previously enter into such Related Agreement shall execute and deliver such Related Agreement; and (ix) provisions shall have been made for payment at closing of indebtedness of Cardiac which is due to Greenberg for reasonable attorneys' fees and expenses outstanding and incurred before and in connection with the Merger.

     Additional conditions to Electro's obligation to complete the Merger include: (i) the accuracy in all material respects of the representations and warranties of Cardiac; (ii) the performance, in all material respects, of all the obligations required to be performed by Cardiac under the Merger Agreement prior to the completion of the Merger; (iii) all action necessary to authorize the execution, delivery and performance of the Merger Agreement and the completion of the transactions contemplated thereby will have been duly and validly taken by Cardiac; (iv) the receipt by Electro of an opinion of Greenberg, in form and substance reasonably satisfactory to Electro; (v) the receipt of an opinion from Saiber in form and substance reasonably satisfactory to Electro, to the effect that the Merger will be treated for Federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended; (vi) all consents, authorizations, orders or approvals, and filings or registrations with, any governmental authority required in connection with the completion of the Merger by Cardiac; (vii) the form and substance of all legal matters contemplated by the Merger Agreement and all papers delivered thereunder shall be reasonably acceptable to Saiber; (viii) Electro shall have received duly executed copies of all consents and approvals contemplated by the Merger; (ix) our Board of Directors shall have taken such action as necessary to expand its size and to appoint Ervin Schoenblum and Abraham Nechemie as directors of our company; (x) the receipt of an opinion of Compass Capital Partners, Ltd., financial advisor to Electro, that the Merger is fair to the stockholders of Electro from a financial point of view; (xi) Electro shall have received a written statement signed by our President stipulating that we will honor all obligations of Electro under Article VIII of Electro's Amended and Restated Bylaws pertaining to indemnification of a corporate agent as that term is defined in such Article; provided, however, such commitment to honor Electro's indemnification obligations shall only be applicable to events or actions on the part of such corporate agent occurring or taken before the closing date; and (xii) provisions shall have been made for payment at closing of indebtedness of Electro which is due to The T Partnership in the amount of $200,000, or such greater amount as may be agreed upon by Electro and Cardiac for the repayment of loans made by The T Partnership to Electro to finance operations pending the completion of the Merger and to Saiber for reasonable attorneys' fees and expenses outstanding and incurred before and in connection with the Merger.

     Under the terms of the Merger Agreement, Cardiac has no obligation to complete the Merger if any condition to their obligations to complete the Merger is not satisfied on or before the closing date of the Merger and Electro has no obligation to complete the Merger if any condition to its obligation to complete the Merger is not satisfied on or before the closing date of the Merger. None of the material conditions to the obligations of Cardiac or Electro to complete the Merger may be waived or modified by the party that is, or whose stockholders are, entitled to the benefits thereof.


     Because we cannot satisfy the $4.0 million financing condition solely with proceeds from this offering, we intend to supplement additional funds needed to satisfy the financing condition of $4.0 million with additional debt financing. We have received three proposals for the debt financing from prospective lenders. All three proposals contemplate a working capital credit facility secured by accounts receivable, inventory and equipment. If sufficient debt financing is not available from these prospective lenders to satisfy the financing condition, we intend to obtain additional financing through alternative debt financing sources, which may be more costly than the current proposals.

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

THIRD PARTY CONSENTS

     Pursuant to the terms of the Coast Loan Agreement, Cardiac must obtain Coast's written consent prior to merging or consolidating with another party. The Merger and the transactions contemplated thereby have been discussed thoroughly with Coast, and Coast is one of the parties that has submitted a proposal to provide the incremental debt funding discussed in the prior paragraph. However, Cardiac has not yet received consent from Coast and will not receive such consent until Coast has completed its due diligence relative to its participation in the transaction. If Coast participates in the transaction by providing incremental debt financing, then it will also provide the consent required. If another party provides the debt financing, it is intended that sufficient debt financing will be provided to repay all obligations owed to Coast, thereby making its consent unnecessary. See "Business--Business of Cardiac--Debt Obligations."

     Pursuant to the terms of the loan agreement between Cardiac and Sirrom (the "Sirrom Loan Agreement") in connection with a $1.5 million loan from Sirrom to Cardiac (the "Sirrom Loan"), Cardiac must obtain Sirrom's written consent in connection with the transactions contemplated by the Merger and the Restructuring Merger. The Merger and the Restructuring Merger and the transactions contemplated thereby have been discussed thoroughly with Sirrom. Sirrom has given its verbal approval to the Reverse Split, the Merger, the Restructuring Merger and the transactions contemplated thereby, and has indicated that it will provide its written consent upon reviewing final documents and arrangements for any incremental debt to be incurred in satisfaction of the financing contingency to the Merger and the Restructuring Merger. See "Business--Business of Cardiac--Debt Obligations."

     The receipt of the consents of Coast and Sirrom are conditions precedent to the completion of the Merger; the inability to obtain the consent of either party would preclude completion of the Merger.

SOLICITATION OF THIRD-PARTY OFFERS

     In the Merger Agreement, Electro and Cardiac have agreed not to solicit, initiate or intentionally encourage proposals or offers, or to take certain other actions, relating to any merger, consolidation, share exchange, purchase or other acquisition of all or (other than in the ordinary course of business) any substantial portion of the assets or any substantial equity interest in either party or any business combination with either party; PROVIDED, HOWEVER, that nothing contained in the Merger Agreement shall prohibit the Board of Directors of Electro (the "Electro Board") or the Board of Directors of Cardiac (the "Cardiac Board") from furnishing information to, or entering into discussions or negotiations with: (a) any unaffiliated third party that makes or is proposing to make an unsolicited written, bona fide offer with respect to an acquisition transaction, if the Electro Board or the Cardiac Board based upon the written advice of outside legal counsel determines in good faith that such action is necessary for the Electro Board or the Cardiac Board to comply with its fiduciary duties under applicable law and prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Electro or Cardiac provides written notice to the other party; and
(b) such parties who have made proposals, formal or informal, which may become a Superior Proposal (as defined in the Merger Agreement) as to which either Electro or Cardiac has advised the other, in writing, prior to the date of the Merger Agreement. The Merger Agreement provides that if either Cardiac or Electro receives any unsolicited offer or proposal to enter into negotiations relating to an acquisition transaction, such party shall notify the other party thereof, including information as to the identity of the party making such offer or proposal and the specific terms thereof.

TERMINATION OF THE MERGER AGREEMENT; TERMINATION FEES

     The Merger Agreement shall be terminated and the Merger abandoned, notwithstanding the approval by the respective boards of directors and stockholders of Cardiac and Electro of the Merger Agreement and the Merger, in the event that the conditions of the Merger Agreement shall not have been met by January 31, 1999. Furthermore, under certain conditions, the Merger Agreement may be terminated prior to the Merger Effective Time, whether prior to or after approval by the stockholders of Cardiac and Electro. If the Merger Agreement is terminated, the Merger Agreement provides, in certain specified circumstances, for the allocation of fees and expenses incurred by the parties in connection with the transactions contemplated by the Merger. Moreover, in the event that the Merger Agreement is terminated as a result of the receipt by one party of a Superior Proposal and a determination (made in accordance with the terms of the Merger Agreement) that accepting the Superior Proposal is necessary to comply with the fiduciary duty of the board of directors of such party under applicable law, the Merger Agreement provides for the payment by the terminating party of a termination fee to the other party.

AMENDMENT OF THE MERGER AGREEMENT

     At any time prior to the Merger Effective Time, the parties may, by written agreement, modify or amend the Merger Agreement, provided that, material provisions may not be amended or modified: (i) after the Merger Agreement has been approved and adopted by Electro's stockholders, without the affirmative vote of two-thirds (2/3) of the votes cast by holders of the outstanding shares of Electro Common Stock, present in person or represented by proxy and entitled to vote at the special meeting of Electro's stockholders; or
(ii) after the Merger Agreement has been approved and adopted by Cardiac's stockholders, without the affirmative vote of the holders of a majority of the shares of Cardiac Common Stock present in person or represented by proxy and entitled to vote at the special meeting of Cardiac's stockholders.

INTERESTS OF CERTAIN PERSONS IN THE MERGER


     Ervin Schoenblum and Abraham Nechemie, who comprise the entire Electro Board, are two of the five partners constituting The T Partnership, which owns approximately 30% of the outstanding shares of Electro Common Stock and which is a creditor of Electro, with total indebtedness due to The T Partnership at October 31, 1998 of approximately $2.5 million. Upon completion of the Merger, The T Partnership will have beneficial ownership of 492,969 shares of our common stock, which includes 16,669 and 100,000 shares which The T Partnership will have the right to acquire pursuant to outstanding warrants. In addition to the shares held by The T Partnership, Messrs. Schoenblum and Nechemie will also hold currently exercisable stock options with respect to 16,000 and 1,000 shares of our common stock, respectively. Messrs. Fred Lafer, Stephen Shapiro and Henry Taub are the three other partners constituting The T Partnership.


     Tracey E. Young, a director of Cardiac, has provided Cardiac with consulting services on clinical studies and other matters. As of December 26, 1997, Ms. Young has invoiced Cardiac approximately $100,000 for consulting services performed by her through such date. She provided no further consulting services after such date. Cardiac intends to pay Ms. Young for her consulting services with funds with the proceeds of this offering.


     Pursuant to the terms of the Merger Agreement: (i) Messrs. Schoenblum and Nechemie are to be appointed directors of our company upon the Merger Effective Time; (ii) Saiber is to be paid legal fees at the closing of the Merger; and
(iii) Greenberg is to be paid legal fees at the closing of the Merger.


REDEMPTION OF THE T PARTNERSHIP DEBT


     The Merger Agreement contemplates that the total indebtedness outstanding and due to The T Partnership as of October 31, 1998 plus interest accrued thereon (totaling approximately $2.5 million) shall be redeemed at the Merger Effective Time by: (a) the issuance by Electro to The T Partnership of an aggregate of 1,000 shares of Series A Preferred Stock, which shares shall have a liquidation value equal to, and shall be issued in redemption of, $1.0 million of the indebtedness and shall be convertible into shares of our common stock; (b) the delivery to The T Partnership of a 9%
conditional promissory note made by us in the amount of $1.0 million pursuant to which we are obligated to pay only those amounts which are due but not paid to the holders of the Series A Preferred Stock, or in the event of certain other non-monetary defaults; (c) the delivery to The T Partnership of a secured promissory note made by us in an amount not to exceed $1.3 million (which amount shall be the remaining amount of Electro's secured indebtedness to The T Partnership exclusive of the amount redeemed under (a) above); and (d) the reimbursement for cash advances provided to Electro for purposes of operating capital, since May 1, 1998, in the amount of $200,000, or any greater amount as may be agreed to by Electro and Cardiac.


                             RESTRUCTURING MERGER

GENERAL


     In accordance with the provisions of the Restructuring Merger Agreement and Section 251 of the General Corporation Law of Delaware (the "Delaware Act"), upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware, or at such later time as may be provided in the Certificate of Merger (the "Restructuring Effective Time"), CTG Merger Sub, Inc., a Delaware corporation and our wholly-owned subsidiary ("Merger Sub"), shall be merged with and into Cardiac. At the Restructuring Effective Time, each issued and outstanding share of common stock of Merger Sub shall be deemed cancelled and converted into one share of Cardiac Common Stock. Upon completion of the Restructuring Merger, the rights and interests of Cardiac stockholders as holders of our common stock will be the same as the rights and interests previously as holders of Cardiac Common Stock.


RESTRUCTURING EXCHANGE RATIO

     At the Restructuring Effective Time, each issued and outstanding share of Cardiac Common Stock shall be deemed cancelled and converted into one share of our common stock. Pursuant to the terms of the Restructuring Merger, the authorized capital stock of Cardiac will be reduced at the Restructuring Effective Time to one hundred shares of common stock.

CONDITIONS TO THE RESTRUCTURING MERGER

     Completion of the Restructuring Merger are subject to the approval and adoption of the Merger Agreement and the Merger by the stockholders of Electro and the approval of the Reverse Split, ratification, approval and adoption of the Merger Agreement and the Merger and approval and adoption of the Restructuring Merger Agreement and the Restructuring Merger by the stockholders of Cardiac.

THIRD PARTY CONSENTS

     The receipt of the consents of Coast and Sirrom are two of the conditions precedent to the completion of the Restructuring Merger. The inability to obtain the consent of either party would preclude the completion of the Restructuring Merger. See "Merger--Third Party Consents."

TERMINATION OF THE RESTRUCTURING MERGER AGREEMENT

     The Restructuring Merger Agreement shall be terminated, and the Restructuring Merger abandoned, notwithstanding the approval by the respective boards of directors and stockholders of Cardiac and our company of the Restructuring Merger Agreement and the Restructuring Merger in the event of and simultaneously with a termination (at or at any time prior to the Restructuring Effective Time) of the Merger Agreement.

AMENDMENT OF THE RESTRUCTURING MERGER AGREEMENT

     At any time prior to the Restructuring Effective Time, the parties may, by written agreement, modify or amend the Restructuring Merger Agreement; provided that, material provisions may not be amended or modified after the Merger Agreement has been approved and adopted by Cardiac stockholders and Electro stockholders, without the affirmative vote of the holders of a majority of the outstanding shares of Cardiac Common Stock entitled to vote at a subsequent meeting of stockholders.


                                   BUSINESS

OVERVIEW

     We were incorporated under the laws of Delaware on September 9, 1998 as a direct, wholly-owned subsidiary of Cardiac. Pursuant to the Restructuring Merger, Cardiac will become our direct, wholly-owned subsidiary. Pursuant to the Merger, Electro will become a direct, wholly-owned subsidiary of Cardiac. As a result, we will be a holding company with two operating companies, Cardiac and Electro. We have only conducted business related to our formation and initial organization. See "Merger" and "Restructuring Merger."

     Cardiac is engaged in the design, development, manufacture, marketing and sale of implantable leads and Cardiac Pacing Systems, as well as the design, development and manufacture of leads on an OEM basis.

     Electro is engaged in the business of design, development, manufacture, marketing and sales of catheters and related devices utilized in connection with illnesses of the heart and circulatory system. Electro has targeted electrophysiology as its focal area for future growth, but intends to maintain and develop products for the emergency care, invasive and non-invasive cardiology and invasive radiology markets.

OUR BUSINESS


     STRATEGY. We endeavor to finalize and implement operational strategies designed to maximize return on capital and position the combined companies for growth. The objective is to build a company specializing in the development and/or promotion of differentiated, niche products to address the cardiac and catheter markets. The combined companies will utilize current, proprietary products, an acquisition/industry consolidation strategy, as well as newly-developed technologies (whether developed by us or acquired or licensed from others), to provide more effective treatment for cardiac dysrhythmias and to improve safety and reduce cost for the patient, physician and hospital. Emphasis will be on the combined companies' catheter and lead technology, providing products which allow:


     /bullet/ more accurate and faster placement within the heart and circulatory system;

     /bullet/ more sensitive reception of cardiac signals to aid in diagnosis;
              and

     /bullet/ more accurate and faster delivery of electrical signals to cardiac tissue to aid in treatment.

     Three targeted market segments with existing products and new technologies include bradycardia (pacing), tachycardia (defibrillation) and atrial fibrillation (defibrillation and ablation). Combined, these address a worldwide population of almost 1 million newly-diagnosed patients each year.

     To the extent that the combined companies are successful in achieving projected growth and adding new products either through product development or acquisition, the combined companies may then be positioned either as a stand-alone cardiac rhythm management company with a portfolio of clinically advanced, strategically-linked, niche products, or for acquisition by one of the larger cardiac device manufacturers lacking one or more of the combined companies' specific product technologies.

     Our strategy will be to both consolidate other companies with cardiology and electrophysiology catheter products that can be manufactured by Cardiac or Electro, and/or to acquire or license such products. We will endeavor to capitalize on the operational, marketing and financial synergies inherent in the development of a larger entity. We will support this strategy by three primary activities:

   1. the consolidation of two companies with related product lines, based on proprietary technology, which will have the opportunity to improve operations and profit performance through the realization of annual operating synergies and cost savings;

   2. the commercialization of electrophysiology and other rhythm-management products, from the existing new product development portfolio; and

   3. acquisition of and consolidation with other companies with related products.

     According to Standard & Poor's, Dun and Bradstreet, The American College of Cardiology and the American Heart Association, there are over 2,000 public and private specialty niche companies worldwide that constitute the cardiac catheter market. Many of these are either private or small-cap/
micro-cap public companies whose capitalization and/or access to funding hinders rapid product development or sales expansion. A combination of some of such companies should enable them to improve performance and provide greater opportunity by: (i) reducing costs through elimination of redundant operations;
(ii) making more efficient use of sales forces and other corporate resources; and (iii) gaining better access to capital markets.

     Our business plan proposes that the combination of Cardiac and Electro will be able to achieve a positive operational cash flow at least sufficient to support normal operating and research and development activity within 12 to 18 months after completion of the Merger. We believe that this may be achieved assuming the realization of projected sales growth and the savings expected from the consolidation of operations. If this plan proves to be successful, the cash raised pursuant to this offering should be sufficient to satisfy our needs for the next several years. We cannot assure you that we will achieve the business plan because the combination of Cardiac and Electro may be unsuccessful in achieving such sales and/or realizing such savings. See "Risk Factors." We expect that if we need additional cash for completion of a merger or specific project, a separate financing would be initiated.


     SYNERGIES OF CONSOLIDATION. We believe that the combination of Cardiac and Electro will provide operating and strategic synergies benefiting the combined entity by enhancing revenue opportunities, reducing expenses and accelerating the development and commercialization of new products and technologies. The synergies identified include the following:


   /bullet/ Electro has developed a broad line of products in the cardiac catheter market which the managements of Cardiac and Electro together believe would fit well with Cardiac's product line because of similarities in technology, customers and clinical use.

   /bullet/ Both companies manufacture products that perform essentially the same function. Electro's catheters or leads are also used to carry electrical signals to and from the heart and for therapeutic and diagnostic functions. Although there are some differences in materials and in physical characteristics between the products, the differences were determined by Cardiac to be an advantage because they expand on the technology base of both companies.

   /bullet/ By combining the companies, resources and personnel could be better utilized, allowing operational cost savings and, eventually, profitability.

     More specifically:

   /diamond/ the companies could be consolidated under one group of senior management;

   /diamond/ the companies could take advantage of manufacturing efficiencies by eliminating redundancies and the combined entity ultimately plans to eliminate one manufacturing facility; and

   /diamond/ the larger revenue base could better and more efficiently support a sales group for the products.

   /bullet/ The markets for Cardiac and Electro are similar and both have products which are directed at corporate OEM sales. Some of the larger actual and potential OEM customers of Electro require the same type of products as those manufactured by Cardiac, providing additional sales opportunities for both companies.

   /bullet/ The larger revenue base, broader product line and anticipated better profit performance of the combined entity are more desirable to the financial markets and may offer greater access to additional capital required to build these companies.


     PRODUCTS. We will focus on the development, manufacture and sale of catheters and leads for use in diagnosis and treatment of cardiac dysrhythmia. These products would be used both on a long-term basis, as with Cardiac's implantable pacing and defibrillating leads, and on a more acute and temporary basis as with Electro's temporary pacing and cardiac mapping catheters.

     ADDRESS. Our principal executive offices are located at 3 Commerce Boulevard, Palm Coast, Florida, (904) 445-5450.


BUSINESS OF CARDIAC

     GENERAL

     Cardiac was incorporated as Supramedics, Inc. on June 20, 1980 under the laws of the State of Delaware and on August 28, 1980 changed its name to Cardiac Control Systems, Inc. to more accurately reflect the business of Cardiac. Cardiac is engaged in the design, development, manufacture, marketing, and sale of implantable cardiac pacing systems. Cardiac has received classification (clearance) from the FDA to distribute, commercially, a line of single-chamber and dual-chamber pacemaker systems and a single-lead atrial-controlled ventricular cardiac pacing system. The equipment used for the external programming and monitoring of Cardiac's pacemaker products is usually loaned without charge to physicians and other purchasers of Cardiac's products. Cardiac's products are "medical devices" as defined by the FDA and thus are subject to Federal regulations enforced by the FDA, including restrictions on the commercial introduction of products and clinical testing requirements.

     Cardiac Common Stock was listed on Nasdaq SmallCap Market; however, on August 29, 1991 Cardiac was advised by the Nasdaq SmallCap Market that its common stock would be delisted effective August 30, 1991. Cardiac was not in compliance with the Nasdaq SmallCap Market's capital and surplus requirement then in effect. Shares of Cardiac Common Stock are currently traded over-the-counter under the symbol "CDCS" and are quoted on the OTC Bulletin Board. This service allows market makers to enter quotes and trade securities that do not meet Nasdaq SmallCap Market qualification requirements.

     Cardiac has had a prior history of net losses and had experienced cash flow deficiencies and had been unable to pay many of its obligations as they became due. Cardiac is continuing its efforts to increase its sales volume and attain a profitable level of operations. However, there is no assurance that Cardiac's efforts will be successful. There are many events and factors in connection with the development, manufacture and sale of Cardiac's products over which Cardiac has little or no control, including, without limitation, production delays, marketing difficulties, lack of market acceptance, and superior competitive products based on future technological innovation. There can be no assurance that future operations will be profitable or will satisfy future cash-flow requirements.

     PRODUCTS

     Cardiac currently manufactures and commercially distributes a line of single- and dual-chamber implantable pacemakers and a single-lead, dual-chamber atrial-controlled ventricular ("VDD") pacing system, as well as electrode leads and programming equipment developed by Cardiac. Pacemaker systems are prescribed by physicians for patients who suffer arrhythmias or impairments of the natural electrical conduction system of the heart that render the heart incapable of pumping blood throughout the body at a rate and rhythm suitable for the body's needs. The pacemaker system treats the condition by electrically stimulating the heart to restore proper rhythmic contractions of the heart muscle.

     Cardiac's pacemakers and electrode leads encompass 8 pacemaker models (under the trade names MAESTRO/registered trademark/ II or MAESTRO/registered trademark/ II SAVVI/trademark/) and 7 electrode lead models (under the trade names PolySafe/trademark/ or A-Track/trademark/). Cardiac received FDA clearance to market its most recent dual-chamber pacemaker, the MAESTRO Series 500 Model 534 dual chamber, bipolar DDD pacing system in October 1997. Cardiac also received FDA market clearance for a new design on a temporary cardiac pacing lead, the INTERIM/trademark/ AV is designed to allow atrial sensing and ventricular pacing through the same lead.

     Cardiac further developed a single-pass atrial-controlled ventricular
(VDD) pacing system and received FDA clearance in 1993 for two VDD models which Cardiac sells under the trade name MAESTRO II SAVVI. These pacing systems were unique in the industry until Intermedics, a competitor of Cardiac at that time, received FDA approval of its single-pass, atrial-controlled ventricular pacing system. Intermedics commenced marketing its new product in March 1995. One additional competitor (Medtronics, Inc.) has also recently entered the United States market with a competitive single-lead product.

     In addition, Cardiac markets certain electrode leads and pacing accessories manufactured by other medical companies. Further, Cardiac sells other implantable leads for implantable pacemakers and defibrillators on an OEM basis to implantable cardiac device manufacturers and hybrid circuit components to an Italian manufacturer and to an Indian manufacturer. See "--Sales, Marketing and Distribution Methods."

     Cardiac's products are classified as "medical devices" under the FDA Act and, as such, are subject to extensive domestic regulation by the FDA and European regulation by the ISO. All of the pacemaker systems marketed in the United States by Cardiac (including related electrode leads) are in commercial distribution under the FDA's 510(k) Premarket Notification regulations or Premarket Approval ("PMA") regulations. European regulations now include the ISO 9000 series of standards developed by the ISO as adopted by the member nations of the EEC. Cardiac is certified to ISO 9001 by the Notified Body, TUV Product Services, of Munich, Germany. See "--Government Regulation." Also see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Operating Trends and Uncertainties."

     Cardiac's MAESTRO II anti-bradycardia cardiac pacemakers are electronically based with an integrated circuit design, and include multi-programmable single-chamber, dual-chamber and atrial-controlled ventricular pacemakers. They are non-invasively programmable to multiple operating modes and functions for prescriptive flexibility, provide a wide range of sensitivity values and incorporate programmable high- and low-frequency bandpass filters. This extensive programmability permits the physician the flexibility required to provide truly prescriptive, individualized pacing therapy for a wide range of patients.

     Cardiac's pacemakers are generally sold together with electrode leads, most of which are manufactured by Cardiac. Cardiac's PolySafe electrode leads include various models of its specialized single-pass A-Track leads. The A-Track leads, developed and patented by Cardiac, are triaxial pacing leads in which the inner coil connects to a ventricular tip electrode for pacing and sensing in the ventricle, and the two other coils connect to two diagonal atrial bipolar ("DAB") electrodes positioned so as to provide sensing data from the atrium. The DAB/trademark/ electrodes transmit sensed atrial signals to the pacemaker, which then stimulates the ventricle at an appropriate rate, providing atrial-synchronous ventricular pacing, mimicking the normal action of the heart. The MAESTRO II SAVVI system incorporating the A-Track lead represents an important advance in technology, combining atrial-controlled ventricular pacing with the convenience and reliability of a single-lead implant procedure. This system is appropriate for the many patients with conduction disorders and a physiologically responsive sino-atrial node.

     Cardiac has developed an upgrade to its single pass pacing technology. This upgrade expands the capability of the current A-Track leads to allow both sensing of electrical signals and transmission of a pacing pulse to both the upper and lower chambers of the heart. If proven effective, this technology could expand the potential for usage of Cardiac's single pass technology into all dual chamber, (two lead) pacemaker implants. The first implant of this lead in a human for clinical study purposes took place in Italy on September 25, 1998. The first commercial sale of this lead for a more limited application (sensing in one chamber and pacing and sensing in the other chamber of the heart) took place in Japan during the week of September 21, 1998. There can be no assurance that this technology will be proven effective, nor can there be any assurance that this technology will be accepted by customers as a substitute for current two lead technology.

     Cardiac's electrode leads are insulated with Surethane, Cardiac's proprietary urethane compound and are manufactured using a patented coating process, rights to which are held exclusively by Cardiac. See "--Certain Patents, Trademarks and Licenses." The Surethane is applied in solution to the pacing coil using a non-thermosetting coating process that results in non-stratified bonding of each layer of the Surethane upon curing and a "unitized" construction of coil and insulation. This process results in extremely slender and durable leads. There has been some industry bias toward using urethane, primarily for bipolar leads because of problems with insulation. However, Cardiac has not manufactured bipolar leads of urethane material. Cardiac only manufactures unipolar urethane leads. Its bipolar leads are manufactured with silicone material. Cardiac is not aware of any historical problems with its leads manufactured of urethane.

     Both of Cardiac's portable programmer models enable bi-directional communication between the clinician and the implanted pacemaker. Programming and telemetry messages are transmitted to the pacemaker via a lightweight wand. Prior to transmitting a new program to the pacemaker, the programmer automatically provides validation of the selected mode/parameter value combination as a safety step. One model incorporates an integral printer, and the other provides for connection of a printer, for generating hard copy records. Both provide for connection of a strip chart recorder, for generating hard copy records of pacemaker performance. A programmer carrying CE Mark certification, as required in Europe, has been developed and commercialized. In addition, Cardiac is nearing completion on a new computer-based programming system.

     SALES, MARKETING AND DISTRIBUTION METHODS

     The primary markets for Cardiac's products are hospitals, other medical institutions, and physicians both in the United States and abroad. Cardiac currently markets its products primarily through independent sales representatives in the United States and independent distributors in the international markets. Also, Cardiac sells selected components and products on an OEM basis to various U.S. and non-U.S. companies. Independent representatives are paid by commission; independent distributors generally purchase Cardiac's products at discounted prices. Cardiac advertises in scientific publications and also uses trade shows and convention demonstrations, direct mail advertising, telephone solicitations and direct sales to selected customers as part of its marketing efforts.

     Pricing of Cardiac's products is generally similar to that for competing products. Cardiac focuses its marketing attention on the technological advantages of its pacemakers rather than on price considerations. Cardiac bases its appeal to physicians on Cardiac's belief in the relative simplicity with which its reliable and therapeutically effective pacemaker systems can be implanted, programmed and monitored. Cardiac focuses its marketing attention on the issue of price sensitivity only when necessary. For example, under Medicare legislation, the amount of reimbursement that a hospital and a physician receive from Medicare for a pacemaker implant does not vary with the cost of the implanted pacemaker, and Cardiac must consider this in its pricing decisions. See "--Government Regulation."

     Cardiac maintains inventories of pacing systems at many hospitals to facilitate the immediate availability of these products when required. In addition, Cardiac's independent sales representatives hold a supply of pacemaker systems on consignment. A portion of Cardiac's sales in the United States are filled by withdrawing products from consigned inventories, whereupon the hospital is billed for the product.


     Independent sales representatives, organizations and distributors selling Cardiac's products are free to sell products not produced by Cardiac that do not compete with Cardiac's products. As of October 31, 1998, 12 independent sales representatives (or organizations) are actively selling Cardiac's products in the United States. Cardiac has executed long-term contracts with most of its sales representatives in the United States. Generally, the contractual agreements executed between Cardiac and its independent sales representatives provide each representative the exclusive right to sell Cardiac's products in a specified area of the United States for a three- or five-year period, are renewable for a second three- or five-year period, and provide Cardiac with certain termination rights.


     Cardiac's operations, sales and ability to attain a profitable level of operations are dependent upon expansion of its OEM business and maintaining the contractual relationships with its principal sales representatives and upon on-going expansion of their business volume. Termination of any of these contractual agreements between Cardiac and its key independent sales representatives could have a material adverse effect on Cardiac's sales volume and operations. Furthermore, Cardiac's ability to achieve a profitable level of operations would be adversely affected if Cardiac's sales representatives were unable to expand the volume of their business.

     On December 20, 1995, Cardiac signed a distribution agreement with Grupo Taper, S.A. of Madrid, Spain under which, subject to certain pre-existing distribution agreements, Grupo Taper became the sole agent for the purchase, import and distribution and sales of Cardiac's product in Europe and certain specified non-European countries. The agreement is for an initial period of ten years and will automatically renew for a five-year period unless terminated by either party upon six month's prior notice.

     In August 1996, Cardiac opened a Japanese sales office and received Japanese approvals and a license to import and sell Cardiac's single-lead VDD product. A major Japanese distributor, The Herz Co., has begun distributing the product throughout Japan. Cardiac expects that these efforts will enable Cardiac to expand sales in the Japanese market, where the average unit price is significantly higher than in the rest of the world.


     During the year ended March 31, 1998, two of Cardiac's independent sales representatives each accounted for in excess of 10% of Cardiac's sales, accounting for $897,492 (23%) of the total. With the exception of Intermedics and a manufacturer of implantable Cardiac defibrillators, as disclosed below, during the year ended March 31, 1998, no single domestic or international customer accounted for in excess of 10% of Cardiac's sales. Accordingly, Cardiac believes that the loss of any single customer in the United States, excluding its OEM customers, would not materially adversely affect its business. However, Cardiac's ability to maintain a profitable level of operations is dependent upon its ability to increase its sales volume. Therefore, the loss of any important customer in the United States could unfavorably impact Cardiac's sales volume and its ability to achieve a profitable level of operations.


     On August 1, 1990, Cardiac executed a license agreement and a supply agreement with Intermedics. Pursuant to the license agreement, Cardiac received initial license fees aggregating $1.5 million. The license agreement also provided for the payment of royalties to Cardiac based upon net sales of Intermedics products incorporating the licensed (single-pass lead) technology. On April 2, 1993, Cardiac amended and restated both its license agreement and supply agreement with

Intermedics. Pursuant to the amended and restated license agreement, Cardiac received prepayment of royalties in the amount of $850,000. The prepayment was applied against royalties at a rate of 2/1 per pacing system sold, reducing the potential aggregate royalties to be received over the life of the agreement from $7,031,250 to $6,181,250. Further, pursuant to a subsequent amendment, a $100,000 prepayment of future royalties was received in February 1994, which was applied against the next 1,000 pacing systems sold at a rate of $100 per unit. The entire prepaid royalties of $950,000 were earned by Cardiac as of March 31, 1997. Intermedic's obligation to pay royalties under this license agreement terminated on January 22, 1998, however, the license agreement, which grants Intermedics the right to manufacture and sell the technology, does not terminate until the expiration of Cardiac's patent in July 2009. The supply agreement, which was to expire on July 31, 1993, was extended until August 1, 1998 and provided for Cardiac to supply its specialized single-pass leads to Intermedics at specified prices. Sales to Intermedics under the supply agreement accounted for 29% and 47% of total sales for the years ended March 31, 1998 and 1997, respectively.

     Cardiac executed a supply agreement and a joint development agreement, both effective as of January 1, 1997, for defibrillation leads with a major implantable defibrillator manufacturer. The supply agreement allows for the OEM sale of defibrillation leads to this manufacturer, while the development agreement contemplates the development and eventual supply of a second proprietary lead. Sales and shipments of the first lead commenced in October 1997, and accounted for 13% of Cardiac's sales for the year ended March 31, 1998. In addition, a third lead was developed for this manufacturer and a supply agreement for this product was executed on September 17, 1997; the first shipment of this product occurred in the second quarter of fiscal year 1999. Cardiac expects total sales volume attributable to this customer to grow in fiscal year 1999. Pursuant to the terms of the joint development agreement, during fiscal year 1997, Cardiac received $200,000 from the manufacturer, $60,000 of which was recorded as equity financing for the purchase by such manufacturer of 40,000 shares of Cardiac's Common Stock, and $140,000 was recorded as other income for the purchase of the defibrillation leads technology.

     On April 24, 1998, Cardiac executed a development agreement with a privately-held corporation to develop a new implantable lead for use with a new hearing restoration system to be developed and marketed by the other corporation. This new implantable system is expected to substantially improve hearing for those patients with moderate-to-severe hearing loss for whom hearing aids are ineffective. Based on verbal commitments and current purchase orders, upon completion of the development of this new lead, Cardiac expects to manufacture and supply this product on an OEM basis to the other corporation.

     Historically, Cardiac encountered many difficulties in connection with its efforts to develop a distribution network of independent sales representative in the United States large enough to attain enough sales to generate profitability. Cardiac believes that these difficulties are attributable to Cardiac's lack of a complete product line as well as the competitive environment, and Cardiac's financial position. With the Merger and the combined product line, the new products being developed and released to the market and the financing associated with the Merger, Cardiac expects to expand its distribution. Further, Cardiac estimates its market share of pacing products to be about 0.25% of an estimated worldwide pacing systems market of $2.0 billion. Cardiac considers the market large enough to accommodate Cardiac's products.

     PRODUCT WARRANTIES

     Cardiac's pacemakers and electrode leads are both covered by a limited warranty. Specific terms and conditions of the warranties vary according to the pacemaker model and electrode lead. Generally, however, the warranty on a pacemaker extends from 5 to 6 years, and the warranty on an electrode lead continues for the patient's lifetime. All warranties provide for replacement with a comparable Cardiac product and for partial reimbursement of medical expenses not covered by third parties.

     CERTAIN PATENTS, TRADEMARKS AND LICENSES

     Cardiac's policy is to obtain patents on its inventions whenever practical and to obtain licenses from others with regard to technology that it deems necessary to its business. Technological advance has been characteristically rapid in the industry in which Cardiac competes, and Cardiac believes its business is not materially dependent upon any individual patent or license. However, should certain of Cardiac's licenses be terminated for any reason, Cardiac's operations and competitive ability could be adversely affected.

 UNITED STATES PATENTS                              DESCRIPTION                             DATE OF ISSUANCE
-----------------------   --------------------------------------------------------------   -----------------
        4,585,004         Heart Pacing and Intracardiac Electrogram Monitoring System
                             and Associated Method                                               4/29/86

        4,726,379         Cardiac Pacer with Switching Circuit for Isolation                     2/23/88

        4,962,767         Pacemaker Catheter                                                    10/16/90

        4,907,592         Self-Sealing Connector for Electrical Leads for
                             Use in Wet Environments                                             3/13/90

        5,127,403         Pacemaker Catheter Utilizing Bipolar Electrodes Spaced in
                             Accordance to the Length of a Heart Depolarization Signal            7/7/92

        5,630,835         Method and Apparatus for the Suppression of Far Field
                             Interference Signals for Implantable Device Data Transmission
                             Systems                                                             5/20/97

        5,772,693         Single Preformed Catheter Configuration for a Dual
                             Chamber Pacemaker System                                            3/20/96

        5,814,076         Apparatus for Improved Cardiac Pacing and Sensing using
                             Extracardiac Indifferent Electrode Configurations                   9/29/98

     Cardiac obtained from Howard C. Hughes and Roy D. Bertolet, the latter an employee of Cardiac, an exclusive license to an extrusion technique for coating pacemaker leads and other wires with polyurethane, for which a patent was granted on February 5, 1985. The term of the license expires on February 17, 2002. The license provides for payment of royalties for each contract year based on a percentage of net sales of products produced using the licensed technology. On March 29, 1993 the licensor executed a sublicense agreement with Cardiac, pursuant to which Cardiac granted a limited sublicense allowing Intermedics to use the extrusion technique to manufacture leads pursuant to the terms of the amended and restated license agreement between Cardiac and Intermedics.

     On March 5, 1997, an objection to Cardiac European Patent No. 0350282 relating to single-pass diagonal atrial bipolar pacemaker catheter technology was heard in Munich, Germany. On March 24, 1997, Cardiac was advised that the objection was rejected by the Patent Court. An appeal has been filed.

     Cardiac uses various trademarks in association with marketing and sale of its product lines. The MAESTRO trademark, used with Cardiac's pacemakers and programmers, has been registered with the U.S. Patent and Trademark Office. PolySafe, A-Track, A-V Data, TriFix/trademark/, Trabeculok/trademark/, SAVVI, DAB, PacePro/trademark/, INTERIM and Surethane are unregistered trademarks of Cardiac.

     RESEARCH AND DEVELOPMENT

     Cardiac expended approximately $975,100 and $1,087,000 on research and development activities during the fiscal years ended March 31, 1998 and 1997, respectively. Research and development activity previously reported as culminating in FDA submission was rewarded with FDA approval in October 1997 of the MAESTRO Series 500 Model 534 dual-chamber, bipolar DDD pacing system and in December 1997 of the INTERIM single-lead temporary pacing system.

     Continued development of Cardiac's single-lead technology included the development of a preshaped single-pass lead for VDD and DDD pacing. These leads are believed to expand capability and use, as well as offer further enhancement of performance relative to Cardiac's current single-lead products. Cardiac is currently performing animal and human studies and plans to initiate chronic human clinical studies with this lead in the second quarter of fiscal year 1999. This lead is believed to offer further enhancement of performance with completion of limited acute and chronic animal studies. In November 1996, a development relationship was formally established with a manufacturer of implantable defibrillators for the application of Cardiac's unique lead technology to the special challenges of implantable defibrillation leads. See "--Sales, Marketing and Distribution Methods."

     The fiscal year ended March 31, 1998 included on-going activity in the area of implementing design controls in compliance with Section 4.4, ISO 9001 Quality Standard and similar requirements of certain regulations regarding good manufacturing practices.

     RAW MATERIALS AND PRODUCTION

     Although Cardiac endeavors to have alternative supply sources for parts and materials used in manufacturing its products, single sources are used for certain critical materials, including medical adhesives, integrated circuits, hybrid microelectronic circuitry, lithium batteries, various other components, and a material used to produce Surethane. The loss of any one of these single sources or significant delivery delays could cause a costly delay in production. Although Cardiac believes that various design or material alternatives could be used, qualification of these could prove time-consuming and could require notification to and clearance by the FDA.

     SOURCES OF SUPPLY

     Two of Cardiac's principal suppliers of materials used primarily in electrode lead production, Dow Corning and DuPont, indicated that they will no longer supply their materials to the medical device industry for use in implantable devices. In July 1993, the FDA published in the Federal Register a one-time-only requirement for medical device manufacturers to file a special notification of material supplier changes resulting from the decision of Dow Corning to discontinue supplying its materials to medical device manufacturers. Cardiac filed the "Special Silicone Notification" for its products effected by the Dow Corning decision in September 1993. In this notification, alternate suppliers and materials were identified and supporting technical biological test data were provided for the alternate materials. The FDA acknowledged receiving Cardiac's notification and indicated that, unless otherwise notified by FDA, the alternate materials identified in the notification may be used in Cardiac's products in place of the comparable Dow Corning materials. No further FDA approvals of the alternate materials of such suppliers were required.

     With respect to other material changes resulting from decisions by the material suppliers to discontinue supplying the medical device industry (e.g. DuPont), the FDA has indicated that such changes shall be handled on a case-by-case basis through the established product approval processes within the FDA. The availability of materials suitable for use in implantable medical devices is an industry-wide problem and is not unique to Cardiac or to the cardiovascular device segment of the industry. The Polymer Technology Group produces a product that meets manufacturing requirements and has been identified as a tentative replacement for the DuPont supplied material. Biocompatibility studies have been completed. Since the candidate replacement material is comprised of the same chemical composition as the DuPont material, it is expected that it will be comparable with respect to the performance characteristics and biocompatibility of the current material in use. Similarly, FDA approval of this replacement material is anticipated to be forthcoming based upon a satisfactory outcome of the testing performed. Cardiac believes, however, that it has a sufficient supply of the DuPont material to meet Cardiac's anticipated demand for the next several years.

     Suppliers of custom ASICs have advised Cardiac that the technology used to produce these ASICs will no longer be supported. As such, Cardiac placed one last bulk order to ensure the availability of sufficient ASICs to satisfy projected demands for product. The new pacing system under development will utilize appropriate new ASICs for the new system obviating the need for perpetual supply of the currently used ASICs.

     INSURANCE

     Cardiac maintains what it believes to be an adequate amount of comprehensive general liability insurance in an amount of $2.0 million and what it believes to be a reasonable amount of products liability coverage in an amount of $1.0 million. We cannot assure you that the products liability coverage will be sufficient to protect Cardiac's assets against claims by users of its products or that Cardiac will be able to maintain such coverage (or obtain additional coverage) in the future at reasonable premium rates or at all, in which case its assets will be at risk in the event of successful claims by users of its products. Furthermore, Cardiac's liability coverage may not cover costs incurred by Cardiac under its product warranties (see -- "Product Warranties") or costs incurred by Cardiac in the event of a product recall.


     Cardiac has no pending, threatened or actual claims as of this date, nor is Cardiac aware of any current circumstances that might give rise to such claims. However, Cardiac could be exposed to possible claims for personal injury or death resulting from the sale or subsequent malfunction of allegedly defective products.

     EMPLOYEES

     As of October 31, 1998, Cardiac employed 47 persons full-time. Of the total employees, 23 were engaged in manufacturing and quality control, 7 in general administration and executive activities, 14 in engineering and research and development, and 3 in sales and marketing. Cardiac is not a party to any collective bargaining agreement and considers its relations with its employees to be good.


     GOVERNMENT REGULATION

     FEDERAL REGULATIONS. In the United States, the FDA, among other government agencies, is charged with regulating the introduction to the marketplace of new medical devices, related manufacturing and laboratory practices, and labeling and record keeping for such devices. The FDA has the authority to ban, detain or seize "adulterated or misbranded" medical devices, and may also order repair, replacement or refund and require notification of health professionals and others with regard to medical devices that present unreasonable risks or substantial harm to the public health. The FDA may also proceed through court action to enjoin and restrain or initiate action for criminal prosecution of certain violations of the FDA Act pertaining to medical devices.


     Most implantable cardiac pacemakers fall within a category for which the FDA has stringent clinical investigation and premarket clearance requirements. Such regulation tends to lengthen the time for introducing new products in the United States, and to increase the expense of developing and marketing such products. Moreover, the FDA administers certain controls over approvals for exporting such devices from the United States.

     FDA regulations require a company to file a 510(k) Premarket Notification for certain products demonstrating that the products are substantially equivalent to products that were introduced into interstate commerce for commercial distribution before May 28, 1976 (pre-enactment devices) or to products which the FDA has already found to be substantially equivalent to pre-enactment devices. The FDA has also issued regulations for the PMA of medical devices that are not substantially equivalent to pre-enactment devices (such as Cardiac's dual-chamber and single-lead atrial-controlled ventricular devices). These must be cleared for commercial distribution through a PMA submission or a PMA supplement. The regulations will eventually require a PMA submission for all products (such as Cardiac's single-chamber devices) previously cleared for commercial distribution through premarket notifications. Prior to seeking PMA clearance for a medical device, a company is generally required to complete a clinical evaluation in accordance with Investigational Device Exemption ("IDE") regulations. The time and expense associated with the clinical investigation and premarket clearance requirements of the FDA are substantial.

     Many of the new products developed by Cardiac in the future most likely will be subject to the IDE and/or PMA regulations of the FDA. Accordingly, Cardiac will continue to devote significant time to the FDA regulatory process leading to FDA market clearance of new products developed by Cardiac.

     FDA regulations require Cardiac to register its manufacturing establishment with the FDA, list all medical devices that are manufactured and distributed by Cardiac, observe certain production and labeling standards and submit to unscheduled inspections by the FDA. Other FDA regulations relate to repair and replacement of devices, refund of purchase price and notification of risks, record keeping and reporting, and restrictions on the sale, distribution or use of certain devices.

     In recent years, the FDA has implemented product tracking and electrode lead post-market surveillance regulations. These regulations require Cardiac to track and maintain information regarding the location of product not in its direct possession. The post-market surveillance regulations require Cardiac to collect and analyze clinical data to complete product longevity analysis. The expense to Cardiac to meet these regulations has been minimal to date. The potential for a material expense due to these regulations remains a possibility.

     Most pacemaker recipients are of advanced age and, thus, are eligible for Medicare in the United States. Therefore, in addition to FDA and similar foreign regulations, Cardiac may also be affected by changes in the laws and regulations relating to Medicare.

     Cardiac's products are manufactured by Cardiac under closely controlled environmental conditions with processes developed by engineering personnel and monitored by quality assurance personnel. These processes are designed to be consistent with certain regulations regarding good manufacturing practices audited by the FDA. FDA conducted an audit of Cardiac operations in December 1996 citing only minor deficiencies which have since been corrected.


     STATE REGULATION. In addition to Federal law, Cardiac is subject to the FDA Act. In particular, Cardiac is required to maintain a permit to operate a medical device manufacturing facility and must register its medical devices with the appropriate Florida authority. All such required permits have been received, and registrations made, by Cardiac.

     EUROPEAN REGULATION. The EEC nations have adopted universal standards as developed by the ISO in order to provide simplified trade among the member nations and to assure free access to trade while maintaining quality standards for products sold. All companies doing business in these nations must be certified to these standards set forth by the EEC which is evidenced by being granted CE Mark certification. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Operating Trends And Uncertainties."


     INVENTORY AND BACKLOG

     There is a several-month lead time between the time that Cardiac acquires parts until such time that a product is completed and available for sale. Cardiac is required to carry significant amounts of inventory in order to meet rapid delivery requirements of customers and assure itself a continuous supply of key components and parts from its suppliers. In addition, a portion of Cardiac's business is consignment in nature where Cardiac provides customers with the right to return products that are not implanted or sold. As a result of the nature in which Cardiac runs its business, it does not carry a significant backlog, however inventory management is an important business concern both with respect to Cardiac's liquidity and due to the potential for rapidly changing business conditions and technological advances within the industry.

     COMPETITION IN THE INDUSTRY

     Cardiac competes with many other domestic and foreign companies, many of which have significantly greater financial and other resources than Cardiac. The industry is currently dominated by

Medtronic, Inc., Intermedics, Cardiac Pacemakers, Inc. (a division of Guidant Corporation), and Pacesetter Systems, Inc. (a division of St. Jude Medical, Inc.). Although many of the larger companies have a group of loyal physicians who use their products exclusively, most physicians use more than one pacemaker supplier.

     Technological innovation and sales ability are important with respect to market entry and penetration. Cardiac believes that the primary competitive factors determining the buying decision in the marketplace today include the ability to reduce procedural cost, increase patient safety and improve product effectiveness. Other factors include product reliability, product capability, technical support provided by the manufacturer, price, and credibility of the manufacturer. Nevertheless, Cardiac's products are subject to the risk of being rendered obsolete by the introduction of new products or techniques by others.

     Some of the conditions and diseases that Cardiac's pacemakers are designed to treat may, in certain cases, also be treated by drug therapy. Cardiac does not deem itself to be in substantial direct competition with pharmaceutical companies because, at present, drug therapy is only infrequently a viable alternative to use of a pacemaker. However, new drugs and methods of therapy that might compete with Cardiac's pacemaker products may be developed by pharmaceutical or other health care companies. Many such companies are larger than Cardiac and possess more substantial research facilities and other resources.

     Companies that are already well established can be expected to protect their existing market shares. This is coupled with increasing marketing costs under heavier competition and escalating regulatory burdens. In addition, there is an overriding necessity to increase research and development expenditures in order to remain competitive.

     PROPERTY

     Cardiac owns and occupies a 50,000 square foot building on 4.11 acres of land in Palm Coast, Florida. The facility houses Cardiac's headquarters and its research and development, manufacturing, administrative and marketing divisions. The facility includes a 3,000 square-foot controlled environment area for the manufacture of Cardiac's medical products, and 18,000 square feet of unimproved space that is not in use. The production capacity of Cardiac's existing facility is greater than current production levels and should be sufficient to meet Cardiac's needs for at least the next several years. In the opinion of management, the property is adequately covered by insurance.

     Sirrom holds a first mortgage on Cardiac's premises and a first lien against all of Cardiac's real and personal property (including patents and royalties), but excluding inventory and accounts receivable. In June 1997, Cardiac obtained additional financing from Coast, pursuant to which Sirrom subordinated its first priority security interest in Cardiac's real and personal property to Coast; however, the priority interest of Coast in Cardiac's real estate is limited to $500,000. See "Risk Factors--Debt Obligations and Consequences of Default."

     LEGAL PROCEEDINGS

     On January 4, 1994, Strategica Group, Inc., a Miami-based financial brokering firm ("SGI"), filed suit against Cardiac in the Circuit Court of the 11th Judicial Circuit in and for Dade County, Florida, alleging that Cardiac had breached certain contractual duties and obligations arising under an agreement (the "Agreement"), dated October 16, 1992. The suit seeks a judgment requiring Cardiac to deliver warrants to purchase shares of Cardiac Common Stock representing 15% of the total outstanding shares of Cardiac, and damages in excess of $15,000. Cardiac has denied liability and filed a counterclaim alleging that SGI fraudulently induced Cardiac into the Agreement then breached the Agreement and certain fiduciary duties. Management has vigorously defended the lawsuit and filed counterclaims, and believes the ultimate outcome would not be expected to materially affect Cardiac's financial position. Management has had settlement discussions with SGI and, in April 1998, reached an agreement-in-principle regarding settlement with SGI. The final terms have not yet been reduced to writing. The settlement, as proposed, contemplates the reciprocal dismissal of all claims asserted by each party and the grants by Cardiac to SGI of a warrant exercisable within five years for 25,000 shares of our common stock at an exercise price of $1.00 per share.

     In December, 1997, Japan Crescent, Inc. and Shinji Hara filed a civil action against Cardiac in the Circuit Court of the 9th Judicial Circuit in and for Orange County, Florida. The suit alleges that Cardiac is indebted to the plaintiffs for approximately $200,000 for services rendered in connection with the acquisition of import approvals for certain of Cardiac's products. Cardiac has answered the complaint and has informed the plaintiffs that Cardiac intends to pay for the total value of the services rendered of approximately $200,000 with funds obtained through its public offering in connection with the Merger, however, if a judgment were to be entered against Cardiac prior to the completion of this offering and the Merger requiring Cardiac to pay in excess of a few thousand dollars in any lump-sum payment before Cardiac has obtained additional financing, Cardiac could, depending upon the amount of such lump-sum payment, be unable to make such a payment and this could have a material adverse effect on Cardiac's business.

     DEBT OBLIGATIONS


     Cardiac has certain outstanding financial obligations. In March 1995, Cardiac borrowed $1.5 million from Sirrom evidenced by a $1.5 million promissory note (the "Sirrom Note"). The Sirrom Note is secured by a first mortgage and an assignment of rents and leases on Cardiac's headquarters, subject to Sirrom's subordination to another lender of up to a maximum of $500,000. The Sirrom Note is also secured by a first lien (also subject to subordination to another lender) on all of Cardiac's personal property and proceeds thereof, including general intangibles such as Cardiac's patents and royalties, but excluding Cardiac's inventory and accounts receivable. The Sirrom Note bears interest at the rate of 13.5% annually and is payable monthly, interest only, with a balloon payment of principal and accrued and unpaid interest due on March 31, 2000. Interest payments on the Sirrom Note in each of the fiscal years ended March 31, 1998 and 1997 were $202,500. The Sirrom Loan Agreement imposes certain constraints on Cardiac's business including, among other things, that Sirrom's consent is required to sell or encumber Sirrom's collateral having an aggregate fair market value exceeding $25,000. Additionally, Cardiac may license its intellectual property in the ordinary course of business so long as Cardiac's interest in the license agreements are freely assignable to Sirrom. Also, Cardiac may not incur certain additional indebtedness in excess of $200,000 annually without Sirrom's consent (which consent may not be unreasonably withheld or delayed). Such consent and notice requirements could impede Cardiac's ability to act expeditiously in its operations or corporate matters, which may adversely impact on Cardiac's business and corporate affairs. Cardiac issued common stock purchase warrants to Sirrom in connection with this loan. See "Principal Shareholders."

     On June 13, 1997, Cardiac closed on the Coast Loan. As of October 31, 1998, the outstanding principal balance of the loan was $1,140,183. Under the Coast Loan Agreement, Cardiac may borrow for working capital and other purposes, up to the lesser of $3.5 million or the sum of: (a) receivable loans of up to 80% of certain eligible accounts receivable; (b) inventory loans not to exceed the lesser of $500,000 or 40% of eligible raw materials and 50% of eligible finished goods of eligible inventory; (c) a maximum aggregate of $500,000 for the purchase of new or used equipment; and (d) a $300,000 term loan. The interest rate on the receivable and inventory borrowing is the prime rate plus 2% per annum, and on the equipment borrowing and term loans, the prime rate plus 2.25% per annum; PROVIDED, HOWEVER, all loans are subject to a minimum interest rate of 9% per annum. Interest is payable monthly and calculated on the outstanding principal, but not less than a deemed minimum loan balance of $1 million. Cardiac is obligated to pay a $35,000 commitment fee on each June 13, a quarterly facility fee of $3,500, and a renewal fee equal to $17,500 upon the renewal of the Coast Loan. Payment in full of the principal balance of the Coast Loan is due on June 30, 2000, subject to automatic renewal for successive one-year terms, continuing until one party gives advance written notice to the other that such party wishes to terminate the Coast Loan. The Coast Loan is subject to an early termination fee of $70,000 if terminated on or before June 12, 1999; and $35,000 if terminated on or after June 14, 1999. In addition, the Coast Loan imposes certain constraints on Cardiac's business including, among other things, the requirement that Cardiac obtain Coast's written consent prior to merging or consolidating with another party, or paying or declaring dividends. Cardiac has discussed the Merger with Coast and Coast has indicated it will provide such written consent. Cardiac and Coast have also discussed the possibility of Coast providing us with additional debt financing.

     The Coast Loan is secured by: (a) a first priority lien on (1) all the personal property of Cardiac located at its headquarters, including, among other things, all fixtures, building materials, inventory, goods, equipment, and machinery, and (2) Cardiac's operating bank account; (b) a first priority lien on all of Cardiac's intellectual property, including copyrights, patents, trademarks, goodwill, etc.; and (c) a mortgage on Cardiac's headquarters, of which Coast receives a first priority lien up to $500,000 (plus Coast's costs and expenses of collection and enforcement of such mortgage). Coast's remaining lien on Cardiac's headquarters is second to Sirrom's lien. In order to obtain its first priority liens on Cardiac's property as described above, Coast entered into an Intercreditor and Subordination Agreement with Sirrom which holds a $1.5 million promissory note of Cardiac. Sirrom agreed to subordinate its security interest, and take a second priority lien, with respect to: (1) Cardiac's headquarters only up to a maximum of $500,000 (plus Coast's costs and expenses of collection and enforcement of such mortgage) of Cardiac's indebtedness to Coast; and (2) all other assets of Cardiac in which it has a security interest up to the full amount of the indebtedness of Cardiac to Coast. Cardiac issued common stock purchase warrants to both Coast and Sirrom in connection with this loan. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Cardiac" and "Principal Shareholders."


     On June 11, 1998, Cardiac and Coast amended the Coast Loan Agreement to provide for the Bridge Loan. In connection with the Bridge Loan: (i) Cardiac executed a promissory note in the amount of $250,000; (ii) Coast received a warrant to purchase 5,000 shares of Cardiac Common Stock exercisable at $2.00 per share; and (iii) the exercise price per share of the warrant to purchase 7,500 shares issued to Coast in connection with the Coast Loan was reduced from $20.00 per share to $2.00 per share. The Bridge Loan accrues interest at the prime rate plus 5% per annum and is due and payable on August 31, 1998. Cardiac and Coast executed an amendment to the Bridge Loan providing for the repayment of the Bridge Loan on September 30, 1998, and subsequently verbally agreed to extend the date of repayment of the Bridge Loan to November 30, 1998.

     Cardiac is current with regard to its monetary obligations under the Sirrom Note and the Coast Loan. Nonetheless, in order to ultimately fully service the debt and pay in full when due the outstanding principal and any accrued and unpaid interest, Cardiac must refinance or renegotiate such loans and/or obtain new financing in the form of sales of securities and/or obtaining new loans. We cannot assure you that Cardiac will be able to do so. It is a condition of the Merger that Cardiac obtain a minimum of $4.0 million in financing through a combination of this offering and a loan. Cardiac's ability to continue operations will depend on its ability to service its debt from operations. If the terms of Cardiac's loans are too burdensome, Cardiac may default under its loan agreements and be faced with proceedings wherein lenders could foreclose upon substantially all of Cardiac's assets, in which case stockholders would be unlikely to realize any value with respect to their shares of our common stock.


     Under the Sirrom Loan Agreement, the occurrence of any of the following constitutes an event of default: (1) default of the payment of this loan or any other indebtedness of Cardiac which exceeds $50,000 in the aggregate, which is not actively contested by Cardiac; (2) any misrepresentation of or any failure to perform by Cardiac any material matter or obligation; (3) the admission by Cardiac in writing of its inability to pay its debts generally as they become due; (4) any proceeding pursuant to which Cardiac is or has a petition against it for it to be liquidated, dissolved, partitioned or terminated, under bankruptcy or any similar action; or (5) the failure to cure any default under the loan or otherwise. Cardiac has 30 business days (or ten business days if the default may be cured by payment of a sum of money) to cure a default. Upon the occurrence of an event of default, any indebtedness of Cardiac to Sirrom shall either be immediately due and payable in full, or Sirrom may, at its option, accelerate the maturity of any indebtedness of Cardiac to Sirrom.

     Under the Coast Loan Agreement, the occurrence of any of the following shall constitute an event of default: (1) any material misrepresentation or any failure to perform any material obligation of Cardiac to Coast; (2) default in the payment of any indebtedness when due; (3) the loans and other obligations of Cardiac exceed the credit limit established by Coast in its sole discretion;
(4) the failure of Cardiac to perform its security obligations; (5) the breach by Cardiac of any material obligation which has or may have a material adverse affect on Cardiac's business or financial condition; (6) any proceeding pursuant to which Cardiac is the subject of a petition for liquidation, dissolution, partition or termination, under bankruptcy or any similar action;
(7) a change in the record or beneficial ownership of an aggregate of more than 20% of the outstanding shares of Cardiac (as compared to the ownership of outstanding shares of Cardiac in effect on June 13, 1997), without the prior written consent of Coast; or (8) if Coast, acting in good faith and in a commercially reasonable manner, deems itself insecure because of the occurrence of any event. Upon the occurrence of any event of default, Coast may cease making loans or otherwise extending credit to Cardiac or may accelerate any financial obligations of Cardiac to Coast. Cardiac must pay all reasonable attorneys' fees, expenses, costs, liabilities and other obligations incurred by Coast in exercising Coast's right upon an event of default.


     From April 22 through May 4, 1998, Cardiac obtained $300,000 in interim financing from selected current investors through the issuance of 8% convertible debentures, convertible at the conversion rate of $2.00 per share. In consideration for this investment, Cardiac lowered the exercise price of previously issued options to purchase 715 shares of Cardiac Common Stock from $17.50 per share to $2.00 per share and lowered the exercise price of certain warrants to purchase 3,363 shares of Cardiac Common Stock from $25.00 per share to $2.00 per share. Cardiac is also attempting to obtain an additional loan for $250,000 on similar terms. We cannot assure you that Cardiac's attempts to obtain additional financing will be successful.


     On July 30, 1998, and August 13, 1998, Cardiac executed the Minrad Notes, which bear interest at the rate of 15% annually. The principal amount and all interest due thereunder is due and payable, after September 29, 1998, within ten days after written demand from Minrad.

     On August 26, 1998, Cardiac received $134,000 from IHI and executed the IHI Note in favor of IHI. Concurrently with execution of the IHI Note, Cardiac paid Goodbody a $34,000 consulting fee for services relating to the obtaining of additional debt financing. Pursuant to the terms of the IHI Note, Cardiac has agreed to repay the IHI Note on October 25, 1998. If Cardiac does not repay the IHI Note on or before October 25, 1998, but does so on or before November 12, 1998, in addition to repayment of the IHI Note, Cardiac has agreed to pay the Goodbody Fee. If repayment of the IHI Note and the Goodbody Fee have not been received by IHI on or before November 12, 1998, an immediate penalty fee of $2,500 shall be incurred at 12:01 a.m. On November 13, 1998, and an additional $2,500 fee will accrue and be imposed at 12:01 a.m. every 24 hours, until the IHI Note, the Goodbody Fee and all penalty fees have been paid in full.

     In connection with the IHI Note, Cardiac has agreed to issue up to four warrants to IHI under certain conditions, each giving IHI the right to purchase 10,000 shares of our common stock at an exercise price of $.05 per share. If repayment of the IHI Note and the Goodbody Fee have not been received by IHI on or before November 12, 1998, at 12:01 a.m. On November 13, 1998, the first of the four warrants will be deemed issued to and earned by IHI. At 12:01 a.m. on the 13th day of each month thereafter for up to three months, one additional warrant shall be issued and deemed earned, if the IHI Note, the Goodbody Fee and all penalty fees have not been paid in full. Furthermore, if the IHI Note, the Goodbody Fee and all penalty fees have not been paid in full by January 1, 1999, IHI will have the option to convert any or all of the amounts due into our common stock at an exercise price of $.05 per share. As additional consideration for the IHI Note, IHI received a warrant to purchase 66,000 shares of our common stock at an exercise price of $0.64 per share, exercisable at any time on or before 5:00 p.m. Eastern Standard Time on August 26, 2003.

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

BUSINESS OF ELECTRO

     GENERAL

     Electro is engaged in the business of design, development, manufacture, marketing and sale of products utilized in connection with illnesses of the heart and circulatory system and make use of catheters and related devices. Electro was incorporated in New Jersey in 1961. Electro has targeted electrophysiology as its focal area for future growth, but intends to maintain and develop products for the emergency care, invasive and non-invasive cardiology and invasive radiology markets. Electro also continues to explore opportunities to expand its OEM business and contract research and development business to capitalize on its catheter technology expertise and its manufacturing capabilities. Electro produces a wide range of catheter products intended to be utilized by doctors and other trained hospital personnel for diagnostic as well as therapeutic purposes.


     Electro markets its cardiovascular catheters and other catheters worldwide. Export sales were approximately $1,559,000 in fiscal year 1998, $1,828,000 in fiscal year 1997, and $2,324,000 in fiscal year 1996, representing approximately 29%, 27% and 32% of net sales in such fiscal years, respectively.


     PRODUCTS

     Electro produces a wide range of catheter products intended to be utilized by doctors and other trained hospital personnel for diagnostic or therapeutic purposes. Catheters are hollow tubes that can be passed through veins, arteries and other anatomical passageways. Electro considers the market within which it sells its present and proposed products as a single industry segment.


     In over thirty-seven (37) years of business, Electro has sold well over two (2) million catheters. The current selling prices for the catheters marketed by Electro typically range from thirty-five dollars to five hundred dollars.

     ELECTROPHYSIOLOGY CATHETERS. The field of cardiac electrophysiology (EP) is one of the most rapidly growing areas of medical technology. Cardiac electrophysiology is the study of the electrical system of the heart. Cardiac electrophysiologists are concerned with electrical disorders in the heart, their etiology, diagnosis and treatment. The medical problems on which cardiac electrophysiologists focus are conduction problems of the heart, which include tachyarrhythmic episodes which can lead to sudden cardiac death. The development of transcatheter diagnosis of the heart's conduction system and transcatheter correction of certain conduction dysfunctions have increasingly attracted the attention of cardiologists.


     Electro's line of diagnostic EP catheters is comprised of three categories, the Detector, the Investigator and the Cloverleaf, and each category has its unique characteristics requested by physicians that desire different handling features. In addition, Electro has a Genesis line of steerable EP catheters that provides the physicians with a more sophisticated mapping tool for difficult diagnostic procedures. These catheters are available in many curve and electrode configurations.

     Electro markets its Circuit Breaker steerable catheters with temperature control for catheter ablation for international distribution only. These catheters are compatible with most radio frequency generators. Due to certain development issues, clinical trials scheduled to have commenced were delayed. Electro plans to begin clinical trials in the U.S. in fiscal year 1999 in order to seek approval to market these catheters domestically.


     PACING AND MONITORING CATHETERS. Electro's line of monitoring catheters are made of flexible radiopaque materials which are visible in use through fluoroscopy. The catheters have a variety of tips, shapes and internal configurations and can be manipulated by an experienced physician through the anatomy to the desired location. Through the use of these catheters, electrophysiological data, pressure and flow readings and blood samples may be obtained. In addition, Electro's catheters may


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

be utilized as conduits for the injection of radiopaque materials into the bloodstream to permit fluoroscopic observation of abnormalities in the vasculature.

     Monitoring catheters are marketed under the following names:
Baltherm/registered trademark/ Flow Directed Balloon Catheters,
Pacewedge/registered trademark/ Balloon Guided Catheters and Balwedge/registered trademark/ Catheters.

     Electro's pacing catheters are fabricated from a number of materials and frequently consist of an electrode-bearing tube. The tube is guided into the body and the electrode is delivered through the venous system to the heart where it is then used for pacing. This procedure involves the delivery to the heart muscle, from a source outside the body, of an electrical stimulus causing contractions like the natural heartbeat. Such pacing is necessary where there is a conduction blockage in the heart causing the heart to beat at a slow or irregular rate.

     One of the pacing catheters manufactured by Electro is the Balectrode/registered trademark/ Bipolar Pacing Probe. With this product, both the amount of manipulation of the catheter required to cause the stimulating electrode to be positioned in the proper location within the heart and the time required from the commencement of the procedure until it is completed, are substantially less than they would be if a non-balloon catheter were used as the delivery system.

     The pacing products usually are sold in kits containing the catheter, a placement needle, connectors and various other devices. These kits are sold under various names, including the following: Balectrode/registered trademark/ Flow-Directed Temporary Pacing Kit, Silicore/registered trademark/ Semi-Floating Pacing Kit and Multipace.


     MULTI-PURPOSE CATHETERS. Multi-Purpose catheters have features or uses which, under certain circumstances, result in the combination of pacing and monitoring functions. Further, Electro manufactures certain electrode-bearing catheters used to make electrical measurements within the heart and provide electrical stimulation for both therapeutic and diagnostic purposes.


     DRAINAGE CATHETERS. Although Electro's principal activities have been in the cardiovascular area, it currently is manufacturing and marketing the Elecath/registered trademark/ One Step/trademark/ Fluid Drainage System which is used for draining fluid collections from various locations in the body. This system consists of a catheter, composed of a unique formulation developed by Electro, mounted on a simple penetration apparatus. In Electro management's opinion, the product is useful to a broad range of physicians, and results in more complete and safer drainage.

     SALES, MARKETING AND DISTRIBUTION METHODS

     Electro markets, sells and distributes its products domestically through its own sales force. As of October 31, 1998, Electro employed 2 salespersons in the field and maintained a home office staff of marketing and sales support of 3 people. Electro also employs an International Marketing Manager based in Europe on an independent contractor basis. The principal customers for Electro's products are hospitals whose purchasing decisions are determined on the basis of assessment of the products by the physicians. No one customer accounted for more than ten percent of Electro's net revenues for fiscal years 1998 and 1997. International markets are serviced by a network of independent distributors. Electro also sells its products to OEM customers, performs contract research and development work for third parties and engages in licensing of its technology to third parties.

     While export sales have contributed significantly to Electro's net sales in fiscal years 1998, 1997, and 1996, Electro has not effected substantial penetration of the domestic electrophysiology market which is attributable, in part, to its lack of an FDA-approved ablation catheter. Electro's focus on engineering efforts in contract research and development and its OEM business has also contributed to lower domestic sales together with a lower demand for older products in pacing and monitoring.


     Advertising of Electro's products consists primarily of displays at medical conventions and meetings, advertisements in medical journals and direct mail. Electro also cooperates in the publication of technical papers written by medical authorities in areas relating to Electro's products.

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

     PRODUCT WARRANTIES

     Electro's catheters are covered by a limited warranty, the duration of which is tied to product expiration dates. Generally, however, the warranties extend for five years. All warranties provide for replacement with a comparable Electro product or issuance of a credit at Electro's discretion. Product returns are not material to Electro's results of operations.

     CERTAIN PATENTS, TRADEMARKS AND LICENSES

     Electro's policy is to protect its proprietary position by, among other methods, filing United States and select foreign patent applications to protect the technology that is important to the development of the business. Pursuant to provisions adopted under the General Agreement on Tariffs and Trade, patents in force on June 8, 1995, are entitled to a patent term of the longer of 17 years from issuance or 20 years from the earliest filing date of the patent. Electro currently holds six patents in the U.S. (one of which is owned jointly with another party) and has one application pending. The last to expire of Electro's patents will remain in effect until 2015. Electro has also obtained certain patents in its principal overseas markets. The following are Electro's current material patents:

 UNITED STATES PATENTS                             DESCRIPTION                            DATE OF ISSUANCE
-----------------------   ------------------------------------------------------------   -----------------
       4,699,157          Pacing Catheter and Method for Making Same                          10/13/87

       4,790,825          Closed Chest Cannulation Method and Device for Atrial Major
                             Artery                                                           12/13/88

       5,190,050          Tip Deflectable Steerable Catheter                                    3/2/93

       5,358,479          Multiform Twistable Tip Deflectable Catheter                        10/25/94

       5,571,085          Steerable Open Lumen Catheter                                        11/5/96

       5,718,701*         Ablation Electrode                                                   2/17/98

----------------
* owned jointly with another party


     Although Electro holds such patents, it believes that its business as a whole is not or will not be materially dependent upon patent protection. However, Electro will continue to seek such patents as it deems advisable to protect its research and development efforts and to market its products. Electro believes that it is not infringing on any other party's patent. However, we cannot assure you that current and potential competitors will not file applications or apply for patents or additional proprietary rights relating to materials or processes used by Electro.


     Electro develops new products as a result of its own analysis of the needs of the market which it serves and as a result of needs perceived by physicians and researchers who work with Electro on the design and development of the devices and systems needed by them. In certain instances, Electro pays the cooperating physician or researcher a royalty based upon the revenues derived from the sales of the product to others.

     Electro also relies upon technical know-how and continuing technological innovation to develop and maintain its position in the market and believes that the success of its operations will depend largely upon such know-how and innovation. Electro requires employees and consultants to execute appropriate confidentiality agreements and assignments of inventions in connection with their employment or consulting arrangement with Electro.

     There can be no assurance that trade secrets will be established, that secrecy obligations will be honored or that competition will not independently develop superior or similar technology.

     RESEARCH AND DEVELOPMENT

     Electro's research and development activities are devoted primarily to the design and development of new products and enhancements to existing products. For the three years ended

August 31, 1998, Electro incurred aggregate direct expenses of approximately $2,419,000 for research and development activities, including new product development, of which approximately $527,000 was attributable to fiscal year 1998, $882,000 to fiscal year 1997 and $1,010,000 to fiscal year 1996. All of such activities were sponsored by Electro. The major portion of such expenses was related to salaries and other expenses of personnel employed on a regular basis in research and development efforts. During fiscal years 1997 and 1996, Electro performed research and development and pre-production planning for an unrelated medical device company for which services Electro recognized $544,293 and $155,707 in revenues in such years, respectively. The costs associated with these revenues are shown in cost of sales and, as such, are not included in research and development expenses. In May 1997, the agreement-in-principle to perform contract research and development work for the medical device company, which work commenced in June 1996, was terminated at the request of the other company. The terms of the agreement-in-principle called for the other company to pay Electro a monthly fee of $150,000 for a period of one year. A definitive agreement was never executed. Electro received $600,000 for the work it had performed prior to termination and an additional $100,000 termination fee. As a result of the termination, Electro's revenues were adversely affected.


     PRODUCTION AND SOURCES OF SUPPLY


     Electro manufactures its products in a 25,000 square foot facility it owns and another 10,000 square foot facility which it leases. Electro believes that these facilities have sufficient capacity to meet Electro's anticipated catheter needs for several years. The manufacturing of catheters is a complex process and each catheter is assembled and tested. Electro designs its catheters and manufactures a portion of the tubing, balloons, and many components with tooling and formulations developed by it or especially for it. Electro maintains facilities to manufacture tubing and balloons and for the production of catheters in the unique configurations required for their use. In addition, where more convenient or when the level of sophistication warrants it, Electro uses outside suppliers for certain components. Electro contracts out for the performance of sterilization. Although most components and processes are available from more than one vendor, certain components and processes are manufactured or provided by single vendors, some involving molds owned by Electro. Significant components for which Electro has only one source include tubing for catheters, connector pins used in pacing catheters, latex used in balloons, needles and certain packaging. Electro attempts to maintain an adequate supply of the components on hand in order to minimize any supply interruption from single source vendors to allow for time to locate and qualify a new vendor or to find a substitute for a single source. As such, we cannot assure you that Electro's ability to manufacture certain products will not be materially affected by single source vendors.


     INSURANCE

     Electro maintains comprehensive general liability insurance coverage in the amount of $5.0 million and products liability coverage in the amount of $2.0 million. Electro believes that such coverages are adequate and reasonable, however, no assurance can be given that the products liability coverage will be sufficient to protect Electro's assets against claims by users of its products or that Electro will be able to maintain such coverage (or obtain additional coverage) in the future at reasonable premium rates or at all, in which case its assets will be at risk in the event of successful claims by users of its products. Furthermore, Electro's liability coverage may not cover costs incurred by Electro under its product warranties (see "--Product Warranties" ) or costs incurred by Electro in the event of a product recall. Electro has no pending, threatened or actual claims as of this date, nor is Electro aware of any current circumstances that might give rise to such claims. However, Electro could be exposed to possible claims for personal injury or death resulting from the sale or subsequent malfunction of allegedly defective products.

     EMPLOYEES


     As of October 31, 1998, Electro had 69 full-time employees. Of the total employees, 47 were engaged in manufacturing and quality control, 9 in general administration and executive activities, 8 in


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


engineering and research and development, and 5 in sales and marketing. Electro is not a party to any collective bargaining agreement and considers its relations with its employees to be good.


     GOVERNMENT REGULATION


     FEDERAL REGULATIONS. The products developed by Electro come under the jurisdiction of the FDA of the United States Department of Health and Human Services, as well as other Federal, state and local agencies and similar health authorities in foreign countries. The regulations promulgated by such agencies govern the introduction of new medical devices and modifications to approved devices, the observances of certain standards with respect to the manufacture and labeling of such devices, the maintenance of certain records and the reporting of potential product defects.

     The FDA Act regulates manufacturers of medical devices. Electro's products are medical devices within the meaning of such Act. An amendment to the FDA Act providing for the classification of medical devices and the establishment of standards relating to their safety and effectiveness, scientific review of certain devices and the registration of manufacturers and others has been in effect since 1976 and has been supplemented by the Safe Medical Devices Act of 1991. Under these provisions, a manufacturer must obtain approval from the FDA of a new medical device before it can be marketed, which approval process requires, in the case of certain classes of medical devices, that the safety and efficacy of such devices be demonstrated by the manufacturer to the FDA through the conduct of an FDA approved clinical evaluation program. Under certain circumstances, the cost of obtaining such approval may be high and the process lengthy and no assurance can be given that approval will be obtained. Although Electro has received FDA approval to market its principal existing products, or is exempt from formal approval requirements as provided by law for those devices already in distribution before May 28, 1976, we cannot assure you that Electro will receive the requisite approvals to market additional products. Furthermore, any substitution by Electro of its current sources for certain raw materials utilized in its production processes will, if such substitution results in a change in the composition of the material, be subject to FDA approval, and we cannot assure you that such approvals will be obtained.


     Since the devices developed by Electro are intended for "human use", as defined by the FDA, Electro and such devices are subject to FDA regulations which, among other things, allow for the conduct of routine detailed inspections of device manufacturing establishments and require adherence to certain regulations regarding good manufacturing practices in the manufacture of medical devices which include testing, quality control, design and documentation requirements.

     In addition, certain other classes of medical devices must comply with industry-wide performance standards with respect to safety and efficacy promulgated by the FDA. The FDA has not yet developed industry-wide performance standards with respect to the safety and efficacy of those products manufactured by Electro which will be subject to such standards. When and if such standards are adopted, Electro will be required to submit data demonstrating compliance with the standards (during which period Electro may be permitted to continue to market products which have been previously approved by the FDA).

     In recent years, the FDA has pursued a more rigorous enforcement program to ensure that regulated businesses, like Electro, comply with applicable laws and regulations. Noncompliance with applicable requirements can result in fines, penalties, recall of products, suspension of production or the inability to obtain premarket clearance or approval for new products. Electro cannot predict the extent or impact of future Federal, State or local legislation or regulation.

     In February 1997, the FDA conducted an inspection and audit of Electro. At the conclusion of the audit, the FDA issued a number of observations regarding noncompliance by Electro with certain regulations regarding good manufacturing practices in the manufacture of its products. On March 11, 1997, the FDA issued a warning letter to Electro requesting that prompt action be taken to correct the violations. The areas of noncompliance include Electro's methods of investigation of device complaints, methods of validation of device sterilization, environmental monitoring procedures, methods of validation of extrusion processes which are used in the manufacture of certain of Electro's catheters and other quality assurance and record keeping requirements. Electro has communicated with the FDA its intentions to remedy the noncompliance, has established a plan and timetable to effectuate such remediation and has diligently worked to take the necessary corrective actions; Electro's actions have included the establishment of certain validation protocols, revisions to Electro's Quality System and Quality System Manual, the implementation of a program for environmental testing, the purchase of equipment for extrusion process validation and the institution of file and record keeping protocols. A subsequent FDA inspection in September 1997 indicated that while substantial progress has been made, not all corrective actions have been completed. Electro is continuing in its efforts to complete such actions and it is Electro's intention to inform the FDA before the end of 1998 that it has completed such actions and is ready for reinspection. There can be no assurance, however, that Electro will be ready for such reinspection before the end of 1998 nor that Electro will pass any such reinspection when it occurs. While Electro is currently under no restrictions by the FDA regarding the manufacture or sale of its products, Electro is unable to precisely determine the short-term economic impact of instituting the required corrective actions and there can be no assurance that the FDA will not take further action, including seizure of products, injunction and/or civil penalties, if the necessary corrective actions are not completed on a timely basis. At this time, Electro is unable to precisely determine the short-term adverse economic impact which will result from instituting the corrective actions, but the voluntary discontinuation of manufacturing of certain products and the delay in the sale of other products has adversely affected sales by an estimated 10%. Until all corrective actions required under the FDA warning letter have been taken, the FDA will not consider new products for approval. However, Electro's insufficient financing for research and development efforts over the last few years have limited its ability to produce new products and, consequently, no FDA approvals are currently sought. We believe that it will have completed the corrective actions by the time a product for which FDA approval would be required is produced. See "Business--Business of Electro--Government Regulation."


     EUROPEAN REGULATION. Many countries in which Electro markets its products regulate the manufacture, marketing and use of medical devices. Electro intends to pursue product approval or registration procedures for its new products in countries where it is marketing existing products as well as for new and existing products in additional countries where it believes there is a market for its products. The international registration and approval process is normally accomplished in coordination with its international distributors. For Electro to continue to sell certain of its products in the nations of the EEC after June 14, 1998, it must obtain CE Mark certification, from the ISO. Several months ago, Electro and Cardiac submitted an application requesting CE Mark certification for Cardiac to sell Electro's steerable line of catheters, as manufacturer, with Electro acting as vendor to Cardiac in such regard. CE Mark certification was granted on October 26, 1998, and issued in the name of Cardiac. Cardiac and Electro anticipate having product with CE Mark certification available for shipment in early 1999. Electro has also recently submitted applications for CE Mark certification for many of its additional products. However, we cannot assure you that CE Mark certification for the additional products will be obtained or that the pre-June 1998 sales levels will be recaptured.

     Export sales of devices that have not received FDA marketing clearance generally are subject to export permit requirements. In order to obtain such a permit, Electro must provide the FDA with documentation from the medical device regulatory authority of the country in which the purchaser is located, stating that the sale of the device is not in violation of that country's medical device laws. In April 1996, new legislation was enacted to permit the export of devices unapproved in the U.S., if the product complies with the laws of the country and as long as the products are approved by any of the industrialized countries specified in the export reform legislation. Electro has received such clearance for its Circuit Breaker steerable catheter with temperature control for ablation and is currently distributing it outside the U.S.; sales of Electro's Circuit Breaker steerable catheter for the fiscal years ended August 31, 1998 and August 31, 1997 were approximately $81,000 and $87,000, respectively.

     Electro is also subject to various Federal, state and local laws pertaining to such matters as safe working conditions, environmental protection, fire hazard control and other regulations. Electro is not aware of any regulations with which it is not in compliance.

     BACKLOG

     Electro typically does not operate with a significant backlog. The majority of product shipments in a quarter relate to orders received in that quarter. Electro's actual product shipments depend on its production capacity, manufacturing yields and component availability, among other factors. At October 31, 1998, Electro had a backlog of orders for its products which, aggregated, was approximately $305,000, as compared to approximately $716,000 at October 31, 1997. The prior year's total included orders totaling $312,000 from one customer which had placed an annual order but now orders on a monthly basis. Electro anticipates that substantially all of the backlog recorded at October 31, 1998 will be completed within the next twelve months.


     COMPETITION IN THE INDUSTRY


     The medical technology industry is a highly competitive field, characterized by rapid technological advances, and Electro competes with many other companies on current products and products in the development stages. Many of these competitors have significantly greater financial, marketing, sales, distribution and technical resources than Electro. Rapid technological advances by Electro's competitors could at any time require that Electro redesign a portion of its product line. Accordingly, we cannot assure you as to the success of Electro's products in competition with such companies.


     Electro's older products compete primarily with those of larger companies that have greater resources and better distribution capabilities. The current principal basis of competition in these markets is price. Electro's limited resources make it less capable than larger competitors to offer aggressive pricing to meet competition. In addition, certain customers purchase catheters in blanket contracts which include products offered by Electro's larger competitors but not by Electro. For these reasons, Electro has not been able to compete effectively during recent years in the market for non-EP products.

     The electrophysiology market is also highly competitive and competition is expected to increase. These competitors currently include USCI, a division of C.R. Bard, Inc.; Mansfield and EP Technologies, divisions of Boston Scientific Corporation; CardioRhythm, Inc., a division of Medtronic, Inc.; Cordis-Webster Laboratories, a division of Johnson & Johnson, Inc. and Daig Corporation, a division of St. Jude Medical, Inc. These companies are more capable of offering a broader range of products to the cardiologist. Electro's ability to compete effectively in the future could be dependent upon broadening its range of products and/or forging an alliance with another company which would effect greater product diversity. Electro's electrophysiology products compete with other treatments, including prescription drugs, implantable cardiac defibrillators and open heart surgery.

     Electro's catheter ablation product is not yet approved for marketing in the U.S., but some competitors have developed products, specifically for use in catheter ablation, which are approved in the U.S. Due to certain development issues, clinical trials scheduled for 1997 were delayed. Electro plans to begin its clinical trials for ablation in fiscal year 1999 in order to seek approval to market these catheters domestically. The costs to perform such clinical trials are estimated at $150,000 which Electro anticipates would be funded from financing obtained in connection with the Merger. The primary competitive factors relative to other catheter ablation products are technical superiority, financial resources, the timing of regulatory approval, commercial introduction and quality. Electro's competitive position also depends on its ability to attract and retain qualified personnel, develop effective proprietary products and implement production and marketing plans. Electro hopes that it can effectively compete in this market.

     PROPERTY

     Electro's principal manufacturing facilities and executive offices are located at 2100 Felver Court, Rahway, New Jersey, in premises which it purchased in 1976. This property secures part of the indebtedness to The T Partnership. Electro also leases a 10,000 square foot facility located in Avenel, New Jersey. The lease for the Avenel facility is on a month-to-month basis. These premises are suitable for all of Electro's current and foreseeable production, development and administrative functions.

     LEGAL PROCEEDINGS

     In September 1997, a Superior Court jury in Middlesex County, New Jersey found Electro liable for age discrimination in connection with its termination of an employee in April 1994. The jury awarded the terminated employee $283,000 plus attorney's fees and expenses and prejudgment interest in the combined amount of approximately $47,990. Electro also incurred legal costs from September 1996 through September 1997 in the amount of approximately $115,665 which is also included in the litigation expense in the accompanying 1997 Statements of Operations. Electro filed an appeal of the judgment.


     Pending Electro's appeal, the plaintiff, in an effort to execute upon the judgment rendered in his favor, levied on certain of Electro's bank accounts, thereby freezing the available funds. Notwithstanding management's belief that Electro had arguments supporting its appeal, management weighed the considerable cash requirements of an appeal bond, the costs of continued efforts relative to the appeal, and the need to vacate the levies to satisfy Electro's immediate cash requirements, against the likelihood of prevailing on its appeal and the terms of a possible settlement and, on April 8, 1998, Electro entered into a settlement agreement (the "Settlement Agreement") with the plaintiff.


     Under the key terms of the Settlement Agreement, the matter has been settled for the sum of $305,000 payable as follows: (i) by a lump sum payment of $65,000 within five business days of the date of the Settlement Agreement; and (ii) the remaining balance, bearing interest at the rate of 6% per annum, payable in monthly installments of $10,000, plus interest, commencing July 1, 1998. The Settlement Agreement provides that a default in any monthly payment which remains unpaid for a period of ten days after notification of not having been received by the plaintiff, shall allow the plaintiff to declare a default and accelerate the payment of the entire outstanding balance with interest. Electro has made the payments due to date on a timely basis.

     Electro is currently a party to certain litigation incident to the normal conduct of its business. In March 1997, a female employee of Electro, holding the position of field sales representative, filed a complaint against Electro with the Equal Employment Opportunity Commission (the "EEOC") alleging sex discrimination. In October 1997, subsequent to Electro's response to the allegations and to the EEOC's investigation thereof, the EEOC dismissed the complaint upon a finding that no violation had occurred. In February 1998, the employee filed a lawsuit against Electro making the same allegations as in her EEOC complaint. In light of the foregoing and based upon management's discussions with its counsel on this matter, it believes that the allegations are groundless and that the final outcome of such litigation will not have a material adverse effect on Electro's financial position.

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

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information regarding our executive officers and directors upon completion of the Restructuring Merger and the Merger. The first column under "CTG" reflects their respective positions in our company. The other two columns under "Cardiac" and "Electro" reflect their respective positions in Cardiac or Electro, as the case may be, before completion of the Restructuring Merger and the Merger. There are no family relationships among our directors and executive officers.

NAME                            AGE    POSITION                               CTG     CARDIAC(1)     ELECTRO(2)
----------------------------   -----   -----------------------------------   -----   ------------   -----------
Bart C. Gutekunst ..........    47     Chairman of the Board                   *           *
                                       President, Chief Executive Officer
Alan J. Rabin ..............    48        and Director                         *           *
                                       Executive Vice President and
W. Alan Walton .............    64        Chief Operating Officer              *           *
                                       Vice President--Research and
Jonathan S. Lee ............    46        Development                          *           *
Kirk D. Kamsler ............    47     Vice President--Sales                   *           *
William H. Burns ...........    48     Director                                *           *
Larry Haimovitch ...........    51     Director                                *           *
Abraham Nechemie ...........    74     Director                                *                          *
Augusto Ocana ..............    54     Director                                *           *
Robert T. Rylee ............    67     Director                                *           *
Ervin Schoenblum ...........    58     Director                                *                          *
Tracey E. Young ............    43     Director                                *           *

----------------
(1) Reflects executive officers and directors of Cardiac as of October 7, 1998 and before completion of the Merger. Such persons will hold offices and directorships in our company substantially consistent with their respective positions in Cardiac before completion of the Merger.

(2) Reflects certain directors of Electro as of October 7, 1998 and before completion of the Merger. Such persons will hold directorships in our company after completion of the Merger.


     BART C. GUTEKUNST has been a member of the Cardiac Board since July 1994 and became Chairman of the Board in October 1994. In July 1995 he became Chairman and CEO of NovaVision, Inc., an eye care technology company. In May 1997, NovaVision Inc. was merged with American Consolidated Laboratories, Inc., a specialty vision products company, and Mr. Gutekunst was Chairman of the Board of the resulting company from May 1997 until January 1998. Also, since August 1997, Mr. Gutekunst has been a director of Platform Technologies, LLC, a venture capital fund. From September 1992 to September 1994, he was Vice Chairman and Chief Financial Officer of R-2 Medical Systems, Inc., a cardiac care device company, with responsibility for strategic and corporate development as well as overseeing the financial functions of that company. From February 1994 to March 1996, Mr. Gutekunst served as Chairman of the board of directors of United Education and Software, Inc., a multi-state operator of nursing and vocational schools operating under Chapter 11 of the United States Bankruptcy Code, where he was retained to oversee the voluntary liquidation of that company's assets. From 1988 to 1990, he was a senior member of an investment firm, Entrecanales, Inc., funded by a major European family, making equity investments and leveraged buyouts. From 1981 to 1987, he was Executive Vice President and a member of the board of directors, as well as the Management and Investment Committees of Laidlaw, Adams & Peck Inc., where he supervised the investment banking department and completed over 50 public and private transactions. From 1976 to 1981, he was a member of Chemical Bank's Merchant Banking Group. Mr. Gutekunst has been a member of the board of directors or advisor to the board for many companies.


     ALAN J. RABIN joined Cardiac in October 1994 as President, Chief Executive Officer and a member of the Board of Directors. Mr. Rabin has 26 years experience in the management and growth of medical companies, with emphasis on internal business development through marketing, sales, new product development and building strategic relationships. Prior to joining Cardiac, Mr. Rabin held an array of management positions. From 1992 to September 1994, he served as President and Chief Executive Officer of R-2 Medical Systems, Inc., a manufacturer of cardiac care devices, including disposables used in cardiac pacing. He was Vice President of Marketing and Sales for Stereo Optical Company, a manufacturer of disposable and capital ophthalmic diagnostic devices from 1987 to 1992. Mr. Rabin was Director of Marketing and Sales of Tycos Life Sciences, Inc., a manufacturer of cardiovascular diagnostic and monitoring devices from 1985 to 1986. From 1980 to 1985, Mr. Rabin held various marketing, new business development and product management positions with Davol, Inc., a division of C.R. Bard, in the surgical and cardiovascular equipment area.

     Mr. Rabin currently serves as a director of BioVector, Inc., a medical distribution company. He received a Bachelor of Science degree in biology and a Master in Business Administration degree from the University of Illinois and Northwestern University, respectively.

     W. ALAN WALTON joined Cardiac in March, 1996 as Executive Vice President and Chief Operating Officer. Mr. Walton is a fellow of the Institute of Chartered Accountants in England and from March, 1995 to February, 1996 was engaged as a financial and operations consultant with Biosight Inc. of Orchard Park, New York, a firm specializing in helping health care businesses enhance their performance. Prior to his experience with Biosight, he spent 19 years in senior financial and systems management positions with Dunlop Holdings PLC in the United Kingdom and the United States, including a position as General Manager, Group Information System with responsibility for Dunlop's global computing and communications.

     JONATHAN S. LEE a biomedical engineer, joined the management team at Cardiac in May, 1996 and serves as Vice President - Research and Development. Prior to joining Cardiac, Mr. Lee spent 18 years in Research and Development, Regulatory Affairs and Marketing with Telectronics Pacing Systems, a leading pacemaker manufacturer. He established and managed Telectronics' worldwide service facilities and established Telectronic's US research and development presence in Denver, Colorado. Mr. Lee was also involved in International Marketing Management with Telectronics. Mr. Lee received a Bachelor of Engineering degree in Biomedical Engineering from the University NSW in Sidney, Australia. He also completed two years post graduate work in computer studies at the University NSW. He has been a member of the North American Society of Pacing and Electrophysiology since 1984.

     KIRK D. KAMSLER joined Cardiac in April 1996 as Director of Marketing and Sales. He has over 20 years of sales, sales management and marketing management experience with a variety of medical device companies, including Davis & Geck Inc., Matrix Medical Inc. and Marquette Electronics Inc. Mr. Kamsler received a Bachelor of Arts degree from St. Lawrence University in Canton, New York.

     WILLIAM H. BURNS JR. has been a member of the Cardiac Board since September 1995. Mr. Burns is a health care entrepreneur and is a director and president of five health care businesses (Biosight Inc., BioVector Inc., Minrad Inc., Medical Infusion Inc., and Fertility Acoustics Inc.), and is a fund manager of Platform Technologies Holdings, LLC, a venture capital fund. From July 1988 through March 1994, he was Founder, President and CEO of Matrx Medical Inc., a medical product design and distribution company. His efforts in building Matrx Medical, Inc. earned him an award as Entrepreneur of the Year in New York State in 1993. From 1975 through 1988, Mr. Burns held various positions with the BOC Group, including Vice President and General Manager of Ohmeda, DVE Care Products.

     LARRY HAIMOVITCH has been a member of the Cardiac Board since November 1994. He is President of Haimovitch Medical Technology Consultants, a San Francisco, California based healthcare consulting firm which specializes in the medical device and technology industry with a particular emphasis on cardiology-related areas and whose clients have included a major hospital chain, numerous medical device companies, venture capital firms, investment groups, and investment bankers. Prior to forming his firm in 1991, Mr. Haimovitch spent over 20 years as a healthcare industry analyst for a number of leading research firms and financial institutions such as Furman Selz, Sutro & Co., and Wells Fargo Investment Advisors. He also serves as a director to Electro-Pharmacology, Inc. and ORBTEC, Inc.

     ABRAHAM H. NECHEMIE has been a member of the Electro Board since April 1992. He is a 5% equity owner in The T Partnership. Mr. Nechemie serves as a business consultant. He was a founding partner in Wiss & Company, a regional certified public accounting firm, from which he retired in 1985. He also serves on the board of directors of Phytotech Inc., a New Jersey company. Mr. Nechemie received an accounting degree from Rutgers University.

     AUGUSTO OCANA was appointed to the Cardiac Board in April 1996. He has over 20 years experience in building, turning around and managing international health care businesses. Until December 31, 1997, he was Executive Vice President of Grupo Taper International., S.A., a Spanish based holding group of companies engaging in distribution of state-of-the-art medical products. Prior to Grupo Taper, Dr. Ocana had been President and Chairman of Rempak International and Marketing Director of Abbott Laboratories. Dr. Ocana has also been trained as a physician and has a degree in international law.

     ROBERT T. RYLEE has been a member of the Cardiac Board since November 1988. He practiced law from 1958 to 1969 and was a partner in the firm of Wood, Boykin, Rylee, and Walter from 1965 to 1969. In 1969, Mr. Rylee became the President and CEO of Wright Manufacturing Company, a manufacturer of orthopedic implants and instruments, a position he held until 1981 when he became a Dow U.S. Area Vice President and the General Manager of Health Care Business. On May 31, 1993, he retired as Vice President and Chairman of Health Care Business, a position he had held with Dow since 1986. He is currently a director of Clarus Medical Systems, which position he has held since September 1993.

     ERVIN SCHOENBLUM has been Acting President and Chief Operating Officer of Electro since December 1993. He has been a member of the Electro Board since April 1992. He is a 5% equity owner in The T Partnership. Mr. Schoenblum was a Manager in the Management Consulting Department of KPMG Peat Marwick from 1968 to 1981. He was Director of Operations and Acquisitions for Page Mill Management Group, a leveraged buyout firm, from 1981 to 1982. From 1982 through 1993 he was an independent management consultant. He continues to provide consulting services to some clients on a part-time basis. He has undergraduate and graduate degrees in electrical engineering from New Jersey Institute of Technology and a Master of Business Administration degree from Harvard Business School.

     TRACEY E. YOUNG has been a member of the Cardiac Board since September 1995. She is the Founder and President of Elliot Young & Associates, Inc., a proprietary health care consulting concern, formed in 1987 to assist companies and investors in identifying, evaluating, capturing and managing strategic growth and financing opportunities in high technology health care markets. Ms. Young also held key consulting positions with The Wilkerson Group, both as the founding Associate Director of its Cardiovascular Market Intelligence Service and as an independent consultant to the firm. She also spent seven years in the pacemaker industry in senior marketing and strategic planning positions with Telectronics Pacing Systems and Intermedics.

     In addition to the directors listed in the above table, following the Merger and the Restructuring Merger, the CTG Board will be expanded to include
(i) a representative from Ross, Foster, Scillia & Brooks, Inc., the investment banking firm assisting Cardiac in connection with the Merger, the Restructuring Merger and this offering; (ii) a representative from the syndicate of independent broker-dealers to be formed to assist in this offering; and (iii) a representative of the new lender providing financing pursuant to the financing condition of the Merger, if so required by such lender.

     The CTG Board is elected at each annual meeting of the stockholders. Each director holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal, with or without cause, at any duly noticed special meeting of our stockholders by the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote at an election of directors.

     Under our bylaws, officers are elected annually by the CTG Board at the meeting of the CTG Board following the annual meeting of the stockholders. Each officer holds office until his or her successor has been chosen and qualified, or until his or her death, resignation or removal, with or without cause, by the CTG Board.

     None of our executive officers or directors is a director of any company other than ours (or Cardiac or Electro, as the case may be, before completion of the Merger), with a class of equity securities registered pursuant to
Section 12 of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940, as amended except for Larry Haimovitch who is a director of Electro-Pharmacology, Inc.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth information about the compensation earned by, awarded or paid to Cardiac's Chief Executive Officer, Chairman of the Board and any other executive officer whose aggregate compensation in Cardiac exceeded $100,000 in fiscal years ended March 31, 1998, 1997 and 1996. As of the date of this Prospectus, the persons listed below will be the only executive officers of our company whose aggregate compensation is expected to exceed $100,000 during our first fiscal year of operation.

                                                          ANNUAL COMPENSATION                 LONG-TERM COMPENSATION
                                                    -------------------------------   --------------------------------------
                                                                                       AWARDS, SECURITIES
                                                                                           UNDERLYING
                                   FISCAL YEAR                                             OPTIONS(1)           ALL OTHER
NAME AND PRINCIPAL POSITION      ENDED MARCH 31,     SALARY($)         BONUS($)              (SHS)           COMPENSATION($)
-----------------------------   -----------------   -----------   -----------------   -------------------   ----------------
Alan J. Rabin                              1998       150,624               --               2,512(2)          $     559(3)
 (President and CEO)                       1997       146,000               --               2,400(2)                521(3)
                                           1996       110,000           10,000(4)            4,000(2)             26,349(3)

Bart C. Gutekunst                          1998        48,624                -               2,182(5)             15,934(6)
 (Chairman of the Board)                   1997        48,000               --               2,000(5)             11,313(6)
                                           1996        48,000               --               3,000(5)              8,700(6)

Kirk D. Kamsler                            1998        93,928           10,200(7)            1,600(8)                 --
 (Vice President--Sales)                   1997        81,104               --               2,000(8)             45,000(9)
                                           1996            --               --                  --                    --

Jonathan S. Lee                            1998       100,514           10,920(10)           1,600(11)                --
 (Vice President--Research                 1997        80,596               --               2,000(11)            33,460(12)
 and Development)                          1996            --               --                  --                    --

----------------
 (1) Common stock listed under this heading and in the footnotes below reflects the number of shares of our common stock issuable upon exercise of options after giving effect to the Reverse Split and Merger.

 (2) With respect to fiscal year 1998, the 2,512 shares are comprised of options to purchase 2,400 shares of our common stock at $5.00, exercisable immediately, and a warrant to purchase 112 shares of our common stock at $0.90. With respect to fiscal year 1997, the Cardiac Board, on August 22, 1996, awarded Mr. Rabin options to purchase 2,400 shares of our common stock at $17.50 per share, exercisable after March 31, 1997 (the "1996 Options"). With respect to fiscal year 1996, the Cardiac Board, on May 5, 1995, awarded Mr. Rabin options to purchase 4,000 shares of our common stock at $18.15 per share, which options are currently exercisable (the "1995 Options").

 (3) The $559 represents interest on a Security Agreement and Promissory Note between Mr. Rabin and Cardiac, dated April 15, 1997. The $521 represents interest received prior to conversion of the debentures to stock. The $26,349 represents reimbursement of $21,549 in relocation expenses paid pursuant to Mr. Rabin's employment agreement and $4,800 in consulting fees paid to Mr. Rabin in connection with the debenture financing.

 (4) In addition to salary, Mr. Rabin is entitled to a performance bonus (under the terms of his employment agreement). This represents the performance bonus paid to Mr. Rabin during the fiscal year ended March 31, 1996.

 (5) With respect to fiscal year 1998, the 2,182 shares are comprised of 1,600 shares of our common stock at $5.00, exercisable immediately, and a warrant to purchase 582 shares of our common stock at $0.90. With respect to fiscal year 1997, Mr. Gutekunst was awarded options to purchase 2,000 shares of our common stock pursuant to the terms of the 1996 Options. With respect to fiscal year 1996, Mr. Gutekunst was awarded options to purchase 3,000 shares of our common stock pursuant to the terms of the 1995 Options.

 (6) The $15,934 represents interest of $2,906 on two security agreements and promissory notes between Mr. Gutekunst and Cardiac dated March 24, 1997 and April 21, 1997, and consulting fees related to the Coast financing in the amount of $13,028. The $11,313 is comprised of (i) $7,500 paid to Mr. Gutekunst in connection with his facilitation of the Grupo Taper Distributor and Sirrom mortgage agreements, (ii) $3,292 of interest paid on a $100,000 secured promissory note, and (iii) $521 of interest paid on debentures held prior to the conversion of the debentures to stock. The $8,700 represents consulting fees paid to Mr. Gutekunst in connection with the debenture financing.

 (7) This represents the performance bonus paid to Mr. Kamsler during the fiscal year ended March 31, 1997.

 (8) This represents options to purchase 1,600 shares of our common stock at $5.00, exercisable immediately. In addition, upon commencement of his employment with Cardiac, Mr. Kamsler was granted options to purchase 2,000 shares of our common stock at $17.50 per share, exercisable one-third on April 21, 1997, one-third on April 21, 1998 and one-third on April 21, 1999.

 (9) This represents reimbursement of relocation expenses paid to Mr. Kamsler pursuant to the offer of employment.

(10) This represents the performance bonus paid to Mr. Lee during the fiscal year ended March 31, 1997.

(11) This represents options to purchase 1,600 shares of our common stock at $5.00, exercisable immediately. In addition, upon commencement of his employment with Cardiac, Mr. Lee was granted options to purchase 2,000 shares of our common stock at $17.50 per share, exercisable one-third on May 5, 1997, one-third on May 5, 1998 and one-third on May 5, 1999.

(12) This represents reimbursement of relocation expenses paid to Mr. Lee pursuant to the offer of employment.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information concerning options granted by Cardiac during the fiscal year ended March 31, 1998 to those persons named in the preceding Summary Compensation Table. The information contained below reflects the number of shares of our common stock which may be purchased, and the exercise price with respect thereto, after giving effect to the Reverse Split and the Merger.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                     NUMBER OF            % OF TOTAL OPTIONS
                               SECURITIES UNDERLYING     GRANTED TO EMPLOYEES     EXERCISE PRICE     EXPIRATION
                                  OPTIONS GRANTED           IN FISCAL YEAR           ($/SHARE)          DATE
                              -----------------------   ----------------------   ----------------   -----------
Bart C. Gutekunst .........            1,600                       9%                  $5.00         5/08/2002
Alan J Rabin ..............            2,400                      14%                  $5.00         5/08/2002
Kirk D Kamsler ............            1,600                       9%                  $5.00         5/08/2002
Jonathan S Lee ............            1,600                       9%                  $5.00         5/08/2002

     The following table sets forth information concerning the value of unexercised stock options at March 31, 1998 for those persons named in the Summary Compensation Table. The number of shares listed below gives effect to the Reverse Split and the Merger.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                      FISCAL YEAR-END OPTION VALUES TABLE

                                                                NUMBER OF
                                                            SHARES UNDERLYING          VALUE OF UNEXERCISED
                                SHARES                     UNEXERCISED OPTIONS         IN-THE-MONEY OPTIONS
                             ACQUIRED ON     VALUE         AT FISCAL YEAR END           AT FISCAL YEAR END
                               EXERCISE    REALIZED   EXERCISABLE/UNEXERCISABLE(1)   EXERCISABLE/UNEXERCISABLE
                            ------------- ---------- -----------------------------   -------------------------
Bart C. Gutekunst .........       --         --                  10,886/0                      $0 / $0
Alan J. Rabin .............       --         --                  14,515/0                      $0 / $0
Jonathan S. Lee ...........       --         --               2,267/1,333                      $0 / $0
Kirk D. Kamsler ...........       --         --               2,267/1,333                      $0 / $0

----------------
(1) These options have also been adjusted to give effect to Cardiac's one-for-seven reverse stock split effected December 13, 1994.

COMPENSATION OF DIRECTORS

     For their service on the CTG Board, each outside director is entitled to receive a total of $9,000 annually, $3,000 of which is paid in cash, and the remaining $6,000 of which is paid in shares of our common stock with the number of shares of our common stock being determined by dividing $6,000 by the average of the bid and asked prices of our common stock on the last day of the appropriate fiscal year.

EMPLOYMENT AGREEMENTS

     Mr. Alan J. Rabin is employed as the President and Chief Executive Officer of Cardiac pursuant to a three-year employment agreement, dated as of October 13, 1994 and amended by the Cardiac Board of Directors at its meeting of May 15, 1996, which provides for one year renewal periods following the initial three-year period. As compensation thereunder, Mr. Rabin receives an annual salary of $150,000; reimbursement for business travel and other business expenses; and a bonus of up to 50% of his annual salary based on the performance of Cardiac. The employment agreement also provided reimbursement for Mr. Rabin's relocation and temporary living expenses, not to exceed $38,000 plus the cost associated with the moving of personal possessions and his family. Under certain specified circumstances, his employment agreement provides a severance package equal to the balance of the salary due under the employment agreement (payable in accordance with Cardiac's payroll practices) and a lump sum payment equal to nine months of his annual base salary then in effect, plus maintenance by Cardiac (to the extent permitted under plan documents) for nine months from the date of termination of all benefit plans in which he was entitled to participate while an employee, or the equivalent. The nine-month lump sum severance payment is also payable to Mr. Rabin in the event his employment agreement is not renewed by Cardiac at the end of its term. Pursuant to his employment agreement, Cardiac awarded to Mr. Rabin a stock option for 5,715 shares of our common stock at an exercise price of $17.50 per share, 4,762 of which were exercisable immediately and the remaining 953 shares became exercisable in October 1997. Mr. Rabin's stock option agreement contains a change of control provision whereby in the event of a change in control of Cardiac, all outstanding options become immediately exercisable.

     Mr. Bart C. Gutekunst is employed as the Chairman of the Cardiac Board pursuant to a three year employment agreement dated as of October 13, 1994, which provides for one year renewal periods following the initial three year period. As compensation thereunder, Mr. Gutekunst receives an annual salary of $48,000, reimbursement for business travel and other business expenses and a bonus related to Cardiac's financial, capital raising and corporate development and acquisition activities in the form of the following transactional fees: 1% for debt and equity source and 1% of the gross consideration for asset acquisitions or sales, which fees are payable to Mr. Gutekunst upon closing by Cardiac or its successor-in-interest of the applicable transaction. Pursuant to his employment agreement, Mr. Gutekunst is entitled to receive a bonus of 1% of the value of the Merger (which is an amount equal to $25,000), however, Mr. Gutekunst has agreed to waive his right to receive a bonus of 1% of the total value of any new capital raised pursuant to the Merger and the offering. Previously under his employment agreement, Mr. Gutekunst received an option to purchase 4,286 shares of our common stock at an exercise price of $17.50 per share, 3,572 of which were exercisable immediately and the remaining 715 became exercisable in October 1997. His employment agreement contains the same severance provisions as Mr. Rabin's employment agreement and his stock option agreement contains the same change of control provision as Mr. Rabin's.

     We intend to enter into employment agreements with Mr. Rabin and Mr. Gutekunst on substantially the same terms as their respective employment agreements with Cardiac.

STOCK OPTION PLANS

     On January 19, 1995, the Cardiac Board authorized the combination of two then existing stock option plans into one combined plan known as the Combined 1987-1992 Non-Qualified Stock Option Plan ("Combined Option Plan"). The Combined Option Plan provides that all issued and outstanding stock option agreements under the previous plans shall be governed by the Combined Option Plan. Under the Combined Option Plan, 80,000 shares of Cardiac Common Stock were set aside for issuance of options to officers, directors and employees.

     On May 20, 1987, Electro's stockholders approved the 1987 Incentive Stock Option Plan (the "1987 Plan"). Under the 1987 Plan, 45,000 shares of authorized but unissued shares of Electro Common Stock were set aside for the issuance of options to officers, directors and employees.

     On May 23, 1990, Electro's stockholders approved the 1990 Incentive Stock Option (the "1990 Plan"). The terms of the 1990 Plan are substantially the same as the terms of the 1987 Plan. Under the 1990 Plan, 45,000 shares of Electro Common Stock were reserved for issuance of options to officers, directors and employees.

     On July 15, 1992, Electro's stockholders approved the 1992 Incentive Stock Option Plan (the "1992 Plan"). The terms of the 1992 Plan are substantially the same as the terms of the 1987 and 1990 Plans. Under the 1992 Plan. 45,000 shares of Electro Common Stock were reserved for issuance of options to officers, directors and employees.

     On April 1, 1992, the Electro Board adopted the 1992 Non-Qualified Stock Option Plan (the "Non-Qualified Plan") pursuant to which 40,000 shares of Electro Common Stock were reserved for issuance of options to directors, officers and key employees.

     Upon completion of the Merger and this offering, there will be outstanding options to purchase a total of 116,128 shares of our common stock, all of which will be exercisable at $1.5625 to $18.75 per share.

     We intend to adopt a stock option plan for our officers, directors and key employees.

                             CERTAIN TRANSACTIONS

     The information set forth herein briefly describes transactions over the past two (2) years between: (i) Cardiac and its directors, officers and 5% stockholders; and (ii) Electro and its directors, officers and 5% stockholders. The foregoing transactions between Cardiac and its affiliates were negotiated on behalf of Cardiac by its management. Cardiac believes that such transactions are in compliance with Cardiac's policy that transactions with affiliates be on terms at least as favorable as could have been reasonably obtained from an unaffiliated third party. The foregoing transactions between Electro and its affiliates were negotiated on behalf of Electro by its management. Electro believes that such transactions are in compliance with Electro's policy that transactions with affiliates be on terms at least as favorable as could have been reasonably obtained from an unaffiliated third party. Future transactions between our company and our affiliates will be negotiated on behalf of our company by our management, and such transactions will be on terms at least as favorable as could have been reasonably obtained from an unaffiliated third party.

CARDIAC

     During fiscal 1996, Tracey E. Young, a director of Cardiac, provided consulting services to Cardiac regarding development of international markets for Cardiac's products. In March 1996, the Cardiac Board approved payment of $5,000 in consulting fees to Ms. Young together with a grant of a stock option for 1,000 shares of Cardiac Common Stock, exercisable at $18.75 per share. In respect of consulting services, the Cardiac Board approved royalty payments to Ms. Young of $100 per unit (each unit comprised of a pacemaker and lead) sold in Japan for the three year period following approval of the product by regulatory authorities in that country. As of December 26, 1997, Ms. Young has accrued approximately $1,000 in royalty fees, however, Cardiac has not made any royalty payments to her. Ms. Young has also provided Cardiac with consulting services on clinical studies and other matters which included assisting Cardiac in implementing its clinical studies for its single-lead DDD system, as well as performing due diligence on Cardiac's merger with Electro. As of December 26, 1997, Ms. Young has invoiced Cardiac approximately $100,000 for consulting services performed by her through such date. Ms. Young provided no further consulting services after such date. Cardiac intends to pay Ms. Young for her consulting services with funds obtained in connection with this offering.

     During fiscal 1996, Cardiac entered into a distribution agreement for the European market with Grupo Taper, S.A., Madrid, Spain ("Grupo Taper"). As part of the distribution agreement, Grupo Taper was permitted to designate a member of the Cardiac Board. Through December 31, 1997, that member of the Cardiac Board designated by Grupo Taper was Dr. Augusto Ocana, an executive officer of Grupo Taper. On January 1, 1998, Dr. Augusto Ocana left Grupo Taper's employ, and is therefore no longer Grupo Taper's designate on the Cardiac Board. Dr. Augusto Ocano has, however, remained on the Cardiac Board as an independent director. Grupo Taper does not have a right to designate another individual as a non-voting member of the Cardiac board of directors, but does currently have the right to have an observer at all board of directors meetings.

     On October 28, 1996, Cardiac executed a Security Agreement and Promissory Note with Bart C. Gutekunst, director and Chairman of the Board. Under the agreement and note, Mr. Gutekunst advanced Cardiac $108,247 at an annual interest rate of 10%. This advance, plus accrued interest, was repaid to Mr. Gutekunst on February 14, 1997.


     On March 24, 1997, Cardiac executed a Security Agreement and Promissory Note with Bart C. Gutekunst, director and Chairman of the Board. Under the agreement and note, Mr. Gutekunst advanced Cardiac $100,000 at an annual interest rate of 10% plus the right to purchase one share of restricted common stock of Cardiac at an exercise price of $0.90 per share for each $5.00 of interest earned under the note. This advance, plus accrued interest, was repaid to Mr. Gutekunst on June 16, 1997.


     On April 21, 1997, Cardiac executed a Security Agreement and Promissory Note with Bart C. Gutekunst, director and Chairman of the Board. Under the agreement and note, Mr. Gutekunst advanced Cardiac $61,554 at an annual interest rate of 10% plus the right to purchase one share of restricted common stock of our company at an exercise price of $0.90 per share for each $5.00 of interest earned under the note. This advance, plus accrued interest, was repaid to Mr. Gutekunst on June 16, 1997.

     From April 22, 1998 through May 4, 1998, Cardiac obtained $300,000 in interim financing from selected current investors through the issuance of an 8% convertible debenture, convertible into shares of our common stock at $2.00 per share. Bradley Resources Company, a partnership and beneficial owner of over 5% of Cardiac Common Stock ("Bradley"), purchased $100,000 worth of convertible debentures. In return for its investment, the exercise price of the option controlled by Mr. George Holbrook, but beneficially owned by Bradley, to purchase 715 shares of our common stock at $17.50 per share and the exercise price of the warrant held by Bradley to purchase 3,363 shares of our common stock at $25.00 per share were each reduced to $2.00 a share.

     On July 30, 1998 Cardiac executed a $75,000 promissory note in favor of Minrad, Inc., and on August 13, 1998 Cardiac executed another promissory note in favor of Minrad, Inc. in the amount of $125,000. William H. Burns, Jr., a director of Cardiac, is a director and president of Minrad. The Minrad Notes bear interest at the rate of 15% annually, and the principal amount and all interest due thereunder is due and payable, after September 29, 1998, within 10 days after written demand from Minrad.

ELECTRO


     On October 11, 1993, Electro entered into an agreement with The T Partnership to borrow up to $1.0 million. Ervin Schoenblum, Electro's Acting President and a director, and Abraham Nechemie, also a director of Electro, are partners in The T Partnership. On August 31, 1995, after Electro had drawn down all of the $1.0 million, Electro entered into an agreement with The T Partnership to borrow an additional $500,000 ("Lending Agreement"). In January 1996, Electro and The T Partnership agreed to a restructuring of its financing agreement. The T Partnership advanced an additional $200,000 to Electro and agreed to defer interest payments for a period of three months (interest payments were added to the outstanding principal on The T Partnership indebtedness) and in each of April 1997 and September 1997, Electro borrowed an additional $100,000 from The T Partnership under the same terms and conditions as its previous borrowing.


     The rate of interest on the debt is 12% per annum on any outstanding balance and is payable monthly. Electro made scheduled monthly principal payments of $25,000 for four months beginning on September 1, 1996. The scheduled monthly payments were then deferred to September 1, 1998. Any remaining balance is due on August 1, 2003. The loan is secured by Electro's property, building, accounts receivable, inventories and machinery and equipment. Electro is to prepay the outstanding balance in the event it is merged into or consolidated with another corporation or it sells all or substantially all of its assets, unless The T Partnership and Electro agree otherwise. The T Partnership has waived the prepayment of the outstanding balance in order to facilitate the Merger.


     Under the provisions of the agreement with The T Partnership, Electro is obligated to comply with certain covenants, to be tested on a monthly basis. Non-compliance by Electro shall allow The T Partnership to declare an Event of Default and accelerate repayment of indebtedness. As of August 31, 1998, Electro was not in compliance with certain financial covenants. However, in October 1998, The T Partnership agreed not to exercise its right to accelerate the repayment of indebtedness through September 1, 1999 as a result of non-compliance with the aforementioned covenants and agreed to defer the principal payments due in the 1998 and 1999 fiscal years. The T Partnership has also agreed to a modification to one of the financial covenants. Electro is currently in compliance with such revised covenant. In December 1997, in January 1998, in May 1998, and in July 1998, Electro borrowed additional amounts from The T Partnership, in each case in the amount of $100,000, under promissory notes due in September 1999. Under the current arrangement, Electro is obligated to comply with a financial covenant to be tested on a monthly basis. Non-compliance by Electro with such covenant would allow The T Partnership to declare an event of default and accelerate repayment of indebtedness. Electro is currently in compliance with the covenant. The total indebtedness due to The T Partnership at October 31, 1998 was approximately $2.5 million.


     Under the provisions of the original agreement, The T Partnership was granted warrants which permit The T Partnership to purchase 33,334 shares of Electro Common Stock at a price of $16.25 per share. The August 1995 Lending Agreement provides that The T Partnership surrender its warrants and be granted a new warrant to purchase 100,000 shares of Electro Common Stock at an exercise price of $4.938 per share in exchange for the surrendered warrant. No additional warrants were issued as a result of subsequent borrowings. A value has been allocated to the warrants based upon their estimated fair market value at the date of the agreement. Such amount ($50,000) is amortized as additional interest expense over the term of the indebtedness. The unamortized balance is shown in other assets in the accompanying 1997 and 1996 balance sheets. The warrants are immediately exercisable and expire on August 1, 2001. As of October 31, 1998, these warrants remain outstanding.

     Under the terms of the Merger Agreement, Electro's secured indebtedness to The T Partnership will be redeemed by: (a) issuance to The T Partnership of an aggregate of 1,000 shares of Series A Preferred Stock with a liquidation value equal to $1.0 million, convertible into shares of our common stock at a conversion price equal to 120% of the price per share of the our common stock used as the basis for the consideration given in exchange for any capital raised in satisfaction of the financing condition of the Merger; (b) the delivery to The T Partnership of a conditional promissory note made by us in the amount of $1.0 million, at an interest rate of 9% per annum, with the principal and interest thereon due only upon the occurrence of certain events related to the failure to pay amounts which are due but not paid on the Series A Preferred Stock (or in the event of certain other non-monetary defaults); and (c) the delivery to The T Partnership of a secured promissory note made by us in an amount not to exceed $1.3 million (which amount shall be the remaining amount of Electro's secured indebtedness to The T Partnership exclusive of the amount redeemed under (a) above), bearing interest at the rate of 12% per annum payable quarterly, the principal amount of which shall be due and payable three years from the date of execution of such note. As a result of the issuance of Series A Preferred Stock, The T Partnership shall be entitled to receive dividends. See "Merger-- Redemption of The T Partnership Debt." In addition, pursuant to the terms of the Merger Agreement, The T Partnership shall be entitled to reimbursement for cash advances provided to Electro in the amount of $200,000, or any greater amount as may be agreed to by Electro and Cardiac, in writing, which may have been extended by The T Partnership between May 1, 1998 and the completion of the Merger for the purpose of operating capital. At October 31, 1998, the amount of such reimbursement, including interest, was $208,658. Ervin Schoenblum and Abraham Nechemie, who comprise the entire Electro Board, are also partners in The T Partnership. Mr. Schoenblum is also Electro's Acting President. See "Merger--Interests of Certain Persons in the Merger." As of October 31, 1998, Electro's indebtedness to The T Partnership was $2,585,831. The indebtedness to The T Partnership is secured by Electro's headquarters, its accounts receivable, inventories, machinery and equipment and is subordinated only to one creditor who has priority in payment to The T Partnership in the amount of $210,000 as of October 31, 1998. See "Business--Electro--Legal Proceedings."


                            PRINCIPAL SHAREHOLDERS


     The following table sets forth information with respect to the beneficial ownership of our outstanding common stock known by us as of October 31, 1998 after giving effect to: (a) the Reverse Split; (b) the exchange of each share of Electro Common Stock for one-fifth of a share of our common stock; and (c) the exchange of each share of Cardiac Common Stock for one share of our common stock, and as adjusted to reflect the sale of the our common stock offered hereby. The following table sets forth the information with respect to: (i) each person or entity known by us to be the beneficial owner of more than 5% of our common stock; (ii) each of our directors who owns any shares of our common stock; (iii) each of our named executive officers set forth in the Summary Compensation Table above who beneficially owns any shares of our common stock; and (iv) all of our directors and named executive officers as a group. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock owned by them, except to the extent such power may be shared with a spouse.

                                                                          PERCENT OF
                                            AMOUNT AND NATURE OF      CLASS AFTER MERGER
NAME AND ADDRESS OF BENEFICIAL OWNER      BENEFICIAL OWNERSHIP(1)      AND OFFERING(2)
--------------------------------------   -------------------------   -------------------
William H. Burns .....................              7,644(3)(4)                 *
Bart C. Gutekunst ....................             13,516(3)                    *
Larry G. Haimovitch ..................              9,558(3)(4)                 *
Alan J. Rabin ........................             17,115(3)                    *
Robert T. Rylee ......................             11,530(3)(4)                 *
Tracey E. Young ......................              7,488(3)(4)                 *
Augusto Ocana ........................              5,024(3)(4)                 *
Kirk D. Kamsler ......................              3,134(3)                    *
Jonathan S. Lee ......................              3,934(3)                    *
The T Partnership, L.L.P.(5) .........            644,484(6)                 23.8%
Fred Lafer(5) ........................            644,484(6)                 23.8%
Abraham H. Nechemie(5) ...............            645,484(6)(7)              23.8%
Ervin Schoenblum(5) ..................            660,484(6)(8)              24.2%
Stephen D. Shapiro(5) ................            644,484(6)                 23.8%
Henry Taub(5) ........................            644,484(6)                 23.8%
Bruce Paul(9) ........................            131,680                     5.4%
All directors and executive officers
  as a group (12 persons) ............            740,027                    26.8%

----------------
 *  Less than 1%.
(1) Except as otherwise indicated, each person is the record owner of the shares indicated and possesses the sole voting and investment power with respect to such shares of our common stock.

(2) Computations of percentage ownership of each individual treats warrants and options to purchase our common stock exercisable within the next 60 days as though the shares subject thereto were issued and outstanding. Assumes sale of all 650,000 shares in this offering.

(3) Includes options and warrants exercisable within the next 60 days to purchase shares of our common stock as follows:

NAME OF INDIVIDUAL OR                 NUMBER
NUMBER OF PERSONS IN GROUP           OF SHARES
---------------------------------   ----------
  William H. Burns ..............      2,600
  Bart C. Gutekunst .............     11,641
  Larry G. Haimovitch ...........      3,000
  Alan J. Rabin .................     14,800
  Robert T. Rylee ...............      7,286
  Tracey E. Young ...............      3,600
  Augusto Ocana .................      1,400
  Kirk D. Kamsler ...............      2,934
  Jonathan S. Lee ...............      2,934
  Ervin Schoenblum ..............     16,000
  Abraham H. Nechemie ...........      1,000

(4) Includes 2,790 accrued and unissued shares for director fees.

(5) The T Partnership, L.L.P. is a New Jersey limited liability partnership (formerly The T Partnership, a New Jersey general partnership) whose address is c/o Wiss & Co. 354 Eisenhower Pkwy., Livingston, NJ 07039. The partnership consists of five individuals with varying equity interests. Fred Lafer (10% equity interest) and Henry Taub (70% equity interest) each of whose address is c/o The Taub Foundation 300 Frank W. Burr Blvd. Teaneck, NJ 07666; Abraham H. Nechemie at Wiss & Co. 354 Eisenhower Pkwy., Livingston, NJ 07039 (5% equity interest); Ervin Schoenblum c/o Electro-Catheter Corporation 2100 Felver Court, Rahway, NJ 07065 (5% equity interest); and Stephen D. Shapiro 20 Old Post Road E., Setauket, NY 11733 (10% equity interest). The T Partnership disclaims any beneficial ownership of shares issuable upon currently exercisable stock options held by each of Messrs. Nechemie and Schoenblum.

(6) Includes 16,669 and 100,000 shares which The T Partnership has the right to acquire pursuant to outstanding warrants, which warrants are immediately exercisable at prices of $7.125 and $4.9375 per share, respectively. Also includes 151,515 shares which are issuable upon the conversion of the Series A Preferred Stock issued by Electro to The T Partnership, assuming a conversion price of $5.50 per share, which is subject to adjustment in accordance with the offering price for our common stock offered hereby.

(7) Includes 1,000 shares issuable upon the exercise of currently exercisable stock options.

(8) Includes 16,000 shares issuable upon the exercise of currently exercisable stock options.

(9) Mr. Paul's address is 1 Hampton Road, Purchase, NY 10577.

                           DESCRIPTION OF SECURITIES

     The following description of our securities does not purport to be complete and is subject in all respects to applicable Delaware law and to the provisions of our Certificate of Incorporation and Bylaws. Upon approval of the Restructuring Merger by Cardiac's stockholders, Cardiac will become our direct, wholly-owned subsidiary. Each share of Cardiac Common Stock outstanding immediately prior to the Restructuring Merger will be converted into one share of our common stock (after giving effect to the Reverse Split) having the same designations, rights, powers and preferences, and the qualifications, limitations and restrictions thereof. The consolidated assets and liabilities of Cardiac and its subsidiary will be the same as the consolidated assets and liabilities of us and our subsidiaries immediately after the Restructuring Merger. Cardiac and its subsidiary will continue to conduct all of their business and operations after the Restructuring Merger, but as our subsidiaries. Upon completion of the Merger, we will acquire all of the issued and outstanding shares of Electro Common Stock and Electro will become a subsidiary of Cardiac. Each outstanding share of Electro Common Stock will be cancelled and converted into one-fifth of a share of our common stock (after giving effect to the Reverse Split). See "Merger" and "Restructuring Merger."

CTG COMMON STOCK

     Our authorized capital stock consists of 30,000,000 shares of common stock, $.10 par value per share. As of the date of this Prospectus, 100 shares of our common stock were issued and outstanding. Upon completion of the Restructuring Merger and the Merger, holders of Cardiac Common Stock and Electro Common Stock will automatically become holders of our common stock and will have the right to cast one vote for each share held of record on all matters submitted to a vote of our stockholders, including the election of directors. There is no right to cumulate votes for the election of directors. Stockholders holding a majority of the voting power of the capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders, and the vote by the holders of a majority of such outstanding shares is required to effect certain fundamental corporate changes such as liquidation, merger or amendment of our Certificate of Incorporation.

     Holders of our common stock are entitled to receive dividends pro rata based on the number of shares held, when, as and if declared by the CTG Board, from funds legally available therefor, subject to the rights of holders of any outstanding preferred stock. In the event of the liquidation, dissolution or winding up of our affairs, all of our assets and funds remaining after the payment of all debts and other liabilities, shall be distributed, pro rata, among holders of our common stock. Holders of our common stock are not entitled to preemptive or subscription or conversion rights, and there are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are, and the shares of our common stock offered hereby will be when issued, fully paid and non-assessable.

WARRANTS

     Prior to the Merger, each of Cardiac and Electro issued warrants representing the right to purchase shares of their respective common stock. Upon completion of the Merger and without any further action on the part of any holder thereof, each of Cardiac's and Electro's then outstanding warrants will be assumed by us and automatically converted, on the same terms (except with respect to actual number of shares of our common stock underlying the warrants and the exercise prices thereof), into a warrant to purchase shares of our common stock. There will be 301,869 shares underlying the warrants at exercise prices ranging from $.05 to $25.00, all of which gives effect to the Reverse Split. The converted warrants shall be exercisable in the same terms and conditions as the warrants existing prior to the Merger without, however, giving any effect to any mandatory or permissive exercise arising by virtue of the Merger. The expiration dates are March 31, 1999 as to 20,006 warrants, March 31, 2000 as to 66,669 warrants, August 1, 2001 as to 100,000 warrants, June 6, 2002 to June 30, 2002 for 22,194 warrants, July 31, 2003 to September 30, 2003 for 21,000 warrants, August 26, 2003 for 66,000 warrants, and March 29, 2006 for 5,000 warrants.

     The exercise prices of the warrants were determined by negotiation and should not be construed to imply that any price increases in our securities will occur. We have reserved from its authorized but unissued shares a sufficient number of shares of our common stock for issuance upon the exercise of the warrants. Upon notice to the warrantholders, we have the right to reduce the exercise price or extend the expiration date of the warrants.

     The warrants do not confer upon the warrantholder any voting or other rights of a stockholder of our company. The warrants provide for customary anti-dilution provisions in the event of certain events which may include mergers, consolidations, reorganizations, recapitalizations, stock dividends, stock splits and other changes in our capital structure. Also, the warrants issued to Sirrom entitle Sirrom to participate in rights offerings made to our stockholders.

     Certain warrantholders are entitled to certain "piggy-back" registration rights enabling them, under certain conditions, to include the our common stock underlying the warrants in a registration statement to register the our common stock under the Securities Act.

     The foregoing is a summary of the terms generally applicable to the warrants as of the date of this Prospectus. The terms of the individual warrants may vary according to negotiation between us and the various warrantholders.

     Management of Cardiac consulted with representatives from Fahnestock & Co., Inc., a member of the New York Stock Exchange, regarding corporate opportunities in the development of Cardiac, as well as certain aspects of the merger transaction. In consideration for such sources, Fahnestock & Co., Inc. will receive, upon completion of the Merger, a three-year redeemable warrant from us for 27,000 shares of our common stock at an exercise price of $12.50 per share.

BUSINESS COMBINATION PROVISIONS

     We are subject to a statute under the Delaware Act regulating "business combinations," defined to include a broad range of transactions, between Delaware corporations and "interested stockholders," defined as persons who have acquired at least 15% of a corporation's stock. Under the statute, a corporation may not engage in any business combination with any interested stockholder for a period of three years from the date such person became an interested stockholder unless certain conditions are satisfied. We have not sought to "elect out" of the statute and, therefore the restrictions imposed by such statute apply to us.

TRANSFER AGENT AND REGISTRAR

     American Stock Transfer & Trust Company has been appointed as the transfer agent and registrar of our common stock.

                        SHARES ELIGIBLE FOR FUTURE SALE


     If we sell all 650,000 shares offered under this Prospectus, 2,457,926 shares of our common stock will be outstanding. Of that amount, 2,066,828 of those shares (including the 650,000 offered hereby) will be freely tradable without restriction or further registration under the Securities Act, unless purchased or held by our "affiliates," as defined in Rule 144 of the Securities Act ("Rule 144").


RESTRICTED SHARES


     Upon completion of the Merger, the Restructuring Merger and this offering, 391,098 shares of our common stock will be deemed "restricted securities" under Rule 144 (the "Restricted Shares") and may not be sold unless they are registered under the Securities Act or unless an exemption, such as the exemption provided by Rule 144, is available. All of these shares may be eligible for sale in the public market in accordance with Rule 144 under the Securities Act; however, it is anticipated that all of such shares will be subject to the terms of the lock-up agreements described below.

     In general, under Rule 144, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned his shares of our common stock for at least one year (including the prior holding period of any prior owner other than an affiliate) may resell within any three-month period that number of such shares which does not exceed the greater of (i) one percent of the then outstanding shares of our common stock (approximately 24,578 shares assuming all shares offered under this Prospectus are sold) or
(ii) the average weekly trading volume in the our common stock during the four calendar weeks preceding each such sale. A person (or persons whose shares are aggregated) who is not deemed an "affiliate" for at least three months, and who has beneficially owned his shares for at least two years (including the holding period of any prior owner other than an affiliate) would be entitled to sell such shares under Rule 144 without regard to the limitations described above. Rule 144 defines "affiliate" of a company as a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such company. Affiliates of a company generally include its directors, officers and principal shareholders.

LOCK-UP AGREEMENTS


     Concurrently with the completion of the Merger and this offering, it is intended that we and our executive officers and directors, who beneficially own 391,098 shares of our common stock and options, warrants and rights to purchase an aggregate of 335,379 shares of our common stock will enter into lock-up agreements. The lock-up agreements will prohibit those stockholders from, directly or indirectly, without our prior written consent, offering, selling or otherwise disposing of any shares of our common stock, options or warrants to acquire shares of our common stock, or any securities exercisable for or convertible into our common stock for a period of 180 days following the date of this Prospectus.


WARRANTS


     Upon completion of the Merger and this offering, there will be outstanding warrants to purchase a total of 303,869 shares of our common stock, all of which will be exercisable and have expiration dates ranging from March 31, 1999 to March 29, 2006. Warrants for 26,469 shares will be exercisable at $25.00 per share and the remaining 277,400 warrants will be exercisable at prices ranging from $.05 per share to $7.125 per share. After the expiration of the lock-up agreements, we intend to register the common stock underlying the warrants for sale under the Securities Act by the holders of the warrants.


OPTIONS

     Upon completion of the Merger and this offering, there will be outstanding options to purchase a total of 116,128 shares of our common stock, all of which will be exercisable at exercise prices ranging from $1.5625 to $18.75 per share. Further, we may in the future implement a stock option plan for its officers, directors and employees and in connection therewith may file one or more registration statements on Form S-8 under the Securities Act to register shares of our common stock underlying options. Shares covered by these registration statements will thereupon be eligible for sale in the public market.

DEBENTURES

     Upon completion of the Merger and this offering, there will be outstanding $300,000 in 8% convertible debentures, convertible at $2.00 per share into 150,000 shares of our common stock.

PREFERRED STOCK OF ELECTRO

     Upon completion of the Merger and this offering, The T Partnership will beneficially own 1,000 shares of the Series A Preferred Stock of Electro, which will be convertible at any time beginning on the date such stock is issued and ending five years thereafter into our common stock. The number of shares to be issued upon conversion is derived by dividing $1,000,000 by the conversion price. The conversion price is equal to 120% of the per share offering price in this offering. Assuming an offering price of $5.50 per share and a conversion price of $6.60 ($5.50 x 120%), the 1,000 shares of the Series A Preferred Stock would be convertible into 151,515 shares of our common stock. See "Merger-- Redemption of the T Partnership Debt" and "Certain Transactions--Electro."

REGISTRATION RIGHTS

     Following the completion of the Merger and this offering and after expiration of the lock-up agreements, we intend to register under the Securities Act a total of 598,384 shares of our common stock underlying currently outstanding warrants and other derivative securities. However, prior to effecting such registration, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of a security holder, the holders of the warrants may be entitled to include the shares underlying their warrants in such registration, subject to certain limitations on the number of shares to be included in the registration if the offering is an underwritten offering.

                             PLAN OF DISTRIBUTION


     We are offering a minimum of 390,245 shares ("Minimum Offering") and a maximum of 650,000 shares ("Maximum Offering") of our common stock. The estimated price range per share is $5.125 to $6.125. We anticipate that we will receive gross proceeds of $2.0 million to $3.3 million from this offering, depending on the offering price and the number of shares sold. Our common stock is being offered on a "best efforts" basis through this Prospectus only. Payment for subscriptions of our common stock offered hereby are due in full upon subscription. Subscriptions are irrevocable and will initially be held in an escrow account (the "Escrow Account") by American Stock Transfer & Trust Company, as escrow agent (the "Escrow Agent"). This offering will close on or before 30 days from the date of this Prospectus if at least the Minimum Offering is sold, unless extended by us for an additional period not to exceed 30 days (the "Offering Period"). We are not obligated to provide written notice of any such extension to persons who are subscribers at the time of the extension, and any such extension will not alter the binding nature of the subscriptions already executed and delivered.

     Once the Minimum Offering has been sold and all other Closing Conditions (as defined immediately below) have been satisfied, we will conduct an initial closing on the sale of shares of our common stock comprising the Minimum Offering contemporaneously with the closing of the Restructuring and the Merger. We will hold a subsequent closing at such time as subscriptions for up to the Maximum Offering have been accepted by us, if the Offering Period has not expired. The Escrow Agent will not release the funds relating to the Minimum Offering held in the Escrow Account to us unless and until the following conditions have been satisfied on or prior to the termination of the Offering Period:(i) a minimum of 390,245 shares of our common stock have been sold; (ii) the Merger Agreement and the Merger shall have been approved and adopted by the stockholders of Cardiac and Electro and completed; (iii) the Reverse Split and the Restructuring Merger shall have been approved, adopted and completed; (iv) we shall have secured a minimum of $4.0 million in financing, through a combination of the proceeds of this offering and a loan; and (v) all other conditions to the Restructuring Merger and the Merger shall have been satisfied (collectively, the "Closing Conditions"). See "MERGER--Conditions to the Merger" and "RESTRUCTURING MERGER--Conditions to the Restructuring Merger." All shares of our common stock subscribed for and whose subscriptions have cleared the banking system will be considered sold for purposes of determining whether the financing condition set forth in subsection
(iv) above has been satisfied. In the event that all of the Closing Conditions have not been satisfied on or before the Closing Date, or if the offering is terminated on or before the termination of the Offering Period, all funds held in the Escrow Account will be promptly returned to the investors without deduction or interest. Any interest earned on the funds in the Escrow Account will be paid to us and allocated to the payment of the Escrow Agent's fees and costs. In the event that the Minimum Offering is sold and all of the other Closing Conditions have been satisfied on or before the termination of the Offering Period, the

Escrow Agent will disburse the funds held in the Escrow Account to us immediately after the filing of the Certificate of Merger with the Secretary of State of the State of New Jersey relating to the Merger. Once released, the funds will be used as described in the section entitled "Use of Proceeds."

     Upon the effective date of this Prospectus, we expect to engage the assistance of independent broker-dealers (the "Selected Dealers") who are members of the National Association of Securities Dealers, Inc. (the "NASD") to sell the shares of our common stock offered hereby and to accept orders for the shares. Payment for the purchase price of shares of our common stock sold directly by us shall be made by check payable to "American Stock Transfer & Trust Company, as Escrow Agent for Catheter Technology Group, Inc." Payment for the purchase price of shares of our common stock sold through the Selected Dealers shall be paid for in the normal and customary manner for such transactions to each respective Selected Dealer, and will be delivered by such Selected Dealer to the Escrow Agent by wire transfer, immediately upon receipt from subscribers. In either case, all payments for the purchase price of our common stock sold pursuant to this offering must be accompanied by a completed subscription agreement. We reserve the right to reject any offer of subscription in whole or in part until the date the shares purchased thereunder are issued. If all or part of a subscription is not accepted by us, all subscription funds relating to the unaccepted portion will be promptly returned to the subscriber without interest or deduction.

     This is a self-underwritten offering, and no officer or director of our company will receive compensation or commission from sales of our common stock pursuant to this offering. Our officers and directors are indemnified through our Certificate of Incorporation and are relying on Rule 3a4-1 of the Securities Exchange Act of 1934, as amended, as the exemption from registration as a broker-dealer. Should we engage any Selected Dealers to assist us in this offering, we plan to pay sales commissions to such Selected Dealers of 10% percent, and a non-accountable expense allowance of 3% of the offering purchase price of our common stock sold by them. The Selected Dealers will not receive selling commissions with respect to our common stock sold by us or our officers or directors. Further, our company and the Selected Dealers may agree to indemnify each other against certain liabilities, including liabilities under the Securities Act, which may arise in connection with this offering.

     There is no lead underwriter for this offering. We will execute selected dealer agreements with the Selected Dealers ("Selected Dealer Agreements"); however, such Selected Dealers will be under no obligation to sell any or all of the our common stock offered hereby. Any broker-dealer that sells securities in this offering may be deemed an underwriter as defined in Section 2(11) of the Securities Act. We have not currently entered into any Selected Dealer Agreements with the Selected Dealers. There is no assurance that, even if any Selected Dealer sells our common stock, a court of competent jurisdiction or arbitration panel would deem any such Selected Dealer to be an underwriter as so defined.

     Any Selected Dealers will agree, in accordance with the provisions of Rule 15c2-4 promulgated by the SEC under the Exchange Act, to cause all funds received upon the sale of our common stock to be immediately forwarded to the Escrow Agent.


     We have engaged the services of Ross, Forster, Scillia & Brooks, Inc. ("Ross"), a NASD registered broker-dealer, for assistance in soliciting an underwriter and book managers and in coordinating the syndicate of Selected Dealers. To date, no fees have been paid to Ross for these services or any other investment banking services related to this offering. Any fees to be paid to Ross for investment banking services related to this offering will be paid from the commissions paid to the Selected Dealers. As of October 31, 1998, Cardiac has paid to Ross approximately $42,000 in fees for services relating to debt restructuring and merger related activities.

     We haven't yet applied for acceptance to trade our common stock on the Philadelphia Stock Exchange or other regional exchange, but we expect to do so by November 13, 1998. We cannot assure you that our common stock will be accepted for listing or that if listed it will be able to continue to meet the requirements for continued quotation, or that a public trading market will develop or that if such a market develops, it will be sustained.

     Prior to the offering, there has been no public market for our common stock. Accordingly, we arbitrarily determined the public offering price based primarily on a capitalization analysis of comparable companies. The other companies we reviewed with similar markets and products had market capitalizations which were on average greater than our anticipated range of market capitalization of approximately $12.5-$15.0 million subsequent to this offering. Based on the approximately 2,310,000 shares of common stock we will have outstanding on a non-diluted basis after the completion of this offering, we estimated a public offering price of approximately $5.00-$6.00 per share. Among the factors we considered in our comparison of similar companies were the nature of a company's products, both those currently available and those expected to be marketed in the near future, results of operations, an estimate of business potential and the experience of the management team. We also considered the economics of the industry in general, the general condition of the equities market, and the market conditions for new offerings of securities. We cannot assure you that any active trading market will develop for our common stock or as to the price at which our common stock may trade in the public market from time to time subsequent to the offering made hereby.

     The shares of Cardiac Common Stock are traded over-the-counter under the symbol "CDCS." The shares of Electro Common Stock are traded over-the-counter under the symbol "ECTH." The following table sets forth, for the periods indicated, the high and low bid prices of Cardiac Common Stock and Electro Common Stock, as reported in published financial sources. The quotations reflect prices between dealers in securities, without retail mark-up, mark-down or commission, and may not represent actual transactions.

                             CARDIAC COMMON STOCK



                                                  HIGH      LOW
                                                -------   ------
   Fiscal year ended March 31, 1999 ..........
     Third quarter(1) ........................     3/8      5/16
     Second quarter ..........................   11/32      9/32
     First quarter ...........................   13/32     11/32

   Fiscal year ended March 31, 1998 ..........
     Fouth quarter ...........................    9/16     13/32
     Third quarter ...........................    11/8      9/16
     Second quarter ..........................   15/16     15/32
     First quarter ...........................   17/32       3/4

   Fiscal year ended March 31, 1997 ..........
     Fourth quarter ..........................   17/16     13/16
     Third quarter ...........................    13/4      13/8
     Second quarter ..........................    23/4      11/2
     First quarter ...........................    31/4         2

                             ELECTRO COMMON STOCK



                                                   HIGH       LOW
                                                 --------   ------
   Fiscal year ended August 31, 1999 ..........
     First quarter(1) .........................    15/16      5/32

   Fiscal year ended August 31, 1998 ..........
     Fouth quarter ............................      1/2       3/8
     Third quarter ............................     9/16       3/8
     Second quarter ...........................      1/2       3/8
     First quarter ............................    47/64       1/2

   Fiscal year ended August 31, 1997 ..........
     Fourth quarter ...........................    15/16      5/16
     Third quarter ............................    11/16     11/16
     Second quarter ...........................     13/8     13/16
     First quarter ............................   113/16     47/64

   Fiscal year ended August 31, 1996 ..........
     Fourth quarter ...........................     27/8     11/16
     Third quarter ............................    27/16      11/4
     Second quarter ...........................    19/16      7/16
     First quarter ............................    15/16      7/16



----------------
(1) Through November 5, 1998.

     On November 5, 1998, the latest practicable date prior to the printing of this Prospectus, the closing bid prices per share of Cardiac Commmon Stock and Electro Common Stock were $0.31 and $0.27, respectively. Electro and Cardiac stockholders are advised to obtain current market quotations for Cardiac Common Stock and Electro Common Stock.

     As of October 31, 1998 there were 579 record holders of Cardiac Common Stock and 699 record holders of Electro Common Stock.

     Neither Electro nor Cardiac has ever paid a dividend on its common stock and we do not anticipate paying dividends on our common stock in the forseeable future.


                                 LEGAL MATTERS


     The validity of our common stock being offered hereby will be passed upon for us by Greenberg Traurig, P.A., Orlando, Florida. Greenberg has warrants to purchase an aggregate of 28,000 shares of our common stock, 7,000 of which are exercisable at $1.875 per share (expires July 31, 2003), 7,000 of which are exercisable at $1.70 per share (expires August 31, 2003) 7,000 of which are exercisable at $1.775 per share (expires September 30, 2003) and 7,000 of which are exercisable at $1.575 per share (expres October 31, 2003). Greenberg has not exercised any of its warrants to purchase our common stock, which are currently exercisable.


                                    EXPERTS

     The financial statements of our company and Cardiac included in this Prospectus and in the Registration Statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports (which Cardiac's report contains an explanatory paragraph regarding Cardiac's ability to continue as a going concern) appearing elsewhere herein and in the Registration Statement and are included in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

     The financial statements and schedule of Electro as of August 31, 1998 and 1997, and for each of the years in the three-year period ended August 31, 1998 have been included herein and in the Registration Statement of which this Prospectus forms a part, and, in each case, are included in reliance upon such report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere, and upon the authority of such firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the August 31, 1998 financial statements contains an explanatory paragraph that states that Electro's recurring losses from operations, has a net capital deficiency and limited working capital resources raise substantial doubt about Electro's ability to continue as a going concern. The financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.


                             AVAILABLE INFORMATION

     We filed a registration statement with the SEC on Form SB-2 relating to the shares offered in this Prospectus. This Prospectus does not contain all of the information included in the registration statement. For further information about us and the shares we are offering in this Prospectus, refer to the registration statement and its exhibits. The statements we make in this Prospectus regarding the content of any contract or other document are necessarily not complete, and you may examine the copy of the contract or other document that we filed as an exhibit to the registration statement. All our statements about those contracts or other documents are qualified in their entirety by referring you to the exhibits to the registration statement.

     You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. The information contained in this document is current as of the date this document was filed with the SEC. If any material changes occur after such date, then we will notify you of the changes by an amendment to this document. We are not offering to sell you securities if you live in a jurisdiction where such an offer would be unlawful.

     After the effective date of this offering, we intend to furnish to our stockholders annual reports containing audited financial statements and interim reports. Cardiac and Electro currently file annual, quarterly and special reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facility of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained by mail from the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Cardiac Common Stock and Electro Common Stock are traded in the over-the-counter market and are quoted on the OTC Bulletin Board and such reports, proxy statements and other information concerning Cardiac and Electro may be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 9801 Washingtonian Boulevard, Gaithersburg, Maryland 20878. In addition, Cardiac and Electro are required to file electronic versions of these documents with the SEC through the SEC's Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system. The SEC maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC.

                        CATHETER TECHNOLOGY GROUP, INC.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                         PAGE NO.
                                                                                       ------------
CATHETER TECHNOLOGY GROUP, INC.:
 Independent Auditors' Report ......................................................        F-2
 Balance Sheet at September 9, 1998 ................................................        F-3
 Note to Financial Statement .......................................................        F-4

CARDIAC CONTROL SYSTEMS, INC.:
 Balance Sheet at September 30, 1998 (Unaudited) ...................................        F-5
 Statements of Operations and Accumulated Deficit for the Three Months
   and Six Months Ended September 30, 1998 and 1997 (Unaudited) ....................        F-6
 Statements of Cash Flows for the Six Months Ended
   September 30, 1998 and 1997 (Unaudited) .........................................        F-7
 Notes to Financial Statements .....................................................    F-8 - F-12
 Report of Independent Certified Public Accountants ................................       F-13
 Balance Sheet at March 31, 1998 ...................................................    F-14 - F-15
 Statements of Operations and Accumulated Deficit for the Years Ended
   March 31, 1998 and 1997 .........................................................       F-16
 Statements of Stockholders' Equity for the Years Ended March 31, 1998 and 1997 ....       F-17
 Statements of Cash Flows for the Years Ended March 31, 1998 and 1997 ..............    F-18 - F-19
 Summary of Significant Accounting Policies ........................................    F-20 - F-22
 Notes to Financial Statements .....................................................    F-23 - F-33

ELECTRO-CATHETER CORPORATION:
 Independent Auditors' Report ......................................................       F-34
 Balance Sheets--August 31, 1998 and 1997 ..........................................       F-35
 Statements of Operations--Years Ended August 31, 1998, 1997 and 1996 ..............       F-36
 Statements of Stockholders' Deficiency/Equity--
   Years Ended August 31, 1998, 1997 and 1996 ......................................       F-37
 Statements of Cash Flows--Years Ended August 31, 1998, 1997 and 1996 ..............       F-38
 Notes to Financial Statements .....................................................    F-39 - F-50
 Valuation and Qualifying Accounts .................................................       F-51

                         INDEPENDENT AUDITORS' REPORT

Board of Directors
Catheter Technology Group, Inc.

     We have audited the accompanying balance sheet of Catheter Technology Group, Inc. as of September 9, 1998. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the balance sheet. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Catheter Technology Group, Inc. as of September 9, 1998 in conformity with generally accepted accounting principles.

                                        BDO Seidman, LLP

Orlando, Florida
October 6, 1998

                        CATHETER TECHNOLOGY GROUP, INC.

                                 BALANCE SHEET

                                                                                 SEPTEMBER 9,
                                                                                     1998
                                                                                -------------
ASSETS
Cash ........................................................................        $10
                                                                                     ===
LIABILITIES
Common stock, $.10 par value, 30,000,000 shares authorized, 100 shares issued        $10
                                                                                     ===

                 See accompanying note to financial statement.

                        CATHETER TECHNOLOGY GROUP, INC.

                          NOTE TO FINANCIAL STATEMENT

1. BUSINESS


     Catheter Technology Group, Inc. ("CTG") was incorporated on September 3, 1998 under the laws of the State of Delaware and was organized as a directly wholly-owned subsidiary of Cardiac Control Systems, Inc. ("Cardiac") for the purpose of restructuring into a holding company which is intended to hold both Cardiac and Electro-Catheter Corporation ("Electro"). It is intended that through the merger of a direct, wholly-owned subsidiary of CTG with and into Cardiac (the "Restructuring Merger"), Cardiac will become a direct, wholly-owned subsidiary of CTG. It is further intended that through the merger of an indirect, wholly-owned subsidiary of CTG with and into Electro (the "Merger"), Electro will become an indirect, wholly-owned subsidiary of CTG and a direct, wholly-owned subsidiary of Cardiac. The result of the Restructuring Merger and Merger will be the formation of a holding company, CTG, which holds two operating companies, Cardiac and Electro. Prior to the effectiveness of the Merger and as a condition to the Merger, Cardiac will effectuate a one-for-five reverse stock split (the "Reverse Split") of its Common Stock. All share information has been adjusted to reflect the Reverse Split.

                         CARDIAC CONTROL SYSTEMS, INC.

                                 BALANCE SHEET



                                                                              SEPTEMBER 30, 1998
                                                                             -------------------
                                                                                 (UNAUDITED)
ASSETS
 CURRENT ASSETS:
  Cash and cash equivalents ..............................................      $     101,022
  Accounts and notes receivable ..........................................            483,134
  Inventories ............................................................          1,218,337
  Prepaid expenses .......................................................            224,347
                                                                                -------------
   TOTAL CURRENT ASSETS ..................................................          2,026,840
                                                                                -------------
 PROPERTY, PLANT AND EQUIPMENT (NET) .....................................          1,864,763
                                                                                -------------
 OTHER ASSETS:
  Deferred financing costs, less accumulated amortization of $307,444.....            391,003
  Deferred license fees, less accumulated amortization of $63,333.........            136,667
  Deferred merger costs ..................................................            684,538
  Other ..................................................................             77,591
   TOTAL OTHER ASSETS ....................................................          1,289,799
                                                                                -------------
   TOTAL ASSETS ..........................................................      $   5,181,402
                                                                                =============
LIABILITIES AND STOCKHOLDERS' EQUITY
 CURRENT LIABILITIES:
  Accounts payable .......................................................      $   1,199,466
  Due to related party ...................................................            101,400
  Accrued compensation ...................................................            455,563
  Accrued royalties ......................................................            192,468
  Other accrued expenses .................................................            142,567
  Deposits payable .......................................................            342,569
  Notes and debt obligations payable within one year .....................          1,422,504
                                                                                -------------
   TOTAL CURRENT LIABILITIES .............................................          3,856,537
8% CONVERTIBLE DEBENTURES ................................................            300,000
NOTES AND DEBT OBLIGATIONS PAYABLE AFTER ONE YEAR ........................          1,502,631
OTHER LIABILITIES ........................................................             87,413
                                                                                -------------
   TOTAL LIABILITIES .....................................................          5,746,581
                                                                                -------------
STOCKHOLDERS' EQUITY
  Common stock, $.10 par value, 30,000,000 shares authorized,
    2,648,739 shares issued ..............................................            264,874
  Additional paid in capital .............................................         22,337,797
  Accumulated deficit ....................................................        (23,167,850)
                                                                                -------------
   TOTAL STOCKHOLDERS' EQUITY ............................................           (565,179)
                                                                                -------------
   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ............................      $   5,181,402
                                                                                =============


                See accompanying notes to financial statements.

                         CARDIAC CONTROL SYSTEMS, INC.

               STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT

                                  (UNAUDITED)


                                     THREE MONTHS ENDED SEPTEMBER 30,    SIX MONTHS ENDED SEPTEMBER 30,
                                     --------------------------------- ----------------------------------
                                           1998             1997              1998             1997
                                     ---------------- ---------------- ----------------- ----------------
REVENUE
 Net sales .........................  $     764,963    $   1,041,490     $   1,385,740    $   1,893,779
 Royalty income ....................             --          598,500                --        1,295,625
                                      -------------    -------------     -------------    -------------
  Total revenue ....................        764,963        1,639,990         1,385,740        3,189,404
                                      -------------    -------------     -------------    -------------
COSTS AND EXPENSES
 Cost of products sold .............        451,730          648,245           777,819        1,152,060
 Selling, general and
   administrative expenses .........        454,421          613,053           923,513        1,356,125
 Engineering, research and
   development expenses ............        317,502          420,419           652,417          878,692
                                      -------------    -------------     -------------    -------------
  Total cost and expenses ..........      1,223,653        1,681,717         2,353,749        3,386,877
                                      -------------    -------------     -------------    -------------
OPERATING LOSS .....................       (458,690)         (41,727)         (968,009)        (197,473)
                                      -------------    -------------     -------------    -------------
OTHER INCOME (EXPENSES)
 Interest income ...................            475            1,969               792            7,952
 Interest expense ..................       (142,411)        (128,421)         (298,706)        (211,006)
 Other income ......................             --              940                --              940
                                      -------------    -------------     -------------    -------------
  Total other expenses .............       (141,936)        (125,512)         (297,914)        (202,114)
                                      -------------    -------------     -------------    -------------
NET LOSS ...........................       (600,626)        (167,239)       (1,265,923)        (399,587)
ACCUMULATED DEFICIT--
 BEGINNING OF PERIOD ...............    (22,567,224)     (20,894,565)      (21,901,927)     (20,662,217)
                                      -------------    -------------     -------------    -------------
ACCUMULATED DEFICIT--
 END OF PERIOD .....................  $ (23,167,850)     (21,061,804)    $ (23,167,850)   $ (21,061,804)
                                      =============    =============     =============    =============
NET LOSS PER COMMON SHARE ..........  $       (0.23)   $       (0.06)    $       (0.48)   $       (0.15)
                                      =============    =============     =============    =============
AVERAGE NUMBER OF SHARES
 OUTSTANDING .......................      2,648,739        2,646,866         2,648,739        2,630,405
                                      =============    =============     =============    =============


                          See accompanying notes to financial statements.

                         CARDIAC CONTROL SYSTEMS, INC.

                           STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)


                                                                             SIX MONTHS ENDED SEPTEMBER
                                                                                         30,
                                                                            ----------------------------
                                                                                1998            1997
                                                                            ------------   -------------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net loss ...............................................................    $              $
 Adjustments to reconcile net loss to net cash used for
   operating activities:
  Depreciation and amortization .........................................       214,994        218,417
  Securities received in lieu of insurance rebate .......................            --           (799)
  Stock issued for payment of directors' fees ...........................            --         34,000
  Cash provided by (used for):
   Accounts receivable ..................................................       190,539       (283,781)
   Inventories ..........................................................       205,360       (147,400)
   Prepaid expenses .....................................................       (16,783)      (142,584)
   Accounts payable .....................................................       172,047       (148,405)
   Due to related parties ...............................................        (5,622)            --
   Accrued interest .....................................................        32,126         11,096
   Accrued compensation .................................................       201,475         13,228
   Accrued compensated absences .........................................        (3,824)        10,111
   Deposits payable .....................................................        (9,912)        99,559
   Other accrued expenses ...............................................        23,582        (42,749)
   Other liabilities ....................................................         8,741         10,243
                                                                             ----------     ----------
Net cash (used for) operating activities ................................      (253,200)      (768,651)
                                                                             ----------     ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of property, plant and equipment ..............................          (893)      (288,643)
 Deferred merger costs ..................................................      (364,089)            --
 Increase in other assets ...............................................            --         (6,124)
                                                                             ----------     ----------
Net cash (used for) investing activities ................................      (364,982)      (294,767)
                                                                             ----------     ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from issuance of common stock and exercise of stock
   warrants, net of issuance costs ......................................            --          8,928
 Proceeds from notes and debt obligations payable .......................            --        124,343
 Repayment of notes and debt obligations payable ........................            --       (193,983)
 Proceeds from issuance of 8% convertible debenture .....................       300,000             --
 Net borrowings on line of credit .......................................        16,529      1,346,282
 Net proceeds from short term debt ......................................       385,084             --
 Repayments of long term debt ...........................................        (3,821)        (1,394)
 Deferred financing costs ...............................................            --       (226,616)
                                                                             ----------     ----------
Net cash provided by financing activities ...............................       697,792      1,057,560
                                                                             ----------     ----------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS ......................................................        79,610         (5,858)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR ............................        21,412        185,463
                                                                             ----------     ----------
CASH AND CASH EQUIVALENTS, END OF PERIOD ................................    $  101,022     $  179,605
                                                                             ==========     ==========
SUPPLEMENTAL CASH FLOW INFORMATION:
 Interest paid during the period ........................................    $  182,236     $  148,732
                                                                             ==========     ==========
SUPPLEMENTAL SCHEDULE OF NONCASH
  INVESTING AND FINANCING ACTIVITIES:
 Reduction in accrued compensation in exchange for common stock .........            --     $   34,000
                                                                             ==========     ==========
 Reduction in accounts payable in exchange for common stock .............            --     $    8,928
                                                                             ==========     ==========


                          See accompanying notes to financial statements.

                         CARDIAC CONTROL SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--GENERAL


     The accompanying balance sheet of Cardiac Control Systems, Inc. (the "Company") as of September 30, 1998, the related statements of operations and accumulated deficit for the three months and six months ended September 30, 1998 and 1997, and the statements of cash flows for the six months ended September 30, 1998 and 1997 are unaudited. In the opinion of management, such financial statements reflect all adjustments, consisting only of normal recurring items, necessary to present fairly the financial position of the Company at June 30, 1998, and the results of operations for the three months and six months ended September 30, 1998 and 1997 and the cash flows for the six months ended September 30, 1998 and 1997.

     Certain reclassifications have been made to the unaudited financial statements previously reported for the three months and six months ended September 30, 1997 to conform with classifications used in the unaudited financial statements for the three months and six months ended September 30, 1998.

     The accompanying unaudited financial statements as of September 30, 1998 and for the three months and six months ended September 30, 1998 and 1997 should be read in conjunction with the Company's audited financial statements for the year ended March 31, 1998 contained in the Company's annual report on Form 10-KSB.

     The accompanying unaudited financial statements have been prepared assuming that the Company will continue operations on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. However, the Company has a history of net losses and incurred a net loss for the six months ended September 30, 1998 of $1,265,923. The Company's ability to continue as a going concern is dependent upon the consummation of the proposed merger with Electro-Catheter Corporation (see Note 6 below) and the attainment of a profitable level of operations. The Company believes that continual development of new product and resultant sales growth is critical to attaining a profitable level of operations. Therefore, the Company is continuing its efforts to invest in development of its single lead technology and expand its sales volume, both domestically and internationally. Management believes that the Company has the potential to increase sales and ultimately achieve a profitable level of operations. Also, the Company is pursuing additional working capital to expand its market position and pursue development of new technologies. However, there is no assurance that the Company will be able to attain profitable operations and continue operations as a going concern.


NOTE 2--LOSS PER COMMON SHARE


     Net loss per common share is based on the weighted average number of common shares outstanding during the period. Common stock equivalents have not been included for the three months and six months ended September 30, 1998 and 1997, as their effect on the loss per share is anti-dilutive.

     The FASB has issued SFAS No. 128, "Earnings per Share," which provides guidance for computing and presenting earnings per share (EPS). This statement simplifies the standards for computing EPS previously found in APB Opinion No. 15, "Earnings per Share." This statement, when adopted, is not expected to have a material impact on the Company.

                         CARDIAC CONTROL SYSTEMS, INC.

NOTE 3--INVENTORIES


     Inventories at September 30, 1998 are summarized as follows:



                                            SEPTEMBER 30, 1998
                                           -------------------
   Raw materials and supplies ..........       $  707,657
   Work-in-process .....................          297,785
   Finished goods ......................          249,843
                                               ----------
                                                1,255,285
   Reserve for obsolescence ............          (36,948)
                                               ----------
                                               $1,218,337
                                               ==========



     Finished goods inventories include approximately $91,385 of products consigned to customers and independent sales representatives at September 30, 1998.

NOTE 4--ACCOUNTS PAYABLE

     On August 27, 1998, the Company executed a Promissory Note in favor of Greenberg Traurig, P.A. in the sum of $199,000, due and payable, together with interest at a rate of 9% per annum, at any time on or after the earlier of the effective time of the merger with Electro-Catheter Corporation, a New Jersey corporation ("Electro"), or November 10, 1998. The Company granted to Greenberg Traurig, P.A. a warrant to purchase 35,000 shares of the Company's common stock at an exercise price of $0.375 per share, exercisable immediately and expiring on July 31, 2003 and, in the event that any amount owed under the Promissory Note shall remain outstanding on August 31, 1998, or on the last day of any month thereafter, the grant of a right to purchase an additional 35,000 shares of the Company's common stock expiring five years from the date of grant at an exercise price per share equal to the average of the bid and asked price on the date of grant.

NOTE 5--NOTES AND DEBT OBLIGATIONS PAYABLE

     Notes and debt obligations consist of the following at September 30, 1998:



                                                          SEPTEMBER 30, 1998
                                                         -------------------
   Sirrom mortgage note, net of discount(A) ..........        $1,494,391
   Coast Business Credit(B) ..........................         1,029,826
   Minrad, Inc. Promissory note(C) ...................           200,000
   International Holdings, Inc.(D) ...................           165,000
   Other .............................................            35,918
                                                              ----------
                                                               2,925,135
   Amount payable within one year ....................         1,422,504
                                                              ----------
   Amount payable after one year .....................        $1,502,631
                                                              ==========

----------------

(A) On March 31, 1995, the Company entered into a Loan and Security Agreement (the "Loan Agreement") with Sirrom Capital Corporation ("Sirrom") and executed a $1,500,000 secured promissory note. Interest on the note is payable monthly at 13.5% per annum and principal is due on March 31, 2000. The note is secured by a subordinated mortgage lien on all the Company's real and personal property, excluding inventory and accounts receivable, but including general intangibles such as its patents and royalties. The Loan Agreement restricts the Company from incurring additional indebtedness in excess of $200,000 annually without the lender's consent. In addition, the Company must give the lender advance notice of certain events, such as dividend payments, certain new stock issues, reorganizations, and merger or sale of substantially all assets.

    In connection with the Loan Agreement, the Company granted Sirrom warrants to purchase, initially, 100,000 shares of the Company's common stock at $.01 per share. An additional 50,000 warrants to purchase shares of common stock at $.01 per

                         CARDIAC CONTROL SYSTEMS, INC.

     NOTE 5--NOTES AND DEBT OBLIGATIONS PAYABLE--(CONTINUED)

    share will be granted to the lender upon each anniversary date, beginning March 31, 1997 through March 31, 1999, that any amount owed to Sirrom shall be outstanding. On March 31, 1997 and, again, on March 31, 1998, the Company granted Sirrom 50,000 additional warrants pursuant to the Loan Agreement. The Company recorded $279,000 (100,000 shares) in fiscal 1995, $71,376 (50,000 shares) in fiscal 1997 and $19,550 (50,000 shares) in fiscal 1998 as a debt discount with the offset to additional paid-in capital, representing the difference between the estimated fair market value of the underlying stock at the date of grant and $.01 per share. This has resulted in an effective interest rate of approximately 30% per annum on the Sirrom debt. The Sirrom note includes an unamortized debt discount of $5,609 at September 30, 1998.

(B) On June 13, 1997, the Company entered into a Loan Agreement ("Agreement") with Coast Business Credit ("CBC") for a maximum borrowing of $3.5 million which includes a line of credit up to $2.7 million, a $500,000 sub line for capital expenditures ("CAPEX"), and a $300,000 term loan ("Term Loan"). The maximum borrowing base available under the line of credit is based upon eligible receivables and inventory as defined in the Agreement. The maturity date for the Agreement is June 30, 2000. The CAPEX and the Term Loan are based upon a 48 month amortization period. The interest rate on the line of credit is equal to the prime rate plus 2%, and the interest rate for the Term Loan and the CAPEX Subline is equal to prime rate plus 2.25%. Borrowings under the Agreement are collateralized by a first security interest in substantially all of the assets of the Company. The Agreement also contains a minimum tangible net worth requirement. In addition, CBC was granted warrants to purchase 37,500 shares of stock at $4 per share, expiring June 30, 2002.

    In conjunction with the Agreement, the Company obtained an Intercreditor and Subordination Agreement between CBC and Sirrom. This agreement provides that Sirrom subordinate its first security interest in the assets of the Company to CBC, however, the priority interest of CBC in the Company's real estate is limited to $500,000. As consideration for its waiver of its first security interest in the assets of the Company, Sirrom was granted warrants to purchase 50,000 shares of stock at $5 per share, exercisable at any time from June 6, 1997 and expiring on June 6, 2002.

    On June 11, 1998, the Company and CBC executed an amendment to the original Loan Agreement whereby CBC agreed to advance the Company a further Bridge Loan in the sum of $250,000, The Bridge Loan is repayable on November 30, 1998. The interest rate on the Bridge Loan is equal to prime rate plus 5% per annum , calculated on the basis of a 360-day year for the actual number of days elapsed. The exercise price of the warrants to purchase 37,500 shares of stock granted under the Agreement dated June 13, 1997 was reduced from $4.00 to $0.40 and, in addition, CBC was granted warrants to purchase 25,000 shares of stock at $0.40, expiring June 30, 2002.

(C) On July 30, 1998, and August 13, 1998, the Company executed promissory notes in favor of Minrad, Inc. ("Minrad") in the amount of $75,000 and $125,000, respectively (collectively, the "Minrad Note"). The Minrad Note bears interest at the rate of 15% annually, and the principal amount and all interest due thereunder is due and payable, after September 29, 1998, within ten (10) days after written demand from Minrad.

(D) On August 26, 1998, the Company received $134,000 from International Holdings, Inc. ("IHI") and executed a promissory note in the amount of $165,000 (the "IHI Note") in favor of IHI. Concurrently with execution of the IHI Note, the Company paid Goodbody International, Inc., a related company of IHI ("Goodbody"), a $34,000 consulting fee for services relating to the obtaining of additional debt financing. Pursuant to the terms of the IHI Note, the Company has agreed to repay the IHI Note on or before October 25, 1998. If the Company does not repay the IHI Note on or before October 25, 1998, but does so on or before November 12, 1998, in addition to repayment of the IHI Note, the Company has agreed to pay Goodbody a $25,000 fee (the "Goodbody Fee"). If repayment of the IHI Note and the Goodbody Fee have not been received by IHI on or before November 12, 1998, an immediate penalty fee of $2,500 shall be incurred at 12:01 a.m. on November 13, 1998, and an additional $2,500 fee will accrue and be imposed at 12:01 a.m. every 24 hours, until the IHI Note, the Goodbody Fee and all penalty fees have been paid in full.

    In connection with the IHI Note, the Company has agreed to issue up to four warrants to IHI under certain conditions, each giving IHI the right to purchase 50,000 shares of the Company's common stock at an exercise price of $.01 per share. If repayment of the IHI Note and the Goodbody Fee have not been received by IHI on or before November 12, 1998, at 12:01 a.m. on November 13, 1998, the first of the four warrants will be deemed issued to and earned by IHI. At 12:01 a.m. on the 13th of each month thereafter for up to three months, one additional warrant shall be issued and deemed earned, if the IHI Note, the Goodbody Fee and all penalty fees have not been paid in full. Furthermore, if the IHI Note, the Goodbody Fee and all penalty fees have not been paid in full by January 1, 1999, IHI will have the option to convert any or all of the amounts due into common stock of the Company at an exercise price of $.01 per share. As additional consideration for the IHI Note, IHI received a warrant to purchase 330,000 shares of the Company's Common Stock at an exercise price of $0.128 per share, exercisable at any time on or before 5:00 p.m. Eastern Standard Time on August 26, 2003.

     Aggregate notes and debt obligations outstanding at September 30, 1998 mature as follows: 1999--$1,422,504; 2000--$3,343; 2001--$1,498,868;
2022--$420.

NOTE 6--8% CONVERTIBLE DEBENTURES

     From April 22 through May 4, 1998, the Company obtained $300,000 in interim financing from selected current investors through the issuance of 8% convertible debentures, convertible to shares of

                         CARDIAC CONTROL SYSTEMS, INC.

NOTE 6--8% CONVERTIBLE DEBENTURES--(CONTINUED)

stock at $0.40 per share. The debenture holders include two stockholders of Cardiac Control Systems, Inc., Mr. George Holbrook and Mr. A. Bruce Brackenridge. In return for their efforts, the exercise price of the option controlled by Mr. Holbrook to purchase 3,571 shares of the Company common stock at $3.50 a share and the exercise price of the warrant controlled by Mr. Holbrook to purchase 16,811 shares of the Company stock at $5.00 a share were each reduced to $0.40 a share and the exercise price of the warrant held by Mr. Brackenridge to purchase 866 shares of the Company common stock at $5.00 a share was reduced to $0.40 a share. The Company is attempting to obtain an additional $250,000 on similar terms.

NOTE 7--PROBABLE MERGER

     On October 27, 1997, the Company entered into a letter of intent with Electro to effect a merger of a wholly-owned subsidiary of the Company ("Sub"), into and with Electro (the "Merger") as a result of which Electro will become a wholly-owned subsidiary of the Company.

     To effectuate the Merger, the Company, Electro and Sub executed an Agreement and Plan of Reorganization dated January 20, 1998, as amended by a First Amendment to Agreement and Plan of Reorganization, dated May 5, 1998 and a Second Amendment to Agreement and Plan of Reorganization, dated August 7, 1998 (collectively, the "Merger Agreement"). Prior to consummation of the Merger, the Company will effectuate a 1 for 5 reverse stock split (the "Reverse Split") whereby the number of outstanding shares of Company Common Stock will be reduced to approximately 530,000 shares. Simultaneously with the consummation of the Merger, the Company will reorganize into a holding company structure, whereby the Company will become a direct wholly-owned subsidiary of Catheter Technology Group, Inc., a Delaware corporation and a holding company ("CTG"). The stockholders of the Company will become stockholders of CTG and will continue to hold their shares of common stock without any change in number, designation, terms or rights. The structure of the transaction contemplates that upon effectiveness of the Merger, holders of Electro's common stock, $.10 par value per share ("Electro Common Stock"), will receive one-fifth of a share of common stock, $.10 par value, of CTG for each share of Electro Common Stock held. No fractional shares will be issued in the Merger.

     Consummation of the Merger and transactions contemplated thereby are subject to the satisfaction of certain conditions, including, among other things: (i) The approval and adoption of the Merger Agreement and the Merger by the stockholders of Electro; and (ii) the registration under the Securities Act of 1933, as amended, and all applicable state securities laws, of the shares of CTG to be issued pursuant to the Merger.


     Electro is based in Rahway, New Jersey, and is engaged in the business of the design, development, manufacture, marketing and sale of catheters and related devices utilized in connection with illnesses of the heart and circulatory system. The Company believes the Merger may allow certain efficiencies to improve operating performance and that the broader product line may provide for a more effective marketing and distribution process. There can be no assurance, however, that consummation of the Merger will occur, or that if it does, it will yield positive operating results in the future.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders
Cardiac Control Systems, Inc.

     We have audited the accompanying balance sheet of Cardiac Control Systems, Inc. as of March 31, 1998 and the related statements of operations, stockholders' equity and cash flows for each of the two years in the period ended March 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cardiac Control Systems, Inc. as of March 31, 1998 and the results of its operations and its cash flows for each of the two years in the period ended March 31, 1998 in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 to the financial statements, the Company has experienced significant operating losses and has an accumulated deficit at March 31, 1998. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                        BDO SEIDMAN, LLP

Orlando, Florida
June 15, 1998

                         CARDIAC CONTROL SYSTEMS, INC.

                                 BALANCE SHEET

                                                                                       MARCH 31, 1998
                                                                                      ---------------
ASSETS
CURRENT:
  Cash and cash equivalents .......................................................    $      21,412
  Accounts receivable, net (Note 3) ...............................................          673,673
  Inventories (Note 4) ............................................................        1,423,697
  Prepaid expenses ................................................................          207,563
                                                                                       -------------
    TOTAL CURRENT ASSETS ..........................................................        2,326,345
                                                                                       -------------
PROPERTY, PLANT AND EQUIPMENT NET (NOTES 5 AND 7) .................................        1,974,096
                                                                                       -------------
OTHER ASSETS:
  Deferred financing costs, less accumulated amortization of $238,248 (Note 8).....          460,200
  Deferred license fees, less accumulated amortization of $43,333..................          156,667
  Deferred merger costs (Note 13) .................................................          320,450
  Other ...........................................................................           79,220
                                                                                       -------------
    TOTAL OTHER ASSETS ............................................................        1,016,537
                                                                                       -------------
                                                                                       $   5,316,978
                                                                                       =============
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable ................................................................    $   1,028,440
  Due to related party (Note 6) ...................................................          106,000
  Accrued compensation ............................................................          257,912
  Accrued royalties (Note 11) .....................................................          226,906
  Other accrued expenses ..........................................................           48,372
  Deposits payable ................................................................          352,482
  Current portion of long-term debt (Note 7) ......................................        1,021,682
                                                                                       -------------
    TOTAL CURRENT LIABILITIES .....................................................        3,041,794
  LONG-TERM DEBT, LESS CURRENT PORTION (NOTE 7) ...................................        1,491,720
  OTHER LIABILITIES ...............................................................           82,720
                                                                                       -------------
    TOTAL LIABILITIES .............................................................        4,616,234
                                                                                       -------------
COMMITMENTS AND CONTINGENCIES (NOTE 11)
STOCKHOLDERS' EQUITY (NOTES 7 AND 8):
  Common stock, $.10 par value, 30,000,000 shares authorized,
    2,648,739 shares issued .......................................................          264,874
  Additional paid-in capital ......................................................       22,350,756
  Accumulated deficit .............................................................      (21,901,927)
  Cumulative translation adjustment ...............................................          (12,959)
                                                                                       -------------
    TOTAL STOCKHOLDERS' EQUITY ....................................................          700,744
                                                                                       -------------
                                                                                       $   5,316,978
                                                                                       =============

           See accompanying summary of significant accounting policies and notes to financial statements.

                         CARDIAC CONTROL SYSTEMS, INC.

               STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT

                                                                  YEAR ENDED MARCH 31,
                                                             -------------------------------
                                                                   1998             1997
                                                             ---------------   -------------
REVENUE:
  Sales (Note 10) ........................................    $  3,823,059      $4,201,047
  Royalty income .........................................       2,063,250       2,394,250
                                                              ------------      ----------
    Total revenue ........................................       5,886,309       6,595,297
                                                              ------------      ----------
COSTS AND EXPENSES:
  Cost of products sold ..................................       2,339,973       2,378,743
  Selling, general and administrative expenses ...........       2,496,818       3,013,724
  Engineering, research and development expenses .........       1,775,917       1,778,294
                                                              ------------      ----------
    Total cost and expenses ..............................       6,612,708       7,170,761
                                                              ------------      ----------
OPERATING INCOME (LOSS) ..................................        (726,399)       (575,464)
                                                              ------------      ----------
OTHER INCOME (EXPENSES):
  Interest income ........................................           9,697          17,432
  Interest expense .......................................        (523,949)       (490,508)
  Other income ...........................................             941         167,300
                                                              ------------      ----------
    Total other income (expenses) ........................        (513,311)       (305,776)
                                                              ------------      ----------
NET LOSS .................................................      (1,239,710)       (881,240)
                                                              ============      ==========
NET INCOME (LOSS) PER COMMON SHARE--BASIC ................    $       (.47)     $     (.34)
                                                              ============      ==========
WEIGHTED AVERAGE NUMBER OF COMMON SHARES
  OUTSTANDING ............................................       2,636,954       2,585,212
                                                              ============      ==========

           See accompanying summary of significant accounting policies and notes to financial statements.

                         CARDIAC CONTROL SYSTEMS, INC.

                      STATEMENTS OF STOCKHOLDERS' EQUITY


                                          COMMON STOCK
                                    -------------------------   ADDITIONAL                                    CUMULATIVE
                                        NUMBER        PAR         PAID-IN       TREASURY      ACCUMULATED     TRANSLATION
                                      OF SHARES      VALUE        CAPITAL        STOCK          DEFICIT       ADJUSTMENT
                                    ------------- ----------- -------------- ------------- ----------------- ------------
BALANCE, March 31, 1996 ...........   2,532,942    $253,294    $21,857,388     $ (10,938)    $ (19,780,977)   $      --
Common shares issued, net of
  costs of $8,968..................      91,428       9,143        296,889            --                --           --
Stock warrants issued .............          --          --        152,376            --                --           --
Acquisition of treasury stock .....          --          --             --        (5,000)               --
Retirement of treasury stock ......      (4,999)       (500)       (15,438)       15,938                --
Translation adjustment ............          --          --             --            --                --       (7,055)
Net loss ..........................          --          --             --            --          (881,240)          --
                                      ---------    --------    -----------     ---------     -------------    ---------
BALANCE, March 31, 1997 ...........   2,619,371     261,937     22,291,215            --       (20,662,217)      (7,055)
Common shares issued ..............      29,368       2,937         39,991            --                --           --
Stock warrants issued .............          --          --         19,550            --                --           --
Translation adjustment ............          --          --             --            --                --       (5,904)
Net loss ..........................          --          --             --            --        (1,239,710)          --
                                      ---------    --------    -----------     ---------     -------------    ---------
BALANCE, March 31, 1998 ...........   2,648,739    $264,874    $22,350,756     $      --     $ (21,901,927)   $ (12,959)
                                      =========    ========    ===========     =========     =============    =========

           See accompanying summary of significant accounting policies and notes to financial statements.

                         CARDIAC CONTROL SYSTEMS, INC.

                           STATEMENTS OF CASH FLOWS

                                                                                   YEAR ENDED MARCH 31,
                                                                             ---------------------------------
                                                                                   1998              1997
                                                                             ----------------   --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss) .......................................................     $ (1,239,710)      $ (881,240)
 Adjustment to reconcile net income (loss) to net cash provided by
   (used for) operating activities:
  Depreciation and amortization ..........................................          506,675          551,225
  Gain on fixed asset disposals ..........................................          (12,935)         (12,957)
  Stock issued for payment of director's fees ............................           34,000               --
  Stock issued for payment of consulting fees ............................            8,928               --
  Cash provided by (used for):
   Accounts receivable ...................................................          279,169          382,515
   Inventories ...........................................................           95,941          514,807
   Prepaid expenses ......................................................           48,549         (192,039)
   Other assets ..........................................................          (10,811)         (50,588)
   Accounts payable ......................................................          200,197          327,535
   Due to related parties ................................................          106,000               --
   Accrued expenses ......................................................          (36,648)         (13,957)
   Deposits payable ......................................................          (40,150)        (126,962)
   Other liabilities .....................................................           12,046         (112,717)
   Deferred royalties ....................................................               --         (328,250)
                                                                               ------------       ----------
Net cash provided by (used for) operating activities .....................          (48,749)          57,372
                                                                               ------------       ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of property, plant and equipment ...............................         (471,992)        (544,628)
 Deferred merger costs ...................................................         (320,450)              --
 Proceeds from sale of equipment .........................................           29,458           22,633
                                                                               ------------       ----------
Net cash provided by (used for) investing activities .....................         (762,984)        (521,995)
                                                                               ------------       ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from issuance of common stock and stock warrants,
   net of issuance costs .................................................               --          301,032
 Deferred financing costs ................................................         (254,878)         (99,149)
 Net borrowings on line of credit ........................................          775,798               --
 Proceeds from long-term debt ............................................          463,149          163,253
 Repayments of long-term debt ............................................         (330,483)        (875,174)
                                                                               ------------       ----------
Net cash provided by (used for) financing activities .....................          653,586         (510,038)
                                                                               ------------       ----------
EFFECT OF EXCHANGE RATE CHANGES IN CASH ..................................           (5,904)          (7,055)
                                                                               ------------       ----------
NET INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS ........................................................         (164,051)        (981,716)
CASH AND CASH EQUIVALENTS--BEGINNING OF YEAR .............................          185,463        1,167,179
                                                                               ------------       ----------
CASH AND CASH EQUIVALENTS--END OF YEAR ...................................     $     21,412       $  185,463
                                                                               ============       ==========
SUPPLEMENTAL CASH FLOW INFORMATION:
 Interest paid during the year ...........................................     $    317,356       $  283,676
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
 FINANCING ACTIVITIES:
 Deferred financing costs incurred by issuance of stock warrants .........     $         --       $   81,000
 Treasury stock acquired for reinstatement of accounts payable ...........               --            5,000
 Reduction in accounts payable in exchange for common stock ..............               --            5,000
 Accounts payable incurred for costs of license fees .....................               --          200,000
 Debt discount incurred by issuance of stock warrants ....................           19,550           71,376
 Debt incurred for purchase of property and equipment ....................               --           15,345

           See accompanying summary of significant accounting policies and notes to financial statements.

                         CARDIAC CONTROL SYSTEMS, INC.

                  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

INVENTORIES

     Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method for raw material and supply inventories. Cost of work-in-process and finished goods inventories is determined based upon standard cost, which approximates cost on a FIFO basis.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost. Additions,improvements and expenditures that significantly extend the useful life of an asset are capitalized.

     Expenditures for repairs and maintenance are charged to operations as incurred. Depreciation and amortization are provided on the straight-line method for financial reporting purposes and accelerated methods for tax purposes over the estimated useful lives of the assets as follows:

   Building and building improvements ..................   10 - 30 years
   Land improvements ...................................        20 years
   Machinery and equipment .............................    5 -  6 years
   Office equipment and furniture and fixtures .........    5 - 10 years
   Vehicles ............................................    3 -  5 years
   Ancillary equipment .................................         2 years

DEFERRED COSTS AND FEES

     Deferred financing costs related to a mortgage note payable and other loan agreements are capitalized and amortized over the term of the loans (see Note
7). Deferred license fees related to a license to distribute products in Japan are capitalized and amortized over five years, the life of the license. Deferred merger costs relate to the proposed merger with Electro and will be a cost of the transaction when the merger occurs or charged to operations if the merger does not occur (see Note 13).

IMPAIRMENT OF LONG-LIVED ASSETS

     The Company evaluates impairment of long-lived assets in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," (SFAS 121). SFAS 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

TRANSLATION OF FOREIGN CURRENCY

     The financial statements of the non-U.S. division are translated into U.S. dollars as follows: all assets and liabilities at the year-end exchange rate and revenue and expenses at the average exchange rate. Adjustments resulting from the translation of financial statements are reflected as a separate component of stockholders' equity. Gains and losses resulting from foreign currency transactions are included in income currently and were not significant for the years ended March 31, 1998 and 1997.

REVENUE RECOGNITION

     Sales revenue and cost of sales are recognized as products are shipped and title passes, unless the buyer has a right to return the products. Sales revenue and cost of sales attributable to shipments that the buyer has the right to return are recognized when the return privilege has expired, usually upon resale (implant) of the products. Pursuant to a license agreement with a third-party distributor, the Company recognizes royalty income as leads are sold by the distributor.

ENGINEERING, RESEARCH AND DEVELOPMENT COSTS

     The Company capitalizes the cost of materials and equipment acquired or constructed for research and development activities that have alternative future uses. All other costs incurred for the purpose of product research, design, and development are charged to operations as incurred. Research and development costs included in engineering, research and development expenses on the statements of operations for the years ended March 31, 1998 and 1997 approximate $975,100 and $1,086,800, respectively.

INCOME TAXES

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("FAS 109"). FAS 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. Measurement of deferred income tax is based on enacted tax laws including tax rates, with the measurement of deferred income tax assets being reduced by available tax benefits not expected to be realized.

LOSS PER COMMON SHARE

     Loss per share is based upon the weighted average number of common shares outstanding during each period. Potential common shares have not been included since their effect would be anti-dilutive. Potential common shares include 397,475 stock options and 465,965 warrants. In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share," (FAS 128), which is effective for financial statements issued for periods ending after December 15, 1997. FAS 128 simplifies the standards for computing earnings per share and makes them comparable to international earnings per share standards. This statement replaces the presentation of primary EPS and fully diluted EPS with a presentation of basic EPS and diluted EPS, respectively. Basic EPS excludes dilution and is computed by dividing earnings available to common stockholders by the weighted-average number of common shares outstanding for the period. Similar to fully diluted EPS, diluted EPS reflects the potential dilution of securities that could share in the earnings. Adoption of this statement did not have a material effect on the Company's reported loss per share amounts.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments. Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of March 31, 1998. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash, accounts receivable, accounts payable, accrued expenses and deposits payable. Fair values were assumed to approximate carrying values for these financial instruments since they are short term in nature and their carrying amounts approximate fair values or they are receivable or payable on demand. The fair value of the Company's long-term debt is estimated based upon the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECENT ACCOUNTING PRONOUNCEMENT

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (FAS
130), and No. 131, "Disclosure about Segments of an Enterprise and Related Information" (FAS 131). FAS 130 establishes standards for reporting and displaying comprehensive income, its components and accumulated balances. FAS 131 establishes standards for the way that public companies report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. Both FAS 130 and FAS 131 are effective for periods beginning after December 15, 1997. The Company has not determined the impact that the adoption of these new accounting standards will have on its future financial statements and disclosures.

RECLASSIFICATIONS

     Certain reclassifications have been made to the financial statements previously reported for the year ended March 31, 1997 to conform with classifications used in the financial statements for the year ended March 31, 1998.

                         CARDIAC CONTROL SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS

     CardiacControlSystems,Inc. (the "Company") was incorporated in June 1980 as a Delaware Corporation. The Company is engaged in the design, development, manufacture and marketing of implantable cardiac pacemaker systems, consisting of implantable pacemakers, connecting electrode leads and devices used for programming and monitoring the pacemaker systems. The Company commenced its principal business operations during the year ended March 31, 1986 after the commercial release of its initial single-chamber pacemaker system. The Company has received clearance from the United States Food and Drug Administration (the "FDA") to commercially distribute and market a line of the Company's pacemaker systems.

     In August 1996, the Company formed a division in Tokyo, Japan to distribute and market the Company's products in Japan. The Company has obtained the appropriate licensing for the sale of several of its products in Japan.

2. GOING CONCERN AND MANAGEMENT'S PLANS

     As shown in the accompanying financial statements, the Company has experienced significant losses which have resulted in an accumulated deficit of $21,901,927. The Company has also experienced severe cash flow shortages which have resulted in a decrease in operating activity and have caused the Company to significantly reduce its labor force. In addition, royalties of $2,063,250 and $2,394,250 during fiscal 1998 and 1997, respectively, received under a license agreement ceased in January 1998. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

     The Company has executed a letter of intent to merge with Electro-Catheter Corporation (see Note 13). It is believed that as a result of this merger, the combined entity will be able to generate significant volume and cost savings, allowing the realization of profitable operations and positive cash flow within a 12- to 18-month period post completion of the merger. It is also believed that this merger will also provide the vehicle and opportunity for additional acquisitions of like companies, further building critical mass and enhancing growth potential.

     As a condition of this merger, the Company is planning to raise a minimum of $4 million in a combination of debt and equity. This capital will be utilized to fund the ongoing operations of the two companies, as well as the research and development of new technologies. Management believes that such financing will occur and that sufficient funds will be provided to overcome its financial difficulties. However, no assurances can be given that the Company will be successful in obtaining financing and completing the merger, and if the Company is unable to obtain adequate financing, there remains substantial doubt concerning the Company's ability to continue as a going concern.

                         CARDIAC CONTROL SYSTEMS, INC.

3. ACCOUNTS RECEIVABLE

     Accounts receivable at March 31, 1998 are summarized as follows:

   Trade accounts receivable ...............    $677,281
   Other accounts receivable ...............       2,265
                                                --------
                                                 679,546
   Allowance for doubtful accounts .........      (5,873)
                                                --------
                                                $673,673
                                                ========

4. INVENTORIES

     Inventories at March 31, 1998 consist of the following:

   Raw materials and supplies .........    $  859,836
   Work-in-process ....................       315,643
   Finished goods .....................       285,166
                                           ----------
                                            1,460,645
   Reserve for obsolescence ...........       (36,948)
                                           ----------
                                           $1,423,697
                                           ==========

     Finished goods inventories include approximately $192,000 of products consigned to customers and independent sales representatives at March 31, 1998.

5. PROPERTY, PLANT AND EQUIPMENT

     Components of property, plant and equipment at March 31, 1998 are as follows:

   Land ..................................................................    $    123,300
   Building and building improvements ....................................       1,788,251
   Land improvements .....................................................          29,450
   Machinery and equipment ...............................................       1,147,277
   Office equipment ......................................................         559,593
   Furniture and fixtures ................................................         149,620
   Ancillary equipment ...................................................       1,250,743
   Construction in progress (estimated costs to complete $300,000)........         577,620
                                                                              ------------
                                                                                 5,625,854
   Accumulated depreciation ..............................................      (3,651,758)
                                                                              ------------
                                                                              $  1,974,096
                                                                              ============

     Depreciation expense for the years ended March 31, 1998 and 1997 was $268,697 and $310,797, respectively.

6. RELATED PARTY TRANSACTIONS

     As of March 31, 1998, $106,000 was due to an affiliate owned by a director of the Company for consulting services provided to the Company during fiscal 1998.

                         CARDIAC CONTROL SYSTEMS, INC.

6. RELATED PARTY TRANSACTIONS--(CONTINUED)

     During the year ended March 31, 1998, the Company repaid in full $200,983 of advances from the Chairman of the Board and President of the Company under certain promissory notes.

7. LONG-TERM DEBT

     Long-term debt consists of the following at March 31, 1998:

   Sirrom mortgage note, net of discount (see note below) .........    $  1,480,450
   CBC line of credit (see note below) ............................         775,798
   CBC term note (see note below) .................................         237,500
   Other ..........................................................          19,654
                                                                          2,513,402
   Less current portion ...........................................      (1,021,682)
                                                                       ------------
   Total ..........................................................    $  1,491,720
                                                                       ============

     Aggregate maturities of long-term debt over future years are as follows:

     1999 .........    $1,021,682
     2000 .........     1,485,642
     2001 .........         3,539
     2002 .........         2,539
                       ----------
                       $2,513,402
                       ==========

SIRROM

     On March 31, 1995, the Company entered into a Loan and Security Agreement (the "Loan Agreement") with Sirrom Capital Corporation ("Sirrom") and executed a $1,500,000 secured promissory note. Interest on the note is payable monthly at 13.5% and principal is due on March 31, 2000. The note is secured by a first mortgage lien on all the Company's real and personal property, excluding inventory and accounts receivable, but including general intangibles such as its patents and royalties. The Loan Agreement restricts the Company from incurring additional indebtedness in excess of $200,000 annually without the lender's consent. In addition, the Company must give the lender advance notice of certain events, such as dividend payments, certain new stock issues, reorganizations, and merger or sale of substantially all assets.

     In connection with the Loan Agreement, the Company originally granted the lender warrants to purchase 100,000 shares of the Company's common stock at $.01 per share. An additional 50,000 warrants to purchase shares of common stock at $.01 per share will be granted to the lender upon each anniversary date, beginning March 31, 1997 through March 31, 1999, that any amount owed to Sirrom shall be outstanding. On March 31, 1997 and 1998, the Company granted Sirrom 50,000 additional warrants pursuant to this agreement. The Company recorded $279,000 (100,000 shares) in fiscal 1995, $71,376 (50,000 shares) in fiscal 1997 and $19,550 (50,000 shares) in fiscal 1998 as a debt discount with the offset to additional paid-in capital, representing the difference between the estimated fair market value of the underlying stock at the date of grant and $.01 per share (see Note 8). This has resulted in an effective interest rate of approximately 24% on the Sirrom debt. The Sirrom note includes an unamortized debt discount of $19,550 at March 31, 1998.

                         CARDIAC CONTROL SYSTEMS, INC.

7. LONG-TERM DEBT--(CONTINUED)

CBC

     On June 13, 1997, the Company entered into a Loan Agreement ("Agreement") with Coast Business Credit ("CBC") for a maximum borrowing of $3.5 million, which includes a line of credit up to $2.7 million, a $500,000 Subline for capital expenditures ("CAPEX"), which was unused at March 31, 1998, and a $300,000 Term Loan. The maximum borrowing base available under the line of credit is based upon eligible receivables and inventory as defined in the Agreement. The maturity date for the Agreement is June 30, 2000. The CAPEX and the term loan are based upon a 48-month amortization period. The interest rate on the line of credit is equal to the prime rate plus 2% (10.5% at March 31, 1998), and the interest rate for the Term Loan and the CAPEX Subline is equal to the prime rate plus 2.25% (10.75% at March 31, 1998). Borrowings under the Agreement are collateralized by a first security interest in substantially all of the assets of the Company. The agreement also contains a minimum tangible net worth requirement, of which the Company was in violation as of March 31, 1998. Accordingly, the amounts due under the CBC agreement as of March 31, 1998 amounting to $1,013,298 have been classified as current. In addition, CBC was granted a warrant to purchase 37,500 shares of stock at $4 per share, expiring June 30, 2002.

     In conjunction with the Agreement, Company obtained an Intercreditor and Subordination Agreement between CBC and Sirrom. This agreement provided that Sirrom subordinate its first security interest in the Company's real estate to CBC limited however to $500,000 secured by the Sirrom mortgage. As consideration for its waiver of its first security interest in the assets of the Company, Sirrom was granted warrants to purchase 50,000 shares of stock at $5 per share, exercisable at any time and expiring five years from the date of the Warrant Agreement.

     On June 11, 1998, the CBC Loan Agreement was amended to include an additional $250,000 bridge loan bearing interest at prime plus 5% and due on August 31, 1998. The warrant originally granted to CBC to purchase 37,500 shares of stock was also amended. The exercise price was reduced from $4 per share to $.40 per share. In addition, CBC was granted a second warrant to purchase 25,000 shares of stock at $.40 per share. The warrant expires June 30, 2002.

8. STOCKHOLDERS' ISSUANCE OF COMMON SHARES EQUITY

     In May 1996, Sirrom purchased 50,000 shares of common stock for $5.00 per share. In June 1996, the Company issued 1,428 shares of common stock as payment for accounts payable of $5,000 to a third party. The accounts payable balance was then reinstated in March 1997, in conjunction with the Company's purchase of 1,428 shares of treasury stock.

     In January 1997, the Company entered into a supply agreement with a major defibrillator manufacturer whereby the Company will be the exclusive outside supplier of a defibrillation lead. The agreement expires in December 1999. In connection with this agreement, the manufacturer paid the Company $200,000 and received 40,000 shares of common stock valued at $60,000, representing the quoted market price of the common shares. The difference between the purchase price and the value assigned to the common stock of $140,000 was recorded as a gain on sale of the technology underlying the supply agreement included in other income.

     During the year ended March 31, 1998, the Company issued 23,654 shares of common stock as payment of directors' fees, which were valued at $34,000 and 5,714 shares of common stock as payment for consulting services which were valued at $8,928.

                         CARDIAC CONTROL SYSTEMS, INC.

8. STOCKHOLDERS' ISSUANCE OF COMMON SHARES EQUITY--(CONTINUED)

STOCK OPTION PLAN

     On September 9, 1987, the Company's Board of Directors adopted the 1987 Non-Qualified Stock Option Plan (the "1987 Plan"). On February 7, 1992, the Company's Board of Directors adopted the 1992 Non-Qualified Stock Option Plan (the "1992 Plan"). In fiscal 1995, the Company combined the 1987 Plan and the 1992 Plan. This Plan provides the Board of Directors with the authority to grant officers, directors, and employees of the Company non-qualified options to purchase up to a maximum of 400,000 shares of the Company's common stock. Options granted under the Plan expire five years after the date the options are granted or upon termination of employment.

     The Company applies APB Opinion 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for options issued to employees. Accordingly, no compensation cost has been recognized for options granted to employees at exercise prices which equal or exceed the market price of the Company's common stock at the date of grant. Options granted at exercise prices below market prices are recognized as compensation cost measured as the difference between market price and exercise price at the date of grant.

     Statement of Financial Accounting Standards No. 123 (FAS 123) "Accounting for Stock-Based Compensation," requires the Company to provide pro forma information regarding net income and earnings per share as if compensation cost for the Company's employee stock options had been determined in accordance with the fair value based method prescribed in FAS 123. The Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1998 and 1997, respectively: no dividend yield for both years, an expected life of five years for both years, expected volatility of 60% and 44% and risk-free interest rates of 6.6% and 6.4%.

     Under the accounting provisions of FAS 123, the Company's net loss and loss per share would have been increased to the pro forma amounts indicated below:

                                  1998              1997
                            ----------------   --------------
   NET LOSS
    As reported .........     $ (1,239,710)      $ (881,240)
    Pro forma ...........       (1,264,723)        (952,300)
   LOSS PER SHARE
    As reported .........     $       (.47)      $     (.34)
    Pro forma ...........             (.48)            (.37)

                         CARDIAC CONTROL SYSTEMS, INC.

8. STOCKHOLDERS' ISSUANCE OF COMMON SHARES EQUITY--(CONTINUED)

     A summary of the status of options under this plan as of March 31, 1998 and 1997 and changes during the years ending on those dates are presented below:

                                                               1998                                1997
                                                 ---------------------------------   --------------------------------
                                                                 WEIGHTED-AVERAGE                    WEIGHTED-AVERAGE
                                                    SHARES        EXERCISE PRICE        SHARES        EXERCISE PRICE
                                                 ------------   ------------------   ------------   -----------------
Balance at beginning of year .................      309,969            $3.72            305,186           $4.02
 Granted .....................................       88,500             1.04             84,429            3.50
 Forfeited or expired ........................      (24,542)            5.25            (79,646)           4.55
                                                    -------            -----            -------           -----
Balance at end of year .......................      373,927            $2.93            309,969           $3.72
                                                    =======            =====            =======           =====
Options exercisable at year end ..............      350,617            $2.89            244,658           $3.69
Options granted during the year at exercise
  prices which exceed market price of stock at
  date of grant:
 Weighted average exercise price .............       88,500            $1.04             74,429           $3.50
 Weighted average fair value .................       88,500              .47             74,429             .73
Options granted during the year at exercise
  prices which equal market price of stock at
  date of grant:
 Weighted average exercise price .............           --            $  --             10,000           $3.50
 Weighted average fair value .................           --               --             10,000            1.66

     The following table summarizes information about fixed stock options at March 31, 1998:

                                             OPTIONS OUSTANDING                                OPTIONS EXERCISABLE
                         ----------------------------------------------------------   -------------------------------------
                              NUMBER                                                        NUMBER
RANGE OF                  OUTSTANDING AT     WEIGHTED-AVERAGE     WEIGHTED-AVERAGE      EXERCISABLE AT     WEIGHTED-AVERAGE
EXERCISE PRICE            MARCH 31, 1998         REMAINING        CONTRACTUAL LIFE     EXERCISE PRICES      MARCH 31, 1998
----------------------   ----------------   ------------------   ------------------   -----------------   -----------------
$1.00.................         87,000           4.1 Years               $1.00               87,000              $1.00
$3.50 to 3.63.........        286,927           2.1 Years                3.52              263,617               3.52
                              -------                                                      -------
                              373,927                                                      350,617
                              =======                                                      =======

NON-PLAN STOCK OPTIONS


     The Company has granted options to independent sales representatives, Board of Directors and others. The total number of non-plan stock options outstanding at March 31, 1998 and 1997 were 23,548 and 31,406, respectively. The total number of exercisable non-plan stock options at March 31, 1998 and 1997 were 21,548 and 24,073, respectively. The exercise price for these options range from $.40 to $10.50 per share. These options are exercisable over five-year periods and expire five years from the date of grant. The value of these options was not material, and accordingly, no compensation cost has been recognized by the Company.

                         CARDIAC CONTROL SYSTEMS, INC.

8. STOCKHOLDERS' ISSUANCE OF COMMON SHARES EQUITY--(CONTINUED)

COMMON STOCK PURCHASE WARRANTS

     Common stock purchase warrants outstanding at March 31, 1998 are as follows:


                                                NUMBER OF      EXERCISE
                                               UNDERLYING       PRICE       EXPIRATION
                                                 SHARES       PER SHARE        DATE
                                              ------------   -----------   -----------
   Converted debenture holders ............     100,000         $5.00         3/31/99
   Sirrom (Note 7) ........................     200,000         $ .01         3/31/00
   Sirrom (see note below) ................      50,000         $ .01        10/18/00
   Sirrom (Note 7) ........................      50,000         $5.00          6/6/02
   Coast Business Credit (Note 7) .........      37,500         $4.00         6/30/02
   Employees ..............................       3,465         $ .18         8/21/02
   Grupo Taper (see note below) ...........      25,000         $ .80          8/5/07

     All of the above warrants were exercisable at March 31, 1998, except for Grupo Taper, of which 25,000 are unexercisable. The warrants issued to Grupo Taper become exercisable according to the following schedule: (i) 50,000 shares shall be exercisable one year after the Company achieves ISO and CE approval if the Distribution Agreement is still in force and if Grupo has achieved at least 60% of its forecasted sales commitment; (ii) 25,000 shares shall be exercisable after December 20, 1997 if the Distribution Agreement is in force and Grupo has achieved 60% of its forecasted sales commitment for the year ended December 20, 1997; and (iii) 25,000 shares shall be exercisable after December 20, 1998 if the Distribution Agreement is in force and if Grupo has achieved its forecasted sales commitment over the two-year period ending December 20, 1998. Certain of the above warrants contain "piggy-back" registration rights and anti-dilution provisions.

     The Company granted Sirrom 25,000 warrants in October 1995 and 25,000 in May 1996 at an exercise price of $.01 per share. These warrants were issued under an agreement whereby Sirrom gave up a first security interest as a result of the issuance of a note payable. The Company recorded $81,000 during the year ended March 31, 1997 as deferred financing costs and additional paid-in capital, representing the difference between the estimated fair market value of the underlying stock at the date of grant and $.01 per share.

                         CARDIAC CONTROL SYSTEMS, INC.

8. STOCKHOLDERS' ISSUANCE OF COMMON SHARES EQUITY--(CONTINUED)

COMMON STOCK RESERVED

     The aggregate number of shares of the Company's common stock reserved for future issuance at March 31, 1998 is summarized as follows:


   Common stock options:
    1987/1992 Stock Option Plan .........    396,407
    Non-plan ............................     31,318
   Common stock purchase warrants:
    Sirrom Capital Corporation ..........    300,000
    Grupo Taper .........................     25,000
    Converted debenture holders .........    100,000
    Coast Business Credit ...............     37,500
    Employees ...........................      3,465
    Directors' compensation .............     69,765
                                             -------
                                             963,455
                                             -------

9. INCOME TAXES

     Significant components of the Company's deferred income tax assets and liabilities at March 31, 1998 are as follows:


   Deferred tax assets:
    Accrued liabilities ..........................    $     99,000
    Net operating loss carryforwards .............       6,785,000
    Inventory ....................................         148,000
    Amortization .................................          42,000
    Other ........................................           3,000
    Gross deferred tax assets ....................       7,077,000
    Deferred tax liability--depreciation .........        (409,000)
    Valuation allowance ..........................      (6,668,000)
    Net deferred taxes ...........................    $         --

     The net change in the valuation allowance for deferred tax assets was a decrease of $178,000 in fiscal 1998. As of March 31, 1998, the Company has approximately $18,900,000 of tax net operating loss carryforwards (NOLs) available that expire from 1998 through 2011. The tax benefit of these losses of approximately $6,426,000 has been offset by a valuation allowance sufficient to reduce the deferred tax asset to an amount management believes is more likely than not to be realized.

     The provision for income taxes differs from the amounts computed by applying the Federal statutory rates to loss before taxes due to the following:

                                                                              1998           1997
                                                                          ------------   ------------
   Provisions for Federal income taxes at the statutory rate ..........       (34.0%)        (34.0%)
   Loss producing no current tax benefit ..............................        34.0%          34.0%
                                                                              -----          -----
   Taxes on income ....................................................          --             --
                                                                              =====          =====

                         CARDIAC CONTROL SYSTEMS, INC.

10. SEGMENT DATA AND SIGNIFICANT CUSTOMERS

     The Company operates in a single industry segment, that of providing implantable medical products to the health care industry. During the years ended March 31, 1998 and 1997, the Company exported its products to European, Japanese and Asian distributors and exported components and assemblies to certain European manufacturers. Sales by geographic area for the years ended March 31, 1998 and 1997 are as follows:

GEOGRAPHIC AREA                    1998            1997
---------------------------   -------------   -------------
   United States ..........    $3,047,963      $3,486,511
   Europe .................       605,440         626,508
   Japan/Asia .............       169,656          88,028
                               ----------      ----------
                               $3,823,059      $4,201,047
                               ==========      ==========

     The Company's products are primarily distributed through independent sales representatives in the United States. During the year ended March 31, 1998, two of the Company's independent sales representatives each accounted for in excess of 10% of the Company's sales and in the aggregate accounted for $897,492 (23%) of the Company's sales. During the year ended March 31, 1997, two of the Company's independent sales representatives each accounted for in excess of 10% of the Company's sales and in the aggregate accounted for $892,279 (21%) of the Company's sales.

     Further, pursuant to an electrode lead Supply Agreement with Intermedics Inc., the Company sold $1,095,076 and $1,954,408 of product to Intermedics Inc. for the years ended March 31, 1998 and 1997, respectively, which accounted for 29% and 47% of the Company's sales.

11. COMMITMENTS AND CONTINGENCIES

PATENT LICENSING AGREEMENTS

     Effective July 1, 1986, the Company renegotiated its exclusive license to a patented electrode-wire coating system that was originally acquired by the Company on July 1, 1981. The modified license agreement requires the payment of royalties equal to a percentage of sales of products manufactured using the patented technology. The license became non-exclusive on July 1, 1994. The term of the license agreement expires upon the expiration date of the patent, July, 2009. Royalty expense under the terms of the agreement for the years ended March 31, 1998 and 1997 was $39,564 and $62,655 respectively. Further, on March 29, 1993, the licensor executed a sublicense agreement with the Company, enabling an unrelated company to manufacture the licensed product.

PURCHASE OBLIGATIONS

     During the year ended March 31, 1989, the Company entered into an agreement for the procurement of hybrid microelectronic circuits. The development of circuits for the Company's atrial-controlled ventricular and single-chamber pacing products was completed in fiscal 1992. Development of the circuits for the Company's dual-chamber devices was completed in fiscal 1993. As of March 31, 1998, the Company's future maximum purchase obligation approximated $629,000.

     During the year ended March 31, 1990, the Company entered into an agreement for the procurement of integrated circuits. The development of these circuits was completed in fiscal 1992. As

                         CARDIAC CONTROL SYSTEMS, INC.

11. COMMITMENTS AND CONTINGENCIES--(CONTINUED)

of March 31, 1998, the Company's future maximum purchase obligation approximated $235,000, of which approximately $165,000 has been prepaid by the Company.

LEGAL PROCEEDINGS

     The Company is party to various legal proceedings arising in the normal conduct of business. Management believes that the final outcome of these proceedings will not have a material adverse effect upon the Company's financial position or results of operations.

12. SUBSEQUENT EVENT

     During April 1998, the Company issued $300,000 of 8% convertible debentures. Interest is payable in cash or stock, or a combination thereof, on each April 30 and October 31 commencing October 31, 1998 and ending April 24, 2003, at which time all outstanding principal and interest is due. The debentures are convertible from April 24, 1998 through the day immediately prior to the maturity date at a rate of one share of common stock for each $.40 of outstanding principal. The conversion price is adjustable upon the occurrence of certain events.

13. PROPOSED MERGER

     In October 1997, the Company executed a letter of intent to merge with Electro-Catheter Corporation ("Electro"), wherein CCS Subsidiary, Inc. ("Sub") a newly-formed New Jersey corporation and wholly-owned subsidiary of the Company will merge into Electro pursuant to an Agreement and Plan of Reorganization among the Company, Electro and Sub. If the merger is consummated, of which there can be no assurance, the separate corporate existence of Sub will cease and Electro will become a wholly-owned subsidiary of the Company. Simultaneously with the merger, the Company will reorganize into a holding company structure, whereby the Company will become a direct, wholly-owned subsidiary of Catheter Technology Group, a Delaware corporation and a holding company ("CTG"). The stockholders of the Company will become stockholders of CTG and will continue to hold their shares of capital stock without any change in number, designation, terms or rights. Pursuant to the merger, each outstanding share of Electro common stock will be converted into the right to receive one share of common stock, $.10 par value, of CTG. The proposed merger will result in the reverse acquisition by Electro stockholders of CTG due to the fact that the number of shares of CTG common stock to be issued to Electro's current stockholders will represent approximately 55% of the outstanding CTG common stock.

                         INDEPENDENT AUDITORS' REPORT


The Board of Directors
Electro-Catheter Corporation:


     We have audited the financial statements of Electro-Catheter Corporation as listed in the accompanying index. In connection with our audits of the financial statements, we also have audited the financial statement schedule as listed in the accompanying index. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Electro-Catheter Corporation at August 31, 1998 and 1997, and the results of its operations and its cash flows for each of the years in the three-year period ended August 31, 1998 in conformity with generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations, has a net capital deficiency and has limited working capital resources which raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements and financial statement schedule do not include any adjustments that might result from the outcome of this uncertainty.


                                                  /s/ KPMG PEAT MARWICK LLP


Short Hills, New Jersey
October 30, 1998

                         ELECTRO-CATHETER CORPORATION

                                BALANCE SHEETS

                           AUGUST 31, 1998 AND 1997



                                                                               1998               1997
                                                                         ----------------   ----------------
ASSETS
Current assets:
 Cash and cash equivalents ...........................................    $     168,762      $      98,127
 Accounts receivable, less allowance for doubtful accounts of
   $213,589 in 1998 and $152,070 in 1997..............................          723,753            988,859
 Inventories .........................................................        1,253,456          1,242,367
 Prepaid expenses and other current assets ...........................           68,538            168,781
                                                                          -------------      -------------
  Total current assets ...............................................        2,214,509          2,498,134
Property, plant and equipment, net ...................................          653,452            777,663
Deferred merger costs ................................................          234,253                 --
Other assets, net ....................................................           80,733             97,275
                                                                          -------------      -------------
  Total assets .......................................................    $   3,182,947      $   3,373,072
                                                                          =============      =============
LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities:
 Current installments of capitalized lease obligations ...............           73,279             50,734
 Accounts payable - trade ............................................          774,200            566,816
 Accrued expenses ....................................................          341,646            461,118
 Accrued merger costs ................................................          181,319                 --
 Accrued interest due to The T Partnership, a related party ..........          293,764             17,472
 Accrued litigation expenses .........................................          265,134            443,820
                                                                          -------------      -------------
  Total current liabilities ..........................................        1,929,342          1,539,960
Subordinated debentures and promissory note due to
 The T Partnership, a related party ..................................        2,247,125          1,747,125
Capitalized lease obligation, excluding current installments .........          196,614            222,277
                                                                          -------------      -------------
  Total liabilities ..................................................        4,373,081          3,509,362
                                                                          -------------      -------------
STOCKHOLDERS' DEFICIENCY:
 Common stock $.10 par value
  Authorized 20,000,000 shares; issued 6,390,389 in 1998
    and 6,383,611 in 1997 ............................................          639,039            638,361
  Additional paid-in capital .........................................       10,704,803         10,682,008
  Accumulated deficit ................................................      (12,533,976)       (11,456,659)
                                                                          -------------      -------------
   Total stockholders' deficiency ....................................       (1,190,134)          (136,290)
                                                                          -------------      -------------
  Commitments and contingencies
  Total liabilities and stockholders' deficiency .....................    $   3,182,947      $   3,373,072
                                                                          =============      =============


                          See accompanying notes to financial statements.

                         ELECTRO-CATHETER CORPORATION

                           STATEMENTS OF OPERATIONS

                  YEARS ENDED AUGUST 31, 1998, 1997 AND 1996





                                                                     1998               1997              1996
                                                               ----------------   ----------------   -------------
Net revenues, including research and development revenue of
  $0 in 1998, $544,293 in 1997 and $155,707 in 1996.........     $  5,347,042       $  6,648,438      $7,362,436
Cost of goods sold .........................................        3,608,923          4,041,486       4,079,502
                                                                 ------------       ------------      ----------
    Gross profit ...........................................        1,738,119          2,606,952       3,282,934
Operating expenses:
  Selling, general and administrative ......................        1,974,468          2,384,127       2,954,991
  Research and development .................................          527,007            881,728       1,010,073
                                                                 ------------       ------------      ----------
    Operating loss .........................................         (763,356)          (658,903)       (682,130)

Other income (expense):
  Interest income ..........................................               --                 --              86
  Interest expense .........................................         (313,961)          (249,384)       (210,896)
  Litigation expenses ......................................               --           (446,655)             --
                                                                 ------------       ------------      ----------
    Net loss ...............................................     $ (1,077,317)      $ (1,354,942)     $ (892,940)
                                                                 ============       ============      ==========
  Net loss per basic and diluted common share ..............     $      (0.17)      $      (0.21)          (0.14)


                          See accompanying notes to financial statements.

                         ELECTRO-CATHETER CORPORATION

                 STATEMENTS OF STOCKHOLDERS' DEFICIENCY/EQUITY

                  YEARS ENDED AUGUST 31, 1998, 1997 AND 1996



                                                                      ADDITIONAL                               TOTAL
                                                         COMMON         PAID-IN         ACCUMULATED        STOCKHOLDERS'
                                                         STOCK          CAPITAL           DEFICIT        DEFICIENCY/EQUITY
                                                      -----------   --------------   ----------------   ------------------
Balances at August 31, 1995 .......................    $633,630      $10,615,298      $  (9,208,777)       $  2,040,151
Stock options exercised ...........................       2,350           18,213                 --              20,563
Employee stock plan ...............................         287              779                 --               1,066
Common stock issued for services rendered .........       1,104           10,631                 --              11,735
Amortization of deferred compensation
 expense on stock options .........................          --           34,395                 --              34,395
Net loss ..........................................          --               --           (892,940)           (892,940)
                                                       --------      -----------      -------------        ------------
Balances at August 31, 1996 .......................    $637,371      $10,679,316      $ (10,101,717)       $  1,214,970
Employee stock plan ...............................         990            2,692                 --               3,682
Net loss ..........................................          --               --         (1,354,942)         (1,354,942)
                                                       --------      -----------      -------------        ------------
Balances at August 31, 1997 .......................    $638,361      $10,682,008      $ (11,456,659)       $   (136,290)
                                                       ========      ===========      =============        ============
Employee stock plan ...............................         678            1,483                 --               2,161
Amortization of deferred compensation
 expense on stock options .........................          --           21,312                 --              21,312
Net loss ..........................................          --               --         (1,077,317)         (1,077,317)
                                                       --------      -----------      -------------        ------------
Balances at August 31, 1998 .......................    $639,039      $10,704,803      $ (12,533,976)       $ (1,190,134)
                                                       ========      ===========      =============        ============


                          See accompanying notes to financial statements.

                         ELECTRO-CATHETER CORPORATION

                           STATEMENTS OF CASH FLOWS

                  YEARS ENDED AUGUST 31, 1998, 1997 AND 1996



                                                                  1998             1997            1996
                                                            ---------------- ---------------- --------------
Cash flows from operating activities: .....................
 Net loss .................................................   $ (1,077,317)    $ (1,354,942)    $ (892,940)
 Reconciliation of net loss to
   net cash used in operating activities:
  Depreciation and amortization ...........................        126,295          145,614        130,524
  Amortization of deferred charges ........................          8,333            8,333          8,333
  Changes in assets and liabilities:
   Decrease in accounts receivable, net ...................        265,106           27,342        190,087
   (Increase) decrease in inventories .....................        (11,089)         619,812        230,900
   Decrease (increase) in prepaid expenses and
      other current assets ................................        100,243         (104,437)       (21,314)
   Decrease in other assets, net ..........................          8,209           17,799          4,207
   Decrease (increase) in deferred revenues ...............             --         (144,293)       144,293
   Increase in deferred merger costs ......................        (52,934)              --             --
   Increase (decrease) in accounts payable
      and accrued expenses ................................        255,981          747,747       (340,700)
                                                              ------------     ------------     ----------
Net cash used in operating activities .....................       (377,173)         (37,025)      (546,610)
                                                              ------------     ------------     ----------
Cash flows used in investing activities--
 Purchases of property, plant and equipment ...............         (2,085)        (115,292)       (34,167)
                                                              ------------     ------------     ----------
Cash flows from financing activities:
 Net proceeds from issuance of subordinated debentures,
   promissory notes and warrants ..........................        500,000          100,000        547,125
 Proceeds from exercise of stock options ..................             --               --         20,563
 Proceeds from employee stock purchase plan ...............          2,161            3,682          1,066
 Repayment of debt ........................................        (52,268)        (128,521)       (17,079)
                                                              ------------     ------------     ----------
 Net cash provided by (used in) financing activities ......        449,893           24,839        551,675
                                                              ------------     ------------     ----------
 Net increase (decrease) in cash and cash equivalents .....         70,635         (177,156)       (29,102)
  Cash and cash equivalents at beginning of year ..........         98,127          275,283        304,385
                                                              ------------     ------------     ----------
  Cash and cash equivalents at end of year ................   $    168,762     $     98,127     $  275,283
                                                              ============     ============     ==========
  Interest paid ...........................................   $    308,962     $    241,049        199,724
  Property, plant and equipment acquired under
    capitalized lease obligations .........................   $     49,150     $    256,287     $   49,268


                          See accompanying notes to financial statements.

                         ELECTRO-CATHETER CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

                        AUGUST 31, 1998, 1997 AND 1996


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (A) NATURE OF BUSINESS


     Electro-Catheter Corporation ("Company") has been in business for over 37 years. The Company develops, manufactures, markets, and sells products for hospitals and physicians. These products are diagnostic and therapeutic catheters which are utilized in connection with illnesses of the heart and circulatory system. The Company has targeted electrophysiology as its focal area for future growth, but intends to maintain and develop products for emergency care, cardiac surgery, invasive and non-invasive cardiology and invasive radiology.


     (B) REVENUE RECOGNITION


     Revenues are recognized at the time of shipment and provisions, when appropriate, are made where the right to return exists, Revenue under service contracts are accounted for as the services are performed.


     (C) CASH AND CASH EQUIVALENTS

     For purposes of the statements of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents are carried at cost which approximates market value.

     (D) CONCENTRATIONS OF CREDIT RISK


     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of trade accounts receivable. The Company's customer base is primarily comprised of hospitals in the U.S. and distributors outside the U.S. As of August 31, 1998, the Company believes it has no significant concentration of credit risk with its accounts receivable.


     (E) INVENTORY VALUATION

     Inventories are stated at the lower of cost (first-in, first-out method) or market.

     (F) PATENTS AND TRADEMARKS

     Patents and trademarks are recorded at cost and are amortized on a straight-line basis over their useful lives. Such costs, net of accumulated amortization, are included in other assets, net in the accompanying balance sheets.

     (G) PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is carried at cost. Plant and equipment is depreciated using the straight-line method over the estimated useful lives of the assets.

     Repairs and maintenance costs are charged to operations as incurred.

     Betterments are capitalized. Leasehold improvements are amortized over the term of the lease or the useful life of the asset, whichever is shorter.

                         ELECTRO-CATHETER CORPORATION

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

     When assets are retired or otherwise disposed, the cost and related accumulated depreciation are removed from the related accounts, and any resulting gain or loss is recognized in operations for the period.

     (H) RESEARCH AND DEVELOPMENT

     Research and development costs are charged to expense when incurred.

     (I) ACCOUNTING FOR INCOME TAXES

     Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when such differences are expected to reverse. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for any tax benefits which are not expected to be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period in which such tax rate changes are enacted.

     (J) USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.

     Actual results could differ from those estimates.

     (K) STOCK-BASED COMPENSATION


     Prior to September 1, 1996, the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On September 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation," which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.


     (L) LOSS PER SHARE

     Basic and Dilutive loss per share is computed in accordance with SFAS No. 128 using the weighted average number of shares outstanding during each year. Shares issuable upon exercise of outstanding stock options, warrants and conversion of debentures are not included in the computation of diluted loss per share because the result of their inclusion would be anti-dilutive (see notes 7 and 10).

                         ELECTRO-CATHETER CORPORATION

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

     The weighted average number of shares of common stock used in the computation of loss per share was approximately 6,388,000 in 1998, 6,388,000 in 1997 and 6,354,000 in 1996.


     (M) LONG-LIVED ASSETS TO BE DISPOSED OF

     In accordance with SFAS No. 121, the Company reviews long-lived assets for impairment whenever events or changes in business circumstances occur that indicate that the carrying amount of the assets may not be recoverable. The Company assesses the recoverability of long-lived assets held and to be used based on undiscounted cash flows, and measures the impairment, if any, using discounted cash flows. Adoption of SFAS No. 121 in fiscal 1997 did not have any impact on the Company's financial position, operating results or cash flows.


     (N) FINANCIAL INSTRUMENTS

     The carrying amounts of cash and cash equivalents and other current assets, current liabilities and subordinated debt approximate fair value due to the short-term maturity of these instruments.


(2) LIQUIDITY


     The accompanying financial statements have been prepared on a going concern basis which contemplates the continuation of operations, realization of assets and liquidation of liabilities in the ordinary course of business. The Company incurred net losses of $1,077,317, $1,354,942 and $892,940 for the years ended August 31, 1998, 1997 and 1996, respectively, and at August 31, 1998 had an accumulated deficit of $12,533,976. The net losses incurred by the Company have consumed working capital and weakened the Company's financial position. The Company's ability to continue in business is dependent upon its success in generating sufficient cash flow from operations or obtaining additional financing. The Company continues to re-evaluate its plans and adopt certain cost reduction measures. The contemplated merger between the Company and Cardiac Control Systems, Inc. ("CCS") is contingent upon raising sufficient capital to support each Company's product development efforts (see note 16). However, there can be no assurance that the merger will occur or the Company will be able to generate the funding required.


(3) INVENTORIES

     Inventories consisted of the following:


                                            1998           1997
                                       -------------   ------------
   Finished goods ..................    $  398,503     $ 481,660
   Work-in-process .................       611,300       490,621
   Materials and supplies ..........       243,653       270,086
                                        ----------     ---------
                                        $1,253,456     1,242,367
                                        ==========     =========

                         ELECTRO-CATHETER CORPORATION

(4) PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consisted of the following:


                                                                    1998           1997
                                                                ------------   ------------
   Land .....................................................   $  38,400      $  38,400
   Building .................................................     153,597        153,597
   Building improvements ....................................     993,168        993,168
   Equipment ................................................   2,252,701      2,307,607
   Office furniture and equipment ...........................     534,232        534,232
   Leasehold improvements ...................................     340,382        340,382
   Sales equipment and diagnostic computers .................     589,348        587,348
    Capitalized leases ......................................     360,545        305,555
                                                                ---------      ---------
                                                                5,262,373      5,260,289
    Less accumulated depreciation and amortization ..........   4,608,921      4,482,626
                                                                ---------      ---------
   Net property, plant and equipment ........................   $ 653,452        777,663
                                                                =========      =========


(5) ACCRUED EXPENSES


     The components of accrued expenses consisted of the following:



                                                              1998          1998
                                                          -----------   -----------
   Accrued salaries, wages and payroll taxes ..........    $194,087      $287,933
    Other expenses ....................................     147,559       173,185
                                                           --------      --------
                                                           $341,646      $461,118
                                                           ========      ========


(6) DEFERRED REVENUES

     In June 1996, the Company received an advance of $300,000 from an unrelated company to perform research and development and pre-production planning for it. For services performed, the Company recognized $155,707 in revenues in 1996 and such amount was reported in net revenues in the statement of operations. The remaining $144,293 was recorded as deferred revenues in the accompanying 1996 balance sheet and was recognized as revenue in fiscal year 1997.


(7) SUBORDINATED DEBENTURES DUE TO THE T PARTNERSHIP

     On October 11, 1993, the Company entered into an agreement with The T Partnership, a related party, to borrow up to $1,000,000. Ervin Schoenblum, the Company's Acting President and a Director, and Abraham Nechemie, also a Director of the Company, are members of The T Partnership. On August 31, 1995, after the Company had drawn down all of the $1,000,000, the Company entered into an agreement with The T Partnership to borrow an additional $500,000 ("Lending Agreement"). In January 1996, the Company and The T Partnership agreed to a restructuring of its financing agreement. The T Partnership advanced an additional $200,000 to the Company and agreed to defer interest payments for a period of three months (interest payments were added to the outstanding principal on The T Partnership indebtedness) and in April 1997, the Company borrowed an additional $100,000 from The T Partnership under the same terms and conditions as its previous borrowing. The Company repaid $100,000 in fiscal year 1997. In September 1997, another $100,000 was advanced under this agreement. In December 1997, January 1998, May 1998 and in July 1998 the Company borrowed additional amounts from The T Partnership, in each case in the amount of $100,000, under promissory notes due in September 1999. The total indebtedness due to The T Partnership at August 31, 1998 was $2,247,125.

                         ELECTRO-CATHETER CORPORATION

(7) SUBORDINATED DEBENTURES DUE TO THE T PARTNERSHIP--(CONTINUED)

     The rate of interest on the debt is 12% per annum on any outstanding balance and is payable monthly. As of August 31, 1998 the Company owes The T Partnership $293,764 for monthly interest payments dating back to July 1997. The Company has sent the required interest payments to The T Partnership. The T Partnership has chosen not to tender such checks for payment. Therefore, the Company has considered the interest payments unpaid at August 31, 1998 and has reflected the amount as a liability on the accompanying 1998 balance sheet. Interest payments under this agreement continue to be required monthly, however, The T Partnership has agreed that the failure to make such monthly payments will not constitute an event of default, as defined in the agreement, and has agreed not to request acceleration of payment of this outstanding debt for the fiscal years 1997 and 1998 interest payments or, further, for any fiscal year 1999 interest payments. Principal payments of $25,000 scheduled to begin on September 1, 1996 have, pursuant to several waivers, with the latest received in October 1998, been deferred to September 1, 1999. The loan is secured by the Company's property, building, accounts receivable, inventories and machinery and equipment. The Company is to prepay the outstanding balance in the event the Company is merged into or consolidated with another corporation or the Company sells all or substantially all of its assets, unless The T Partnership and Company agree otherwise. The CCS merger agreement contemplates that the total indebtedness outstanding and due to The T Partnership plus interest accrued thereon (totaling approximately $2.5 million) shall be redeemed at the merger effective time by: (a) the issuance by the surviving subsidiary corporation in the merger (the "Surviving Subsidiary") to The T Partnership of an aggregate of 1,000 shares of Series A 9% preferred stock, no par value (the "Series A Preferred Stock") of the surviving subsidiary, which shares shall have a liquidation value equal to, and shall be issued in redemption of, $1.0 million of the indebtedness and shall be convertible into shares of the new combined company's Common Stock; (b) the delivery to The T Partnership of the new combined company's 9% conditional promissory note in the amount of $1.0 million pursuant to which the new combined company is obligated to pay only those amounts which are due but not paid to the holders of the Series A Preferred Stock, or in the event of certain other non-monetary defaults; and (c) the delivery to The T Partnership of a secured promissory note made by the new combined company in an amount not to exceed $1.3 million (which amount shall be the approximately remaining amount of Electro-Catheter's secured indebtedness to The T Partnership exclusive of the amount redeemed under (a) above), bearing interest at the rate of 12% per annum payable quarterly, the principal amount of which shall be due and payable three years from the date of execution of such note (the terms of the security for the note have yet to be agreed upon). As a result of the issuance of Series A Preferred Stock, The T Partnership shall be entitled to receive dividends. In addition, pursuant to the terms of the Merger Agreement, The T Partnership shall be entitled to reimbursement for cash advances provided to the Company in the amount of $200,000, or any greater amount as may be agreed to by the Company and CCS, in writing, which may have been extended by The T Partnership between May 1, 1998 and the completion of the merger for the purpose of operating capital.

     Under the provisions of the agreement with The T Partnership, the Company is obligated to comply with certain financial covenants, to be tested on a monthly basis. Non-compliance by the Company shall allow The T Partnership to declare an Event of Default and accelerate repayment of indebtedness. As of August 31, 1998, the Company was not in compliance with certain covenants. However, in October 1998, The T Partnership agreed not to exercise its right to accelerate the repayment of indebtedness through September 1, 1999 as a result of non-compliance with the aforementioned covenant and agreed to defer the principal payments due in the 1998 and 1999 fiscal years. The T Partnership has also agreed to a modification to one of the financial covenants. The Company is currently in compliance with such revised covenant.

                         ELECTRO-CATHETER CORPORATION

(7) SUBORDINATED DEBENTURES DUE TO THE T PARTNERSHIP--(CONTINUED)

     Under the provisions of the original agreement, The T Partnership was granted warrants which permit The T Partnership to purchase 166,667 shares of the Company's common stock at a price of $3.25 per share. The August 1995 agreement provides that The T Partnership surrender its warrants and be granted a new warrant to purchase 500,000 shares of the Company's common stock at a price of $0.9875 per share in exchange for the surrendered warrant. No additional warrants were issued as a result of subsequent borrowings. A value has been allocated to the warrants based upon their estimated fair market value at the date of the agreement. Such amount ($50,000) is amortized as additional interest expense over the term of the indebtedness. The unamortized balance is shown in other assets in the accompanying 1998 and 1997 balance sheets. The warrants are immediately exercisable and expire on August 1, 2001. As of August 31, 1998 these warrants remain outstanding.


(8) CAPITALIZED LEASE OBLIGATIONS


     The Company has entered into lease commitments for equipment that meet the requirements for capitalization. The equipment has been capitalized and shown in property, plant and equipment in the accompanying balance sheets (see Note
4). The related obligations are also recorded in the accompanying balance sheets and are based upon the present value of the future minimum lease payments with interest rates of 13.7% to 17.1%. The net book value of equipment acquired under capitalized lease obligations was $265,863 and $264,867, respectively, at August 31, 1998 and 1997.

     The annual maturities for capitalized lease obligations as well as subordinated debentures due to The T Partnership for the five years subsequent to August 31, 1998, are as follows:



   1999 ...............    $   73,279
   2000 ...............       377,227
   2001 ...............       377,729
   2002 ...............       338,501
   2003 ...............       303,157
   thereafter .........    $1,047,125


(9) OTHER DEBT


     The Company has borrowed $131,297 against the cash surrender value of a life insurance policy of the former Chairman of the Board of the Company. Interest on the loan is 6%. The loan plus accrued interest of $29,903 is recorded as a reduction in the policy's cash surrender value, which is included in other assets in the accompanying balance sheets.


(10) STOCK OPTIONS

     On May 20, 1987, the Company's stockholders approved the 1987 Incentive Stock Option Plan (the "1987 Plan"). Under the 1987 Plan, 225,000 shares of authorized but unissued shares of common stock, $.10 par value, of the Company were set aside to provide an incentive for officers and other key employees to render services and make contributions to the Company. Options may be granted at not less than their fair market value at the date of grant and are exercisable at such time provided by the grants during the five-year period beginning on the date of grant. On May 23, 1990, the Company's stockholders approved the 1990 Incentive Stock Option Plan (the "1990 Plan"). The terms of the 1990 Plan are substantially the same as the terms of the 1987 Plan. The 1990 Plan provides for the reservation of 225,000 shares of common stock for issuance thereunder.

                         ELECTRO-CATHETER CORPORATION

(10) STOCK OPTIONS--(CONTINUED)

     On July 15, 1992, the Company's stockholders approved the 1992 Incentive Stock Option Plan (the "1992 Plan"). The terms of the 1992 Plan are substantially the same as the terms of the 1987 and 1990 Plans. The 1992 Plan likewise provides for the reservation of 225,000 shares of common stock for issuance thereunder.

     On April 1, 1992, the Board of Directors adopted the 1992 Non-Qualified Stock Option Plan pursuant to which options to purchase 200,000 shares of common stock may be granted to directors, officers and key employees. Options may be granted at a price determined by the Board of Directors, but not less than 80% of the fair market value at the date of grant. Options are exercisable at such time provided by the grants, but each option granted shall terminate no longer than five years after the date of grant.

     In July 1994, the Company extended the expiration date of certain outstanding options held by two members of its Board of Directors. The extension, relating to a total of 44,500 shares of the Company's common stock, affected options having an exercise price per share of $.875 at the date of grant and a fair market value of $1.25 per share at the date of extension. The difference between the price at the date of grant and the fair market value at the date of the extension has been recorded as compensation expense and is being amortized over the extension period.


     In October 1994, the Board of Directors voted in favor of offering all employees, officers and directors holding options at a price greater than $1.00 per share the opportunity to have those options replaced by stock options at a price of $1.00 per share, representing the fair market value at that time. Accordingly, options to purchase 384,300 shares were terminated and an equal number of new options were issued, which is reflected in the table below. In addition, the Company also granted 25,000 stock options to the Company's Acting President at $1.00 per share.

     A summary of all stock option activity follows:


                                                NUMBER          OPTION
                                                  OF            PRICE
                                                SHARES        PER SHARE        TOTAL
                                              ----------   ---------------   ---------
   Year ended August 31, 1996:
    Granted ...............................     12,900      $ .81 -  .88       10,794
    Exercised .............................     23,500               .88       20,563
    Canceled or expired ...................    129,700        .81 - 5.00      330,231
   Outstanding at August 31, 1996 .........    350,000        .81 - 2.75      358,761
                                               =======      ============      =======
   Year ended August 31, 1997:
    Granted ...............................     23,500      $ .81 - 1.13       21,643
    Cancelled or expired ..................     22,300        .81 - 1.50       20,113
   Outstanding at August 31, 1997 .........    351,200        .81 - 2.75      353,791
                                               =======      ============      =======
   Year ended August 31, 1998:
    Cancelled or expired ..................     67,800      $ .81 - 2.25       67,261
   Outstanding at August 31, 1998 .........    283,400      $ .88 - 2.75      286,530
                                               =======      ============      =======



     Options to acquire 235,420 shares of common stock were exercisable at August 31, 1998.

     The per share weighted-average fair value of stock options granted during 1997 and 1996 was $.59 and $.55, respectively, on the date of grant using the Black Scholes option-pricing model with the

                         ELECTRO-CATHETER CORPORATION

(10) STOCK OPTIONS--(CONTINUED)

following weighted-average assumptions: expected dividend yield of 0.0%, risk-free interest rate of 5%, volatility factor of 73% and an expected life of 5 years. No options were granted during 1998. The Company applies APB Opinion No. 25 in accounting for its stock options and, accordingly, no compensation expense has been recognized for its stock options in the financial statements. Had the Company determined compensation cost based on the fair market value at the grant date for its stock options under SFAS No. 123, the Company's net income would not have been materially affected. The pro forma amounts are indicated below:



                                                  1998               1997              1996
                                            ----------------   ----------------   --------------
   Net loss--as reported ................     $ (1,077,317)      $ (1,354,942)      $ (892,940)
   Net loss--pro forma ..................       (1,081,509)        (1,357,590)        (893,624)
   Loss per share--as reported ..........     $      (0.17)      $      (0.21)      $    (0.14)
   Loss per share--pro forma ............     $      (0.17)             (0.21)           (0.14)



     In accordance with SFAS No. 123, pro forma net loss and loss per share data reflect only options granted in 1996 and subsequent years.

     Therefore, the full impact of calculating compensation expense for stock options under SFAS No. 123 is not reflected in the pro forma amounts presented above since compensation expense for options granted prior to September 1, 1995 was not considered.


(11) EMPLOYEE STOCK PURCHASE PLAN

     The Company has an Employee Stock Purchase Plan (the "Plan") which provides for the issuance of a maximum of 75,000 shares of the Company's common stock which were made available for sale under the Plan's first offering.


     After the first offering, subsequent offerings were made upon the recommendation of the committee administering the Plan. Common stock can be purchased through employee-authorized payroll deductions at the lower of 85% of the fair market value of the common stock on either the first or last day of trading of the stock during the calendar year. It is the intention of the Company that the Plan qualify under Section 423 of the Internal Revenue Code. The Company's Board of Directors authorized extension of the Plan to January 1, 1998. During 1998, 1997 and 1996, 6,778, 9,900, and 2,866 shares, respectively, were purchased under the Plan.


(12) PREFERRED STOCK, COMMON STOCK AND PAID-IN CAPITAL


     The Company is authorized to issue up to 1,000,000 shares of preferred stock. As of August 31, 1998, no preferred shares have been issued.

     In March 1995, The T Partnership purchased 571,500 shares of the Company's restricted common stock, $.10 par value, in a private placement at $.875 per share for gross proceeds of approximately $500,000. In connection with this private placement, the Company also issued to The T Partnership a purchase warrant to purchase 83,344 shares of the Company's common stock at an exercise price of $1.425 per share. This warrant will expire five years from the date of the agreement. Ervin Schoenblum, the Company's Acting President and director, and Abraham H. Nechemie, also a member of the Company's Board of Directors, are members of The T Partnership.

                         ELECTRO-CATHETER CORPORATION

(13) INCOME TAXES


     A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The valuation allowance for deferred tax assets as of August 31, 1998 was $3,426,000 as compared to $3,197,000 at August 31, 1997. The net change in the total valuation allowance for the year ended August 31, 1998 was an increase of $229,000 as compared to an increase of $142,000 at August 31, 1997.

     At August 31, 1998 and 1997, the tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities are as follows:



                                                                                1998           1997
                                                                            ------------   ------------
   Deferred tax assets:
    Inventories .........................................................   $ 99,000       $ 93,000
    Accounts receivable, due to allowance for doubtful accounts .........     49,000         23,000
    Contribution carryover ..............................................     25,000         25,000
    Compensated absences ................................................     31,000         31,000
    Federal and state net operating loss carryforwards ..................   2,653,000      2,390,000
    Research and development and investment tax credit
      carryforwards .....................................................    635,000        635,000
                                                                            ---------      ---------
     Total gross deferred tax assets ....................................   3,492,000      3,197,000
    Less valuation allowance ............................................   3,426,000      3,137,000
                                                                            ---------      ---------
    Net deferred tax assets .............................................     66,000         60,000
                                                                            ---------      ---------
   Deferred tax liabilities:
    Excess of tax over financial statement depreciation .................    (66,000)       (60,000)
                                                                            ---------      ---------
    Net deferred tax ....................................................   $    -0-            -0-
                                                                            =========      =========



     At August 31, 1998, the Company had available federal net operating loss carryforwards, research and development and investment tax credit carryforwards that expire as follows:




                        NET OPERATING           RESEARCH
     EXPIRATION              LOSS                 AND             INVESTMENT
        DATE            CARRYFORWARDS     DEVELOPMENT CREDITS     TAX CREDITS
--------------------   ---------------   ---------------------   ------------
      1999 .........     $        --             25,000                 --
      2000 .........              --            275,000             35,000
      2001 .........       4,417,000            246,000             43,000
      2002 .........       2,063,000                 --                 --
      2003 .........         690,000                 --                 --
      2004 .........         268,000                 --                 --
      2005 .........          46,000                 --                 --
      2006 .........         223,000                 --                 --
      2007 .........         454,000                 --                 --
      2008 .........         854,000             11,000                 --
      2009 .........       1,368,000                 --                 --
      2010 .........       1,178,000                 --                 --
      2011 .........         589,000                 --                 --
      2012 .........       1,435,000                 --                 --
      2013 .........       1,385,000                 --                 --
                         -----------            -------             ------
    Total ..........      14,970,000            557,000             78,000

                         ELECTRO-CATHETER CORPORATION

(14) SEGMENT DATA


     The Company operates in one business segment. Export sales were approximately $1,559,000 in 1998, $1,828,000 in 1997 and $2,324,000 in 1996.
The major areas of export sales are as follows:



REGION                            1998          1997           1996
---------------------------   -----------   ------------   ------------
   Asia ...................    $401,447     $ 448,507      $ 459,947
   Europe .................     926,026     1,201,036      1,592,469
   South America ..........      95,094        76,744        127,151
   Other ..................     100,819       101,750        144,724



(15) COMMITMENTS AND CONTINGENCIES

     (a) The Company has agreements to lease equipment for use in the operations of the business under operating leases. The Company incurred rental expenses of approximately $108,000 in 1998, $105,000 in 1997 and $116,000 in
1996.

     The following is a schedule of future minimum rental payments for operating leases which expire through 2001:



  1999 ...............    $ 9,166
  2000 ...............      5,016
  2001 ...............      2,090
                          -------
                          $16,272
                          =======



   (b) In September 1997, a Superior Court jury in Middlesex County, New
       Jersey found the Company liable for age discrimination in connection with its termination of an employee in April 1994. The jury awarded the terminated employee $283,000 plus attorney's fees and expenses and prejudgment interest in the combined amount of approximately $47,990. The Company also incurred legal costs from September 1996 through September 1997 in the amount of approximately $115,665. All of the aforementioned costs were recorded in the financial statements for the year ended August 31, 1997. The Company filed an appeal of the judgment.

       On April 8, 1998, the Company entered into a Settlement Agreement with the plaintiff. Under the key terms of the Settlement Agreement, the matter has been settled for the sum of $305,000 payable as follows: (i) by a lump sum payment of $65,000 within five business days of the date of the Settlement Agreement and (ii) the balance, bearing interest at the rate of 6% per annum, payable in monthly installments of $10,000, plus interest, commencing July 1, 1998. The Settlement Agreement provides that a default in any monthly payment which remains unpaid for a period of ten days allows the plaintiff to declare a default and accelerate the payment of the entire outstanding balance with interest. The Company has made the payments due to date on a timely basis.

   (c) The Company is also involved in certain claims and litigation arising in the normal course of business. Management believes, based on the opinion of counsel representing the Company in such matters, that the outcome of such claims and litigation will not have a material effect on the Company's financial position and results of operations.

   (d) The Company's products are classified as medical devices under the FDA Act and, as such, are subject to extensive regulatory compliance requirements. In February 1997, the FDA conducted an inspection and audit of the Company's facilities and practices as a result of which the FDA issued a warning letter (the "FDA Warning Letter") regarding noncompliance by Electro-Catheter Corporation with certain regulations regarding current good manufacturing practices ("cGMP") in the manufacture of its products. The areas of noncompliance include Electro-Catheter Corporation's methods of investigation of device complaints, methods of validation of device sterilization, environmental monitoring procedures, methods of validation of extrusion processes which are used in the manufacture of certain of Electro-Catheter Corporation's catheters and other quality assurance and record keeping requirements. Electro-Catheter Corporation has communicated with the FDA its intentions to remedy the noncompliance, has established a plan and timetable to effectuate such remediation and has diligently worked to take the necessary corrective actions. Electro-Catheter Corporation's actions have included the establishment of certain validation protocols, revisions of the Company's Quality System and Quality System Manual, the implementation of a program for environmental testing, the purchase of equipment for extrusion process validation and the institution of file and record keeping protocols. A subsequent FDA inspection in September 1997 indicated that while substantial progress had been made, not all corrective actions had been completed. The Company is continuing in its efforts to complete such actions and it is the Company's intention to inform the FDA before the end of 1998 that it has completed such

                         ELECTRO-CATHETER CORPORATION

(15) COMMITMENTS AND CONTINGENCIES--(CONTINUED)

       actions and is ready for reinspection. There can be no assurance, however, that the Company will be ready for such reinspection before the end of 1998 nor that the Company will pass any such reinspection when it occurs. The voluntary discontinuation of manufacturing of certain products and the delay in sales of other products has adversely affected sales by the Company. While the Company is currently under no restrictions by the FDA regarding the manufacture or sale of its products, the Company is unable to determine precisely the short-term economic impact of instituting the required corrective actions and there can be no assurance that the FDA will not take further action, including seizure of products, injunction and/or civil penalties, if the necessary corrective actions are not completed on a timely basis. Until all corrective actions required under the FDA Warning Letter have been taken, the FDA will not consider new products for approval. However, the Company's insufficient financing for research and development efforts over the last few years have limited its ability to produce new products and, consequently, no FDA approvals are currently sought.

   (e) Beginning in June 1998, international sales were adversely affected in Europe (approximately 21% and 17% of total revenues for the fiscal years 1996 and 1997, respectively) as the Company was not able to obtain the CE Mark certification on its products on a timely basis, in order to continue to sell into this market. Several months ago, the Company and CCS submitted an application requesting CE Mark certification for CCS to sell the Company's steerable line of catheters, as manufacturer, with the Company acting as vendor to CCS in such regard. The CE Mark certification was granted on October 26, 1998, and issued in the name of CCS. Upon the merger, the CE Mark will belong to CTG (see note 16). CCS and the Company plan on having product with the CE Mark available for shipment in early 1999. Applications for the CE Mark for many products of the Company have been submitted recently. However, there can be no assurance that the CE Mark for the additional products will be obtained, that the merger between CCS and the Company will be consummated or that the pre-June 1998 sales levels will be recaptured.

(16) THE PROPOSED MERGER

     On January 20, 1998, the Company entered into an Agreement and Plan of Reorganization with Cardiac Control Systems, Inc., a Delaware corporation located in Palm Coast, Florida, to effect a merger of the two companies targeted toward the development and marketing of advanced specialty electrophysiology products.

     Currently, the structure of the transaction contemplates the merger of a newly-created, wholly-owned subsidiary of CCS into and with the Company as a result of which the Company shall become a wholly-owned subsidiary of CCS and the stockholders of the Company will become stockholders of Catheter Technology Group, Inc. ("CTG"), a Delaware corporation and parent holding company of CCS, formed as part of a restructuring in connection with the merger. By virtue of the merger, each outstanding share of common stock, $.10 par value, of the Company will be converted into the right to receive one-fifth of a share of common stock, $.10 par value, of CTG (the "CTG Common Stock"). Pursuant to the restructuring, CTG will succeed to all rights and obligations of CCS and will become the successor issuer of CCS such that stockholders of CCS will become stockholders of CTG. Pursuant to the restructuring, it is intended that CCS will undergo a 1 for 5 reverse stock split reducing the number of shares of common stock, $.10 par value, of CCS outstanding to approximately 529,748 shares. By virtue of the merger, subsequent to the reverse stock split, each outstanding share of common stock, $.10 par value, of the Company will be converted into the right to receive one-fifth of a share of CTG Common Stock, effectively equal to an even exchange of shares prior to such reverse stock split. Upon consummation of the merger, CTG plans to issue stock in a public offering. It is expected that the merger will be accounted for using the purchase method of accounting as a reverse acquisition with the Company deemed to be the accounting acquiror as its stockholders will receive the largest portion of the voting rights in CTG. Accordingly, the Company has deferred costs associated with the merger. If the merger is not consummated, such cost will be recognized as expense in that period.

     Consummation of the merger is subject, among other things, to: (i) raising sufficient capital to support the product development efforts of both companies; (ii) declaration of the effectiveness of the

                         ELECTRO-CATHETER CORPORATION

(16) THE PROPOSED MERGER--(CONTINUED)

registration statement filed with the Securities and Exchange Commission in connection with the merger; (iii) the approval of the merger and the transactions contemplated thereby by the stockholders of Electro-Catheter Corporation and CCS; and (iv) the receipt of all required regulatory approvals by the two companies.

     The merger is scheduled to be completed on or about November 1998, although there is no assurance the merger will be completed.

                                                                    SCHEDULE II




                         ELECTRO-CATHETER CORPORATION

                       VALUATION AND QUALIFYING ACCOUNTS

                  YEARS ENDED AUGUST 31, 1998, 1997 AND 1996



                                                                        ADDITION CHARGED
                                                      BALANCE AT          TO COST AND                      BALANCE AT
DESCRIPTION                                       BEGINNING OF YEAR         EXPENSES        WRITE-OFFS     END OF YEAR
----------------------------------------------   -------------------   -----------------   ------------   ------------
1998 Allowance for doubtful accounts .........         $152,070              71,228             9,709       213,589
1997 Allowance for doubtful accounts .........         $ 15,000             142,848             5,778       152,070
1996 Allowance for doubtful accounts .........         $ 76,796              39,383           101,179        15,000

--------------------------------------------------------------------------------

     PROSPECTIVE INVESTORS MAY RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NEITHER CATHETER TECHNOLOGY GROUP, INC., CARDIAC CONTROL SYSTEMS, INC. NOR ELECTRO-CATHETER CORPORATION HAS AUTHORIZED ANYONE TO PROVIDE PROSPECTIVE INVESTORS WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SECURITIES.

                       -----------------------------------

     UNTIL , 1998, ALL DEALERS THAT BUY, SELL OR TRADE THE SHARES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

--------------------------------------------------------------------------------

                                  COMMON STOCK

                            MAXIMUM--650,000 SHARES
                            MINIMUM--390,245 SHARES



                                   CATHETER
                                  TECHNOLOGY
                                  GROUP, INC.



                      -----------------------------------
                                   PROSPECTUS
                      -----------------------------------



                                       , 1998

--------------------------------------------------------------------------------

                                     PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Registrant's Bylaws and the Delaware General Corporation Law ("DGCL") provide for indemnification of directors and officers against certain liabilities. Pursuant to Registrant's Bylaws, officers and directors are indemnified against expenses actually and reasonably incurred in connection with threatened, pending or completed proceedings, whether civil, criminal or administrative, to which an officer or director is, was or is threatened to be made a party by reasons of the fact that he or she is or was an officer, director, employee or agent of Registrant. Registrant may advance expenses in connection with defending any such proceeding, provided the indemnitee undertake to repay any such amounts if it is later determined that he or she was not entitled to be indemnified by Registrant.

     Each member of Registrant's Board of Directors has entered into an indemnification agreement with Registrant. The terms of indemnification and advancement of expenses follow the indemnification and expense advancement provisions of the DGCL. In addition, the indemnitee under the agreement is entitled to indemnification against all expenses actually and reasonably incurred by him or on his behalf in connection with serving as a witness in any proceeding (as defined in the agreements) by virtue of his status with Registrant. The agreements also provide a procedural mechanism under which the indemnitee can claim and obtain indemnification, including a procedure for the Board or independent counsel to determine entitlement to indemnification under specific situations. In the event the indemnitee does not receive the indemnification to which he would otherwise be entitled under the terms of the agreement, the indemnitee is entitled to seek a judicial determination. In the event an indemnitee seeks a judicial adjudication to enforce his rights under, or to recover damages for breach of, the agreement, he is entitled to recover from Registrant his reasonable legal fees and other expenses in connection with the legal proceeding, subject to proration in the event the amount of the award is less than the amount of indemnification sought.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

   Registration fee ........................................       $   1,175
   NASD Fee ................................................       $   5,000
   Philadelphia Exchange listing fee .......................       $   7,500*
   Printing and engraving expenses .........................       $  20,000*
   Accounting fees and expenses ............................       $  40,000*
   Legal fees and expenses .................................       $ 100,000*
   Blue sky fees and expenses ..............................       $  12,000*
   Transfer agent, escrow agent and registrar fees .........       $   3,500*
   Non-Accountable expense allowance .......................       $  99,000*(1)
   Miscellaneous ...........................................       $  11,825
                                                                   ------------
   Total ...................................................       $300,000.00
                                                                   ============

----------------
 *  Estimated expenses.
(1) Assumes gross offering proceeds of $3.3 million.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

     None.

ITEM 27. EXHIBITS

     The following Exhibits are filed as part of this Registration Statement:


 EXHIBIT
 NUMBER    DESCRIPTION                                      INCORPORATED BY REFERENCE TO
--------   ----------------------------------------------   ---------------------------------------------
   2.0     Agreement of Merger and Plan of                  Included as Appendix B in the Joint Proxy
           Reorganization, dated as of September 23,        Statement/Prospectus filed as part of a
           1998 by and between Registrant, Cardiac          Form S-4 Registration Statement, File
           Control Systems, Inc. ("Cardiac") and CTG        No. 333-65603 (thereafter referred to as the
           Merger Sub, Inc.                                 "Form S-4").

   2.1     Agreement and Plan of Reorganization,            Included as Appendix A in the Joint Proxy
           dated as of January 20, 1998 among Cardiac,      Statement/Prospectus in the Form S-4.
           CCS Subsidiary, Inc. and Electro-Catheter
           Corporation ("Electro").

   2.2     First Amendment to Agreement and Plan of         Included as Appendix A1 in the Joint Proxy
           Reorganization, dated as of May 5, 1998.         Statement/Prospectus in the Form S-4.

   2.3     Second Amendment to Agreement and Plan           Included as Appendix A2 in the Joint Proxy
           of Reorganization, dated as of August 7,         Statement/Prospectus in the Form S-4.
           1998.

   2.4     Third Amendment to Agreement and Plan            Included as Appendix A3 in the Joint Proxy
           of Reorganization, dated as of September 4,      Statement/Prospectus in the Form S-4.
           1998.

   2.5     Form of Plan of Merger, Exhibit 1.2 to the       Included as Exhibit 1.2 to Appendix A to
           Agreement and Plan of Reorganization.            the Joint Proxy Statement/Prospectus in the
                                                            Form S-4.

   2.6     Form of Fourth Article to Certificate of         Included as Exhibit 1.4 to Appendix A to
           Incorporation of Electro, Exhibit 1.4 to the     the Joint Proxy Statement/Prospectus in the
           Agreement and Plan of Reorganization.            Form S-4.

   2.7     Form of Voting Agreement, Exhibit 5.1 to         Included as Exhibit 5.1 to Appendix A to
           the Agreement and Plan of Reorganization.        the Joint Proxy Statement/Prospectus in the
                                                            Form S-4.

   2.8     Form of Electro Affiliate Agreement,             Included as Exhibit 5.2 to Appendix A to
           Exhibit 5.2 to the Agreement and Plan of         the Joint Proxy Statement/Prospectus in the
           Reorganization.                                  Form S-4.

   2.9     Form of Conditional Promissory Note              Included as Exhibit 6.16(b) to Appendix A
           between the Registrant and The                   to the Joint Proxy Statement/Prospectus in
           T Partnership, Exhibit 6.16(b) to the            the Form S-4.
           Agreement and Plan of Reorganization.

  2.10     Form of Secured Promissory Note between          Included as Exhibit 6.16(c) to Appendix A
           Registrant and The T Partnership,                to the Joint Proxy Statement/Prospectus in
           Exhibit 6.16(c) to the Agreement and Plan        the Form S-4.
           of Reorganization.

   3.0     Certificate of Incorporation of the              Exhibit 3.0 to the Form S-4.
           Registrant.

   3.1     Bylaws of the Registrant.                        Exhibit 3.1 to the Form S-4.

   3.2     Certificate of Incorporation of Cardiac, as      Exhibit 3.2 to the Form S-4.
           amended.

   3.3     Restated Bylaws of Cardiac, as amended.          Exhibit 3.3 to the Form S-4.

 EXHIBIT
 NUMBER    DESCRIPTION                                      INCORPORATED BY REFERENCE TO
--------   ----------------------------------------------   ---------------------------------------------
   3.4     Certificate of Incorporation of Electro, as      Exhibits 3(a) and 3(b) to Electro's
           amended.                                         Form 10-K for the Year Ended August 31,
                                                            1997. File No. 0-7578.

   3.5     Amended and Restated By-laws of Electro.         Exhibit 3(c) to Electro's Form 10-K for the
                                                            Year Ended August 31, 1997. File
                                                            No. 0-7578.

   4.0     Form of Specimen Certificate of Registrant's     Filed Herewith.
           Common Stock.

   4.1     Form of Common Stock Certificate of              Exhibit 4.0 to Form S-1 Registration
           Cardiac.                                         Statement filed on March 2, 1995,
                                                            Registration No 33-89938.

   4.2     Form of Sales Representative Stock Option        Exhibit 4.13 to Form 10-Q for the Quarter
           Agreement                                        Ended September 30, 1988, File No. 0-14653.

   4.3     Cardiac 5% Convertible Debenture due             Exhibit 4.15 to Form 8-K Current Report
           October 31, 1999                                 dated October 11, 1994, File No. 0-14653.

   4.4     Cardiac Combined 1987-1992. Non-Qualified        Exhibit 4.8 to Amendment No. 1 to
           Stock Option Plan.                               Form S-1 Registration Statement filed on
                                                            April 17, 1995, Registration No. 33-89938.

   4.5     Cardiac Stock Purchase Warrant dated             Exhibit 4.1 to Form 8-K Current Report,
           March 31, 1995 in favor of Sirrom Capital        dated March 31, 1995, File No. 0-14653.
           Corporation.

   4.6     Cardiac Stock Purchase Warrant, dated            Exhibit 4.2 to Form 8-K Current Report,
           March 31, 1995 in favor of Dow Corning           dated March 31, 1995, File No. 0-14653.
           Enterprises, Inc.

   4.7     Cardiac Stock Purchase Warrant, dated            Exhibit 4.6 to Cardiac's Form 10-KSB for the
           October 15, 1995 in favor of Sirrom Capital      Year Ended March 31, 1996, File
           Corporation.                                     No. 0-14653.

   4.8     Cardiac Stock Purchase Warrant, dated            Exhibit 4.7 to Cardiac's Form 10-KSB for the
           March 29, 1996 in favor of Grupo Taper,          Year Ended March 31, 1996, File
           S.A.                                             No. 0-14653.

   4.9     Cardiac Stock Purchase Warrant, dated            Exhibit 4.2 to Cardiac's Form 8-K Current
           June 6, 1997 in favor of Sirrom Capital          Report, dated June 13, 1997, File
           Corporation.                                     No. 0-14653.

  4.10     Cardiac Stock Purchase Warrant, dated            Exhibit 4.1 to Cardiac's Form 8-K Current
           June 13, 1997 in favor of Coast Business         Report, dated June 13, 1997, File
           Credit.                                          No. 0-14653.

  4.11     Cardiac 8% Convertible Debenture due             Exhibit 4.0 to Cardiac's Form 10-QSB for
           April 24, 2003.                                  the Quarter Ended June 30, 1998, File
                                                            No. 0-14653.

  4.12     Cardiac Stock Purchase Warrant, dated            Exhibit 4.12 to the Form S-4.
           August 26, 1998 in favor of International
           Holdings, Inc.

  4.13     Cardiac Stock Purchase dated August 27,          Exhibit 4.13 to the Form S-4.
           1998 in favor of Greenberg Traurig, P.A.

  4.14     Electro's 1984 Employee Stock Purchase           Exhibit to Electro's Form 10-Q for the
           Plan.                                            Quarter Ended February 9, 1984, File
                                                            No. 0-7578.

 EXHIBIT
 NUMBER    DESCRIPTION                                     INCORPORATED BY REFERENCE TO
--------   ---------------------------------------------   ----------------------------------------------
  4.15     Electro's 1987 Incentive Stock Option Plan.     Exhibit 10(k) to Electro's Form 10-K for the
                                                           Year Ended August 31, 1987, File
                                                           No. 0-7578.

  4.16     Electro's 1990 Incentive Stock Option Plan.     Exhibit to Electro's Form 10-Q for the
                                                           Quarter Ended May 31, 1990, File
                                                           No. 0-7578.

  4.17     Electro's 1992 Incentive Stock Option Plan.     Exhibit 10(j) to Electro's Form 10-K for the
                                                           Year Ended August 31, 1992, File
                                                           No. 0-7578.

   5.0     Form of Legal Opinion of Greenberg              Previously Filed.
           Traurig, P.A.

   8.0     Form of Tax Opinion of Greenberg Traurig,       Exhibit 8.0 to the Form S-4.
           P.A.

   8.1     Form of Tax Opinion of Saiber Schlesinger       Exhibit 8.1 to the Form S-4.
           Satz & Goldstein, LLC.

  10.0     License Agreement between Hughes/               Exhibit 10.1 to Cardiac's Form 10-Q for the
           Bertolet and Cardiac.                           Quarter Ended September 30, 1986, File
                                                           No. 0-14653.

  10.1     Settlement Agreement and Release between        Exhibit 10.2 to Cardiac's Form 10-K for the
           Applied Cardiac Electro-physiology and          Year Ended March 31, 1990, File
           Cardiac.                                        No. 0-14653.

  10.2     Amended and Restated License Agreement          Exhibit 10.19 to Cardiac's Form 8-K Current
           between Sulzer Intermedics Inc. and             Report dated April 2, 1993, File No. 0-14653.
           Cardiac, dated April 2, 1993.

  10.3     Amended and Restated Supply Contract            Exhibit 10.20 to Cardiac's From 8-K Current
           between Sulzer Intermedics Inc. and             Report dated April 2, 1992, File No. 0-14653.
           Cardiac, dated April 2, 1993.

  10.4     Employment Agreement between Bart C.            Exhibit 10.24 to Cardiac's Form 8-K Current
           Gutekunst and Cardiac, dated October 13,        Report dated October 11, 1994, File
           1994.                                           No. 0-14653.

  10.5     Employment Agreement between Alan J.            Exhibit 10.25 to Cardiac's Form 8-K Current
           Rabin and Cardiac, dated October 13, 1994.      Report dated October 11, 1994, File
                                                           No. 0-14653.

  10.6     Employment Agreement between Robert S.          Exhibit 10.12 to Cardiac's Form 10-Q for the
           Miller and Cardiac, dated December 12,          Quarter Ended December 31, 1994, File
           1994.                                           No. 0-14653.

  10.7     Agreement between LEM Biomedica, s.r.l.         Exhibit 10.13 to Cardiac's Form 10-Q for the
           and Cardiac, dated October 1, 1994.             Quarter Ended December 31, 1994, File
                                                           0-14653.

  10.8     Agreement between Cardiac and Alan J.           Exhibit 10.12 to Form S-1 Registration
           Rabin and Bart C. Gutekunst dated July 1,       Statement of Cardiac filed on March 2, 1995,
           1994.                                           Registration No. 33-89938.

  10.9     Form of Indemnification Agreement               Exhibit 10.13 to Form S-1 Registration
           between Cardiac and each Director,              Statement of Cardiac filed on March 2, 1995,
           executed December 1994.                         Registration No. 33-89938.

 10.10     Employment Agreement between Robert R.          Exhibit 10.14 to Form S-1 Registration
           Brownlee and Cardiac dated as of                Statement of Cardiac filed on March 2, 1995,
           October 1, 1994.                                Registration No. 33-89938.

 EXHIBIT
 NUMBER    DESCRIPTION                                      INCORPORATED BY REFERENCE TO
--------   ----------------------------------------------   -------------------------------------------
 10.11     Loan and Security Agreement between              Exhibit 10.1 to Cardiac's Form 8-K Current
           Cardiac and Sirrom Capital Corporation,          Report, dated March 31, 1995, File
           dated March 31, 1995.                            No. 0-14653.

 10.12     $1,500,000 Secured Promissory Note in favor      Exhibit 10.2 to Cardiac's Form 8-K Current
           of Sirrom Capital.                               Report, dated Corporation, dated March 31,
                                                            1995. March 31, 1995, File No. 0-14653.

 10.13     Mortgage, Assignment of Rents and Leases,        Exhibit 10.3 to Cardiac's Form 8-K Current
           and Security and Leases, and Security            Report, dated March 31, 1995, File
           Capital Corporation, dated March 31, 1995.       No. 0-14653.

 10.14     Second Mortgage and Security Agreement in        Exhibit 10.4 to Cardiac's Form 8-K Current
           favor of Dow Corning Enterprises, Inc.,          Report, dated March 31, 1995, File
           dated March 31, 1995.                            No. 0-14653.

 10.15     Subordination Agreement between Cardiac          Exhibit 10.5 to Cardiac's Form 8-K Current
           Sirrom Capital Corporation, and the              Report, dated March 31, 1995, File
           Debenture holders, dated March 31, 1995.         No. 0-14653.

 10.16     Promissory Note and Security Agreement           Exhibit 10.16 to Cardiac's Form 10-QSB for
           between Sulzer Intermedics Inc. and Cardiac      the Quarter ended September 30, 1995, File
           dated October 20, 1995.                          No. 0-14653.

 10.17     Amendment 2 to Supply Contract between           Exhibit 10.17 to Cardiac's Form 10-QSB for
           Sulzer Intermedics Inc. and Cardiac, dated       the Quarter ended September 30, 1995, File
           October 20, 1995.                                No. 0-14653.

 10.18     Amendment 2 to License Agreement                 Exhibit 10.18 to Cardiac's Form 10-QSB for
           between Sulzer Intermedics Inc. and              the Quarter ended September 30, 1995, File
           Cardiac, dated October 20, 1995.                 No. 0-14653.

 10.19     Distribution Agreement between Grupo             Exhibit 10.19 to Cardiac's Form 10-QSB for
           Taper S.A. and Cardiac, dated December 20,       the Quarter ended December 31, 1995, File
           1995.                                            No. 0-14653.

 10.20     Distribution Agreement between LEM               Exhibit 10.20 to Cardiac's Form 10-QSB for
           Biomedica s.r.l. and Cardiac, dated              the Quarter ended September 30, 1996, File
           October 1, 1996.                                 No. 0-14653.

 10.21     Security Agreement and Secured Promissory        Exhibit 10.21 to Cardiac's Form 10-QSB for
           Note between Bart C. Gutekunst and               the Quarter ended December 31, 1996, File
           Cardiac, dated October 28, 1996.                 No. 0-14653.

 10.22     Security Agreement and Secured Promissory        Exhibit 10.22 to Cardiac's Form 10-QSB for
           Note between Bart C. Gutekunst and               the Quarter ended December 31, 1997, File
           Cardiac, dated March 24, 1997.                   No. 0-14653.

 10.23     Security Agreement and Secured Promissory        Exhibit 10.23 to Cardiac's Form 10-QSB for
           Note between Alan J. Rabin and Cardiac,          the Quarter ended June 30, 1997, File
           dated April 15, 1997.                            No. 0-14653.

 10.24     Security Agreement and Secured Promissory        Exhibit 10.24 to Cardiac's Form 10-QSB for
           Note Between Bart C. Gutekunst and               the Quarter ended June 30, 1997, File
           Cardiac, dated April 21, 1997.                   No. 0-14653.

 10.25     Loan and Security Agreement Coast                Exhibit 10.1 to Cardiac's Form 8-K Current
           Business Credit and Cardiac, dated June 13,      Report, dated June 13, 1997, File
           1997.                                            No. 0-14653.

 10.26     $300,000 Secured Promissory Note of              Exhibit 10.2 to Cardiac's Form 8-K Current
           Cardiac to Coast Business Credit, dated          Report, dated June 13, 1997, File
           June 13, 1997.                                   No. 0-14653.

 EXHIBIT
 NUMBER    DESCRIPTION                                         INCORPORATED BY REFERENCE TO
--------   -------------------------------------------------   ---------------------------------------------
 10.27     $500,000 CAPEX Promissory Note of                   Exhibit 10.3 to Cardiac's Form 8-K Current
           Cardiac to Coast Business Credit, dated             Report, dated June 13, 1997, File
           June 13, 1997.                                      No. 0-14653.

 10.28     Intercreditor and Subordination Agreement           Exhibit 10.4 to Cardiac's Form 8-K Current
           between Coast Business Credit and Sirrom            Report, dated June 13, 1997, File
           Capital Corporation.                                No. 0-14653.

 10.29     Mortgage and Security Agreement between             Exhibit 10.5 to Cardiac's Form 8-K Current
           Cardiac and Coast Business Credit.                  Report, dated June 13, 1997, File
                                                               No. 0-14653.

 10.30     Security Agreement (Intellectual Property)          Exhibit 10.6 to Cardiac's Form 8-K Current
           between Cardiac and Coast Business Credit.          Report, dated June 13, 1997, File
                                                               No. 0-14653.

 10.31     Grant of Security Interest Patents in favor of      Exhibit 10.7 to Cardiac's Form 8-K Current
           Coast Business Credit.                              Report, dated June 13, 1997, File
                                                               No. 0-14653.

 10.32     Amendment to Employment Agreement                   Exhibit 10.32 to the Form S-4.
           between Alan J. Rabin and Cardiac,
           effective as of May 1, 1996.

 10.33     Amendment to Loan Documents and                     Exhibit 10.0 to Cardiac's Form 10-QSB for
           Secured Promissory Note between Cardiac             the Quarter Ended June 30, 1998, File
           and Coast Business Credit, dated June 11,           No. 0-14653.
           1998.

 10.34     Promissory Note in Favor of Minrad, Inc.,           Exhibit 10.34 to the Form S-4.
           dated July 29, 1998.

 10.35     Promissory Note in Favor of Minrad, Inc.,           Exhibit 10.35 to the Form S-4.
           dated August 13, 1998.

 10.36     Promissory Note in Favor of International           Exhibit 10.36 to the Form S-4.
           Holdings, Inc., dated October 6, 1998.

 10.37     Promissory Note in favor of Greenberg               Exhibit 10.37 to the Form S-4.
           Traurig, P.A. dated August 27, 1998.

 10.38     Amendment to Loan and Security                      Exhibit 10.38 to the Form S-4.
           Agreement between Cardiac and Coast
           Business Credit, dated September 15, 1998.

 10.39     Indemnification Agreement between                   Exhibit 10.39 to the Form S-4.
           Registrant and Alan J. Rabin, dated as of
           September 23, 1998.

 10.40     Agreement between Electro and The                   Exhibit 10(j) to Electro's Form 10-K for the
           T Partnership, dated October 11, 1993.              Year Ended August 31, 1993, File
                                                               No. 0-7578.

 10.41     Amendment to Agreement between Electro              Exhibit 10(l) to Electro's Form 10-K for the
           and The T Partnership, dated November 21,           Year Ended August 31, 1995, File
           1994.                                               No. 0-7578.

 10.42     Lending Agreement between Electro and               Exhibit 10(m) to Electro's Form 10-K for the
           the T Partnership, dated August 31, 1995.           Year Ended August 31, 1995, File
                                                               No. 0-7578.

 10.43     Composite Modification Agreement between            Exhibit 10(n) to Electro's Form 10-K for the
           Electro and The T Partnership, dated                Year Ended August 31, 1996, File
           January 1, 1996.                                    No. 0-7578.

 EXHIBIT
 NUMBER    DESCRIPTION                                      INCORPORATED BY REFERENCE TO
--------   ----------------------------------------------   ---------------------------------------------
 10.44     Composite Modification Agreement between         Exhibit 10(i) to Electro's Form 10-K for the
           Electro and The T Partnership, dated             Year Ended August 31, 1997, File
           October 23, 1997.                                No. 0-7578.


 10.45     Letter of Intent to Merger between Electro       Exhibit 10(j) to Electro's Form 10-K for the
           and Cardiac, dated October 23, 1997.             Year Ended August 31, 1997, File
                                                            No. 0-7578.

  21.0     Subsidiaries of Registrant.                      Previously Filed.

  23.0     Consent of BDO Seidman, LLP (relating to         Filed Herewith.
           financial statements of Registrant).

  23.1     Consent of BDO Seidman, LLP (relating to         Filed Herewith.
           financial statements of Cardiac Control
           Systems, Inc.).

  23.2     Consent of KPMG Peat Marwick, LLP                Filed Herewith.
           (relating to financial statements of Electro-
           Catheter Corporation).

  23.3     Consent of Greenberg Traurig, P.A.               Included in Exhibit 5.0.

  23.4     Consent of Saiber Schlesinger Satz &             Included in Exhibit 8.1 to the Form S-4.
           Goldstein, LLC.

  23.5     Consent of Compass Capital Partners, Ltd.        Exhibit 23.4 to the Form S-4.

  27.0     Financial Data Schedule (for SEC use only).      Filed Herewith

  99.0     Form of Proxy of Electro.                        Exhibit 99.0 to the Form S-4.

  99.1     Form of Proxy of Cardiac.                        Exhibit 99.1 to the Form S-4.

  99.2     Opinion of Compass Capital Partners, Ltd.        Included as Appendix D in the Joint Proxy
                                                            Statement/Prospectus in the Form S-4.

  99.3     Form of Escrow Agreement.                        Filed Herewith.

  99.4     Form of Subscription Agreement.                  Filed Herewith



ITEM 28. UNDERTAKINGS.


     RULE 415 OFFERING. The undersigned Registrant hereby undertakes that if the securities registered pursuant to this registration statement are offered or sold pursuant to Rule 415, Registrant will: (1) file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to: (i) include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent (20%) change and the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) include any additional or changed material information; (2) for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement relating to the securities offered, and the offering of the securities at that time to be the initial BONA FIDE offering; and (3) file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     REQUEST FOR ACCELERATION OF EFFECTIVE DATE. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suite or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The small business issuer will: (1) for determining any liability under the Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(l) or
(4) or 497(h) under the Act as part of this registration statement as of the time the Commission declared it effective; and (2) for determining any liability under the Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                  SIGNATURES


     In accordance with the requirements of the Securities Act, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this amendment to registration statement to be signed on its behalf by the undersigned in the City of Palm Coast, State of Florida, on the 10th day of November, 1998.


                                  CATHETER TECHNOLOGY GROUP, INC.

                                  By: /s/ ALAN J. RABIN
                                          -------------------------------------
                                          Alan J. Rabin
                                          President and Chief Executive Officer

                               POWER OF ATTORNEY


     Each person whose signature appears below hereby constitutes and appoints Alan J. Rabin such person's true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for such person and in such person's name, place and stead, in any and all capacities, to sign on any or all amendments (including post-effective amendments) to the registration statement on Form SB-2 of Catheter Technology Group, Inc., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this amendment to registration statement has been signed on the 10th day of November, 1998, by the following persons in the capacities indicated:



          SIGNATURE                                     TITLE
-----------------------------   -----------------------------------------------------
*   BART C. GUTEKUNST           Nominee for Director and Chairman of the Board
    ------------------------
    Bart C. Gutekunst

/s/ ALAN J. RABIN               President and Chief Executive Officer and a Director
    ------------------------
    Alan J. Rabin

                                Director Nominee
    ------------------------
    Tracey E. Young

*   WILLIAM H. BURNS            Director Nominee
    ------------------------
    William H. Burns

*   LARRY G. HAIMOVITCH         Director Nominee
    ------------------------
    Larry G. Haimovitch

*   ROBERT T. RYLEE             Director Nominee
    ------------------------
    Robert T. Rylee

               SIGNATURE                                        TITLE
--------------------------------------   --------------------------------------------------
*   -------------------------            Director Nominee
    Augusto Ocana

/s/ W. ALAN WALTON                       Executive Vice President, Chief Operating Officer
    -------------------------            (Principal Financial and Accounting Officer)
    W. Alan Walton

*   ERVIN SCHOENBLUM                     Director Nominee
    -------------------------
    Ervin Schoenblum

*   ABRAHAM NECHEMIE                     Director Nominee
    -------------------------
    Abraham Nechemie

* BY: /s/ ALAN J. RABIN
          -------------------------------
          Alan J. Rabin, Attorney-In-Fact

                               INDEX TO EXHIBITS

                                                                                              SEQUENTIALLY
 EXHIBIT                                                                                        NUMBERED
  NUMBER    DESCRIPTION                                                                           PAGE
---------   ------------------------------------------------------------------------------   -------------
    4.0     Form of Specimen Certificate of Registrant's Common Stock.

   23.0     Consent of BDO Seidman, LLP (relating to financial statements of Registrant).

   23.1     Consent of BDO Seidman, LLP (relating to financial statements of Cardiac
            Control Systems, Inc.).

   23.2     Consent of KPMG Peat Marwick, LLP (relating to financial statements of
            Electro-Catheter Corporation).

   27.0     Financial Data Schedule (for SEC use only).

   99.3     Form of Escrow Agreement.

   99.4     Form of Subscription Agreement.